                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-100403




                                   PROSPECTUS


                                93,083,768 SHARES

                         ADVANCED VIRAL RESEARCH CORP.

                                  COMMON STOCK


         This prospectus may be used only in connection with the resale of 93,083,768 shares of common stock of Advanced Viral Research Corp. by the selling shareholders listed on page 53 of this prospectus.

         Our common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ADVR." On October 25, 2002, the high and low bid prices for the common stock on the Bulletin Board were $0.091 and $0.088 per share, respectively.

         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is October 30, 2002.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................     1
SUMMARY FINANCIAL DATA............................................................................................     4
RISK FACTORS......................................................................................................     5
ABOUT THIS PROSPECTUS.............................................................................................    10
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...................................................................    11
WHERE TO FIND MORE INFORMATION....................................................................................    11
USE OF PROCEEDS...................................................................................................    11
MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK AND RELATED SHAREHOLDER MATTERS.................................    12
CAPITALIZATION....................................................................................................    13
SELECTED CONSOLIDATED FINANCIAL DATA..............................................................................    14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................    16
DESCRIPTION OF BUSINESS...........................................................................................    28
MANAGEMENT........................................................................................................    44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................................................................    54
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................................    54
SELLING SHAREHOLDERS..............................................................................................    56
PLAN OF DISTRIBUTION..............................................................................................    58
DESCRIPTION OF COMMON STOCK.......................................................................................    59
LEGAL MATTERS.....................................................................................................    59
EXPERTS...........................................................................................................    60
DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......    60
INDEX TO FINANCIAL STATEMENTS.....................................................................................   F-1
PART II  .........................................................................................................  II-1
INFORMATION NOT REQUIRED IN THE PROSPECTUS........................................................................  II-1
SIGNATURES........................................................................................................ II-11

         You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                               PROSPECTUS SUMMARY

         This summary highlights information about the offering and Advanced Viral Research Corp. which we believe will be most important to you. However, you should read the entire prospectus for a complete understanding of the offering and our business.

THE COMPANY

         Advanced Viral Research Corp. was formed in July 1985 to engage in the production and marketing, promotion and sale of a pharmaceutical drug known by the trademark Reticulose(R). In addition to Reticulose(R), which has been used exclusively with our original formulation, we have developed a new or current formulation which has been designated only by its generic name Product R. As used in this prospectus, the term "Product R" refers to the current formulation as well as the prior formulation of the pharmaceutical drug known as Reticulose(R). Product R may be employed in the treatment of certain viral and autoimmune diseases such as:

         - Human immunodeficiency virus, or HIV, including acquired immune deficiency syndrome, or AIDS;

         - Human papilloma virus, or HPV, which causes genital warts and may lead to cervical cancer;

         - Cachexia (body wasting) in patients with solid cancers, leukemias and lymphomas; and

         -        Rheumatoid arthritis.

         Our operations over the last five years have been limited principally to research, testing and analysis of Product R in the United States, either in vitro (outside the living body in an artificial environment, such as in a test tube), or on animals, and engaging others to perform testing and analysis of Product R on human patients outside the United States. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. Our Phase 1 study was performed in the United States on human volunteers. In March 2002, we completed the Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. Currently, we do not have sufficient funds available to pursue Phase 2 clinical trials of Product R as a topical treatment for genital warts caused by the HPV infection.

         In June 2002 the Israeli Ministry of Health approved the testing of Product R in the following injectable clinical trials:

         - Phase 1/Phase 2/ Study in Cachectic Patients Needing Salvage Therapy for AIDS. The Israeli Ministry of Health has approved these clinical trials for cachectic patients who have failed highly active anti-retroviral therapy (HAART) and require salvage therapy. We believe that Product R may have three major beneficial effects in patients with AIDS: First, its therapeutic effects on the body wasting (cachexia) seen in patients with AIDS. Second, the mitigation of the toxicity of drugs included in HAART regimens for the treatment of AIDS. Third, the synergistic activity with drugs used in HAART regimens to suppress the replication of HIV and increase the CD4 and CD8 cell counts in patients with AIDS. Thus, we believe that Product R may prove to be an important "enabler" drug in the treatment of AIDS.

         - Phase 1 Study in Cachectic Patients with Leukemia and Lymphoma. The supreme medical ethics committee (Helsinki Committee) of the Israeli Ministry of Health has approved this clinical trial for the study of the treatment with injectable Product R of cachectic patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin's disease and non-Hodgkin's lymphoma, who also manifest symptoms of cachexia, that is, severe weight loss and body wasting.

         - Phase 1 Study in Cachectic Patients with Solid Tumors. The Israeli Ministry of Health has approved these clinical trials for the study of the treatment with injectable Product R of body wasting (cachexia) in patients with solid tumors such as colonic, lung, breast, stomach and kidney cancers.

         Although there can be no assurances, we anticipate that the clinical trials in Israel will help facilitate the planned investigational new drug (IND) application process for injectable Product R with the FDA.

         On July 8, 2002, we extended an agreement with the Weizmann Institute of Science and Yeda its developmental arm in Israel, to conduct research on the effects of Product R on the immune system, especially on T lymphocytes. In addition, scientists will explore the effects of Product R in animal models. Under its provisions the study period is extended for another twelve months to July 7, 2003. Total costs incurred in connection with this research are expected to be $138,000, of which a payment of $40,000 was made during July 2002.


         In September 2002, we entered into a contract with EnviroGene LLC, an affiliate of the Selikoff Center, to conduct, evaluate and maintain the scientific quality for the 3 clinical studies listed above. Under the terms of this agreement, EnviroGene will (1) finalize all Israeli government and hospital approval documents, (2) complete and organize the 3 clinical trials including establishing a network of scientists to perform said study/trial and initiate recruitment of patients and (3) perform the studies/trials and evaluate the results. Total costs incurred by EnviroGene LLC in connection with these clinical trials are expected to be $1,551,000, of which $128,000 has been paid through September 30, 2002.

         Subsequent to September 30, 2002, we entered into various agreements supporting the clinical trials in Israel aggregating approximately $1,000,000 to be paid over a twelve-month period. These services include the monitoring and auditing of the clinical sites, hospital support and laboratory testing.

         Whether we will be able to proceed with Phase 2 clinical trials of Product R for topical therapy of genital warts and clinical trials in Israel for injectable Product R is dependent upon our ability to secure sufficient funds. If sufficient funds do not become available, we will have to curtail our operations by, among other things, limiting our clinical trials for Product R. We may not be able to raise the funds we currently need to begin or complete the planned topical Phase 2 for Product R. We currently have the funds to begin the injectable clinical trials in Israel for Product R, however, additional financing to continue or complete such clinical trials or fund subsequent clinical trials may not be available to us, which may force us to reduce our clinical trials and operations. While we continue to attempt to secure funds through the sale of our securities, there is no assurance that such funds will be raised on favorable terms, if at all.

         Our offices are located at 200 Corporate Boulevard South, Yonkers, New York 10701. Our telephone number is (914) 376-7383. We have also established a website: www.adviral.com. Information contained on our website is not a part of this prospectus.

THE OFFERING

Securities offered (1)..............93,083,768 shares of common stock issuable upon the exercise or conversion of certain
                                    warrants, options and convertible
                                    debentures.
Percentage of our currently
outstanding securities
represented by offering.............17.0% assuming exercise or conversion of all warrants, options and convertible debentures for which shares are being registered in this prospectus.

Common stock to be outstanding
after the offering (2)..............546,399,122 shares of common stock assuming exercise or conversion of all warrants,
                                    options and convertible debentures for
                                    which shares are being registered in this prospectus.

Use of proceeds.....................We will not receive any proceeds from the sale of common stock by the selling
                                    shareholders. We will receive the cash
                                    proceeds, if any, from the exercise of
                                    options and warrants held by the selling shareholders.

Risk factors........................An investment in the shares a high degree of risk. See "Risk Factors."

OTC Bulletin Board trading
symbol.............................."ADVR"

---------
(1) Includes an aggregate of (a) 16,125,000 shares underlying warrants to purchase shares of our common stock at an exercise price equal to $.25 per share or as may be adjusted from time to time through September 9, 2007; (b) 56,007,632 shares of common stock underlying stock options issued to certain directors, advisory board members, employees and others which have exercise prices ranging from $.12 to $.36 per share; and (c) up to 20,951,136 shares issuable upon the conversion of our 5% convertible debentures held by certain selling shareholders, assuming a conversion price of $.10 for the unconverted portion of the debentures as of the date hereof.

(2) As of the date hereof. Does not include approximately 32.0 million shares issuable upon exercise of certain outstanding options, warrants and convertible debentures other than those held by the selling shareholders in this prospectus.

                             SUMMARY FINANCIAL DATA

         The following selected historical financial data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited financial statements. The financial data as of and for the six months ended June 30, 2002 is derived from our unaudited consolidated financials included elsewhere in this prospectus. The selected consolidated financial data set forth below should be read along with Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


SUMMARY STATEMENT OF OPERATIONS DATA

                                                                            YEAR ENDED DECEMBER 31
                              6 MONTHS ENDED    ---------------------------------------------------------------------------------
                               JUNE 30, 2002        2001             2000             1999             1998              1997
                              --------------    -------------    -------------    -------------    -------------    -------------

Net revenues                              --    $      17,601    $       8,363    $      10,953    $         656    $       2,278
Net loss                       $  (5,569,481)   $ (11,715,568)   $  (9,354,664)   $  (6,174,262)   $  (4,557,710)   $  (4,141,729)
Net loss per common share      $       (0.01)   $       (0.03)   $       (0.03)   $       (0.02)   $       (0.02)   $       (0.02)
Weighted average # of shares     410,479,091      389,435,324      362,549,690      302,361,109      294,809,073      274,534,277



SUMMARY BALANCE SHEET DATA

                                                                                    DECEMBER 31
                                                    ----------------------------------------------------------------------------
                                   JUNE 30, 2002        2001            2000            1999            1998            1997
                                   -------------    ------------    ------------    ------------    ------------    ------------

Total Assets                        $  4,124,865    $  5,448,791    $  8,808,714    $  2,861,574    $  3,304,953    $  4,189,842
Long-term liabilities               $    420,622    $     74,568    $    163,013    $  4,676,652    $  1,625,299    $  2,384,793
Stockholders' equity per share      $       0.01    $       0.01    $       0.02    $       0.00    $       0.00    $       0.01
Shares outstanding at period end     431,692,444     403,296,863     380,214,618     303,472,035     296,422,907     277,962,574


            [The remainder of this page is intentionally left blank]

                                  RISK FACTOR

         Our securities are highly speculative. You should not purchase them unless you can afford to lose your entire investment. You should consider very carefully the following risk factors before you decide to purchase our securities.

1. BECAUSE OUR SHARES ARE "PENNY STOCKS," YOU MAY BE UNABLE TO RESELL THEM IN THE SECONDARY MARKET.

         A "penny stock" is an equity security with a market price of less than $5 per share which is not listed on the Nasdaq or a national securities exchange. Due to the extra risks involved in an investment in penny stocks, federal securities laws and regulations require broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors to make a special written suitability determination for the purchaser, provide them with a disclosure schedule explaining the penny stock market and its risks, and receive the purchaser's written agreement to the transaction prior to the sale. These requirements limit the ability of broker/dealers to sell penny stocks. In addition, because of the extra requirements, many broker/dealers are unwilling to sell penny stocks at all. As a result, you maybe unable to resell the stock you buy in this offering and could lose your entire investment.

2. THE EXERCISE OF OUR OUTSTANDING CONVERTIBLE SECURITIES OR DRAW DOWNS UNDER OUR EQUITY LINE OF CREDIT COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         As of the date hereof, in addition to the 455,523,990 shares of our common stock currently outstanding:

         - we have outstanding stock options to purchase an aggregate of approximately 56.1 million shares of common stock at exercise prices ranging from $0.12 to $0.36, of which approximately
                  52.3 million are currently exercisable;

         - we have outstanding warrants to purchase an aggregate of approximately 50.3 million shares of common stock at prices ranging from $0.18 to $1.00, subject to adjustment, of which warrants to purchase approximately 45.3 million shares are currently exercisable. An adjustment provision in certain of the outstanding warrants may cause the exercise price of such warrants to be $.001 depending on the VWAP of the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         - we have outstanding convertible debentures representing approximately 18.7 million shares of common stock assuming a conversion price of $0.10; and

         - up to 166,666,667 shares may be offered and sold, from time to time, by Cornell Capital Partners, LP, which may purchase such shares pursuant to our equity line of credit agreement, assuming a purchase price equal to $0.30 per share. The closing bid price of our common stock on October 25, 2002 was $ 0.088 per share. Under the terms of the equity line of credit agreement, we can "put" up to an aggregate of $50 million of our common stock to Cornell Capital. The purchase price per common share will vary based on the closing bid prices of our common stock as reported on the Bulletin Board during the valuation periods provided in the equity line of credit agreement. For a full description of the equity line of credit agreement, see "Business -- Equity Line of Credit Agreement."

         If all the foregoing securities and put rights were fully issued, exercised and/or converted, as the case may be, there would be outstanding approximately 747.3 million shares of common stock. The sale or availability for sale of this number of shares of common stock in the public market could depress the market price of the common stock. Additionally, the sale or availability for sale of this number of shares may lessen the likelihood that additional equity financing will be available to us, on favorable or unfavorable terms.

3. THE OFFER AND SALE OF SHARES OF COMMON STOCK TO CORNELL CAPITAL UNDER THE PRIVATE EQUITY LINE ARRANGEMENT MAY BE DEEMED NOT TO BE AN EXEMPT SALE OF SECURITIES.

         In a transaction like our sale of common stock to Cornell Capital, the issuer of such securities generally may register the resale of securities prior to their issuance if the issuer has completed a valid exempt sale of the securities to the investor, and the investor is at market risk at the time of filing of the registration statement. Because Cornell Capital might not be deemed to have been at market risk prior to filing of the registration statement, the transaction might not qualify for an exemption from the registration requirements of the Securities Act of 1933. Accordingly, Cornell Capital may have the right, for a period of up to one year from the date of its purchase of common stock, to recover damages resulting from its purchase if Cornell Capital is successful in its claim that the transaction was not a valid private placement. These damages could total up to the amount put by Advanced Viral and purchased by Cornell Capital under the equity line. If this occurs, our business, results of operations and financial condition would be harmed. In particular, such an occurrence would have a material adverse effect on our liquidity position and our ability to meet short-term obligations and we might not be able to secure alternative financing on favorable terms or at all.

4. IT IS UNLIKELY THAT WE WILL BE ABLE TO PAY ALL THE COSTS ASSOCIATED WITH THE FULL RANGE OF TESTING AND CLINICAL TRIALS OF PRODUCT R REQUIRED BY THE FDA WITHOUT AN IMPROVEMENT IN OUR LIQUIDITY, WHICH HAS CONSTRAINED OUR ABILITY TO FINANCE NECESSARY RESEARCH, DEVELOPMENT AND OTHER OPERATING EXPENSES AS NEEDED.

         The independent certified public accountants' report on our consolidated financial statements for the fiscal year ended December 31, 2001, includes an emphasis paragraph regarding certain liquidity considerations. Note 2 to the Consolidated Financial Statements states that our cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials of Product R required by the FDA, and, unless and until Product R is approved for sale in the United States or another industrially developed country, we may be dependent upon the continued sale of our securities, debt or equity financing for funds to meet our cash requirements. We believe that cash flows from sales of securities and from current financing arrangements will be sufficient to fund operations for the next year. We may not be able to raise the funds we currently need to begin or continue the planned Phase 2 clinical trials for our current IND for the topical therapy of genital warts in the United States. We currently have the funds to begin the Phase 1 clinical trials in Israel, however, there can be no assurances that we will continue or complete such clinical trials or maintain operations at current levels, and we may be required to curtail certain of our operations, including the testing and clinical trials of Product R. Although we may not be successful in doing so, we intend to continue to sell our securities in an attempt to mitigate the effects of our cash position. No assurance can be given that equity or debt financing, if and when required, will be available on satisfactory terms, if at all.

         During the next 12 months, we expect to incur significant expenditures relating to operating expenses and expenses relating to regulatory filings and clinical trials for Product R. We currently do not have cash availability to meet our anticipated expenditures.

         We are currently seeking additional financing. We anticipate that we can continue operations through December 2002 with our current liquid assets, if none of our outstanding convertible securities are exercised or additional securities sold. To reduce operating costs, we are considering, among other things, reducing the number of employees. Assuming we have satisfied the conditions precedent to draw on the equity line of credit, and if we receive the full amount of proceeds available from the equity line of credit, we can continue operations for at least an additional 12 months, if no convertible securities are exercised or additional securities sold. Any proceeds received from the exercise of outstanding convertible securities will contribute to working capital and increase our budget for research and development and clinical trials and testing, assuming Product R receives subsequent approvals and prospects for sales increase to justify such increased levels of operation.

         The recent prevailing market price for shares of common stock has from time to time been below the exercise prices of certain of our outstanding convertible securities. As such, recent trading levels may not be sustained nor may any additional convertible securities be exercised. If none of the outstanding convertible securities are exercised, we do not draw down on the equity line of credit, and we obtain no other additional financing, in order for us to achieve the level of operations contemplated by management, management anticipates that we will have to limit operations. We anticipate that we will be required to sell additional securities to obtain the funds necessary to further our research and development activities. We are currently seeking debt financing, licensing agreements, joint ventures and other sources of financing, but the likelihood of obtaining such financing on favorable terms is uncertain. Management is not certain whether, at present, debt or equity financing will be readily obtainable or whether it will be on favorable terms.

         Because of the large uncertainties involved in the FDA approval process for commercial drug use on humans, it is possible that we may never be able to sell Product R commercially.

5. THE EXERCISE OF OUR EQUITY LINE OF CREDIT MAY MAKE IT DIFFICULT TO EVALUATE A SHAREHOLDER'S EQUITY POSITION IN ADVANCED VIRAL.

         The number of shares of our common stock which is issuable upon exercise from time to time under our equity line of credit will fluctuate based on the average of the three lowest reported closing bid prices of our common stock over a 25 trading day period ending on the advance notice date. Therefore, the percentage of our common stock held by a shareholder on any given day may be substantially different from another day depending on our closing bid prices, as the number of shares of our common stock issuable pursuant to our equity line of credit may vary significantly from day to day.

         We expect to use the net proceeds from any draw downs under the equity line of credit agreement with Cornell Capital for general corporate purposes. We will have significant flexibility in applying the net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.

6. IF WE DO NOT OBTAIN THE FDA'S APPROVAL TO CONDUCT CLINICAL TESTS OF PRODUCT R IN THE UNITED STATES, WE WILL NOT BE ABLE TO COMPLETE ITS DEVELOPMENT AND MAY NOT BE ABLE TO SELL IT ANYWHERE.

         Product R is the only product we are developing, We will not be able to sell it in the United States unless we submit, and the FDA approves, a new drug application, or NDA. We must conduct clinical trials of Product R in humans before we submit an NDA. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. In March 2002, we completed a Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. On April 12, 2002, we began the process of recruiting clinical sites to perform Phase 2 clinical trials with Product R in patients in the U.S. with genital warts. We currently do not have the financial resources to pursue Phase 2 of the IND and have made no material progress to date. Furthermore, to date we have not obtained insurance coverage necessary to commence Phase 2 clinical trials.

         In June 2002, Product R was approved by the Israeli Ministry of Health for Phase 1/Phase 2 clinical trials in patients who have failed highly active anti-retroviral therapy (HAART) and require salvage therapy. Also, the supreme medical ethics committee (Helsinki Committee) of the Israeli Ministry of Health approved a Phase 1 clinical trial to study the treatment with injectable Product R of patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin's disease and non-Hodgkin's lymphoma, who also manifest symptoms of cachexia, that is, severe weight loss and body wasting. Finally, in June 2002, the Israeli Ministry of Health approved Product R for a Phase 1 clinical study for the treatment of body wasting (cachexia) in patients with solid tumors. We anticipate that these trials will facilitate the IND application process for Product R with the FDA in the United States.

7. IT IS POSSIBLE THAT CLINICAL TRIALS WILL NOT PROVE THAT PRODUCT R IS SAFE OR EFFECTIVE IN TREATING VIRUSES OF ANY KIND, IN WHICH CASE WE WON'T BE ABLE TO SUBMIT AN NDA AND WE WON'T BE ABLE TO SELL PRODUCT R IN THE UNITED STATES.

         We haven't been able to sell Product R outside the United States because we don't have a free sales certificate for Product R. A free sales certificate is a document issued by the country in which a pharmaceutical product is manufactured, certifying that the country permits the "free sale" of the product in that country. The Bahamas, where our manufacturing facility is located, has no procedure in place to issue a free sales certificate for any therapeutic drug, including Product R. Most countries require that a pharmaceutical product be at least registered and certified for free sale in the country in which it is manufactured before allowing the registration of the product in that country. Because we are unable to obtain a certificate from the Bahamas, we are not able to meet registration requirements in the countries that require the certificate, and will be unable to sell Product R in those countries.

8. THROUGH SEPTEMBER 9, 2003, WE HAVE GRANTED A RIGHT OF FIRST REFUSAL TO CERTAIN INVESTORS TO PARTICIPATE IN FINANCINGS.

         Through September 9, 2003, we must provide to each of the purchasers of our securities in our September 2002 financing, written notice of and a five-day right of first refusal to participate in any proposed financing we are considering after September 10, 2002. This right of first refusal is inapplicable to our issuance of securities in connection with (i) strategic business relationships, including joint ventures, license agreements so long as such issuances are not primarily for the purpose of raising capital; or (ii) convertible securities outstanding as of September 10, 2002. Our obligations under the right of first refusal could impair our ability to raise capital.

9. WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, HAVE NO PRODUCT REVENUE, AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

         Although we were formed in 1985, we are still in the development stage. From inception through June 30, 2002, we had an accumulated deficit of $46,364,951. We expect that our deficit will continue to increase. The only product revenues we have ever had are insignificant amounts related to our distribution of Product R for testing purposes. We do not currently have any source of product revenue. At this time, we have no basis to believe that we will ever generate operating revenues from the sale of Product R.

10. WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS, WHICH MAY OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGEMENT. IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

         Patent protection and trade secret protection are important to our business and that our future will depend, in part, on our ability to maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce our patents, or to protect our trade secrets, and could result in substantial costs and diversion of our efforts. See "Legal Proceedings."

         We have nine issued U.S. patents, some covering the composition of Product R and others covering various uses of the Product R. In addition, we have one issued Australian patent covering a use of Product R. Additionally, we have 13 pending U.S. patent applications and 21 pending foreign patent applications. As patent applications in the United States are maintained in secrecy until patents issue and as publication of discoveries in the scientific or patent literature often lag behind the actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. We cannot be sure that any additional patents will issue from any of our patent applications or, should any patents issue, that we will be provided with adequate protection against potentially competitive products. Furthermore, we cannot be sure that should patents issue, they will be of commercial value to us, or that private parties, including competitors, will not successfully challenge our patents or circumvent our patent position in the United States or abroad.

         In order to protect the confidentiality of our technology, including trade secrets and know-how and other proprietary technical and business information, we require all of our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige our employees, consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us. We cannot be sure that confidentiality will be maintained or disclosure prevented by these agreements or that our proprietary information or intellectual property will be protected thereby or that others will not independently develop substantially equivalent proprietary information or intellectual property.

         The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with Product R. Therefore, Product R and any other drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that we or our consultants or research collaborators use intellectual property owned by others in work performed for us, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject us to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. We cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. In addition, we could incur substantial costs in defending ourselves in legal proceedings instituted before the PTO or in a suit brought against it by a private party based on such patents or proprietary rights, or in suits by us asserting our patent or proprietary rights against another party, even if the outcome is not adverse to us. There are extensions available under the Patent Act if the delay in prosecution of the patent application results from a delay in the PTO's handling of any interference or appeal involving the application. We have not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties

11. OUR BUSINESS COULD BE HARMED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND.

         Advanced Viral is currently wholly dependent upon the personal efforts and abilities of Shalom Z. Hirschman, MD, our President, Chief Executive Officer and member of the Board of Directors. The loss or unavailability to us of the services of Dr. Hirschman could have a material negative impact on our business prospects and any potential earning capacity, and, therefore, we have obtained "key-man" insurance on the life of Dr. Hirschman in the amount of $2 million. If our level of operations significantly increases, the business may depend upon our abilities to attract and hire additional management and staff employees. It is possible that we will be unable to secure such additional management and staff when necessary.

12. THE VOTING CONTROL HELD BY PRESENT MANAGEMENT COULD SIGNIFICANTLY IMPACT OUR BUSINESS.

         As of the date hereof, our current officers and directors beneficially owned approximately 51.5 million shares of our common stock, or approximately 10.2% of the shares of common stock deemed outstanding on such date for the purposes of the percentage calculation, including shares underlying our convertible securities. As there are no cumulative voting rights, current management, by virtue of their stock ownership, can be expected to influence substantially the election of our board of directors and thereby continue to impact substantially our business, affairs and policies.

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) to register the resale of the shares issued or issuable to the selling shareholders as provided in this prospectus. As permitted by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

         We have not authorized anyone to give any information regarding the offering of the shares that is different from what is contained in this prospectus. This prospectus is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer of solicitation. You should not assume that the information contained in this prospectus is accurate as of any time after the date of this prospectus, and neither the mailing of this prospectus to our shareholders nor the issuance of the shares should create any implication to the contrary.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are subject to important factors, disclosed in this prospectus, which could cause actual results to differ materially from such expectations, including those factors discussed in "Risk Factors."

         We will not publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in the prospectus might not occur.

                         WHERE TO FIND MORE INFORMATION

         We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Securities and Exchange Commission. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC file number is 33-2262-A. You can get further information about the SEC's Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

         You can contact us at:   Advanced Viral Research Corp.
                                  200 Corporate Boulevard South
                                  Yonkers, New York 10701
                                 (914) 376-7383

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling shareholders. We will receive the cash proceeds, if any, from the exercise of any of the stock options held by the selling shareholders.

         MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK AND RELATED
                              SHAREHOLDER MATTERS

COMMON STOCK

         The principal United States market in which our common stock is traded is the over-the-counter market electronic Bulletin Board. The following table shows the range of reported low bid and high bid per share quotations for our common stock for the quarterly periods listed below. The high and low bid prices for the periods indicated reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                            Low Bid              High Bid
                                                                            -------              --------
First Quarter 2000...........................................................$0.185               $1.40
Second Quarter 2000..........................................................$0.33                $0.61
Third Quarter 2000...........................................................$0.445               $0.648
Fourth Quarter 2000..........................................................$0.26                $0.45

First Quarter 2001...........................................................$0.285               $0.41
Second Quarter 2001..........................................................$0.265               $0.495
Third Quarter 2001...........................................................$0.171               $0.395
Fourth Quarter 2001..........................................................$0.179               $0.40

First Quarter 2002...........................................................$0.158               $0.285
Second Quarter 2002..........................................................$0.096               $0.300
Third Quarter 2002...........................................................$0.112               $0.22
Fourth Quarter through October 25, 2002......................................$0.086               $0.119

STOCKHOLDERS

         The approximate number of holders of record of our common stock as of the date hereof is approximately 3,028 inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

DIVIDEND POLICY

         We have not declared or paid any dividends on our shares of common stock. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion and do not plan for the reasonably foreseeable future to pay dividends to holders of our common stock. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our board of directors in its discretion deems relevant.

                                 CAPITALIZATION

         The following table sets forth our capitalization at June 30, 2002: (1) on a historical basis and (2) as adjusted to give effect to the sale of 93,083,768 shares of common stock which are issuable to certain investors upon the exercise of certain warrants, options or upon the conversion of certain convertible debentures. See "Use of Proceeds." This table should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial data appearing elsewhere in this prospectus.

                                                                    ACTUAL AS OF            PRO FORMA
STOCKHOLDERS' EQUITY:                                               JUNE 30, 2002           AS ADJUSTED*
---------------------                                               -------------          ------------

    Common stock, $0.00001 par value; 1,000,000,000 shares
    authorized; 432,991,989 shares outstanding Actual
    as of June 30, 2002; 546,399,122 shares
    outstanding Pro Forma as Adjusted                               $      4,317           $      5,464
    Additional paid-in-capital                                        51,875,800             74,866,224
    Deficit accumulated during the development stage                 (46,364,951)           (46,364,951)
    Discount on Warrants                                              (2,949,016)            (2,949,016)
        Total Stockholders' Equity:                                 $  2,566,150           $ 25,557,721
                                                                    ============           ============

---------
* Does not reflect approximately 32.0 million shares issuable upon the exercise or conversion of certain options and warrants outstanding as of October 25, 2002.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected historical financial data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited financial statements. The financial data as of and for the six months ended June 30, 2002 are derived from our unaudited consolidated financials included elsewhere in this prospectus. The selected consolidated financial data set forth below should be read along with Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                     SELECTED STATEMENT OF OPERATIONS DATA

                                                                                  YEAR ENDED DECEMBER 31
                                        6 MONTHS ENDED   ------------------------------------------------------------------------
                                         JUNE 30, 2002       2001            2000           1999          1998           1997
                                        --------------   ------------    -----------    -----------    -----------    -----------

Revenues                                           --    $     17,601    $     8,363    $    10,953    $       656    $     2,278
                                         ------------    ------------    -----------    -----------    -----------    -----------
Costs and Expenses:
  Research and development               $  2,539,266       5,150,869      3,192,551      1,948,937      1,659,456        817,603
  General and administrative(1)             1,426,755       4,266,333      2,575,042      1,764,061      1,399,427      1,636,936
  Compensation expense for options
    and warrants(1)                           615,542         726,404      1,948,427        277,144         21,000         44,500
  Depreciation                                469,735         532,264        362,392        230,785        110,120         26,288
                                         ------------    ------------    -----------    -----------    -----------    -----------
                                            5,051,298      10,675,870      8,078,412      4,220,927      3,190,003      2,525,327
                                         ------------    ------------    -----------    -----------    -----------    -----------

Loss from Operations                       (5,051,298)    (10,658,269)    (8,070,049)    (4,209,974)    (3,189,347)    (2,523,049)
                                         ------------    ------------    -----------    -----------    -----------    -----------

Other Income (Expense):
  Interest income                               4,823         114,057        162,077         42,744        102,043        111,845
  Other income                                     --              --             --             --            293          7,800
  Interest expense                           (523,006)       (868,856)    (1,446,692)    (2,007,032)    (1,470,699)    (1,738,325)
  Severance expense - former directors             --        (302,500)            --             --             --             --
                                         ------------    ------------    -----------    -----------    -----------    -----------
                                             (518,183)     (1,057,299)    (1,284,615)    (1,964,288)    (1,368,363)    (1,618,680)
                                         ------------    ------------    -----------    -----------    -----------    -----------

Net Loss                                   (5,569,481)   $(11,715,568)   $(9,354,664)   $(6,174,262)   $(4,557,710)   $(4,141,729)
                                         ============    ============    ===========    ===========    ===========    ===========

Net Loss Per Share of Common Stock -
Basic and Diluted                        $      (0.01)   $      (0.03)   $     (0.03)   $     (0.02)   $     (0.02)   $     (0.02)
                                         ============    ============    ===========    ===========    ===========    ===========
Reclassification(1)                      $         --    $     35,000    $    46,500    $     6,700    $    21,000    $    44,500
                                         ============    ============    ===========    ===========    ===========    ===========

(1) Represents reclassification of compensation expense from general and administrative to compensation expense for options and warrants.

                          SELECTED BALANCE SHEET DATA

                                                                                    DECEMBER 31
                                                    -----------------------------------------------------------------------------
                                    JUNE 30, 2002        2001            2000            1999            1998           1997
                                    -------------   -------------   -------------   -------------   -------------   -------------

ASSETS
Current Assets:
  Cash and cash equivalents         $     310,067   $   1,499,809   $   5,962,633   $     836,876   $     924,420   $     236,059
  Investments                                  --              --              --              --         821,047       2,984,902
  Inventory                                    --              --          19,729          19,729          19,729          19,729
  Other current assets                    146,803          63,162          34,804          59,734          29,818          20,240
                                    -------------   -------------   -------------   -------------   -------------   -------------
  Total current assets                    456,870       1,562,971       6,017,166         916,339       1,795,014       3,260,930

Property and Equipment, Net             2,718,739       3,000,583       1,944,199       1,375,923       1,049,593         485,661

Other Assets                              949,256         885,237         847,349         569,312         460,346         443,251
                                    -------------   -------------   -------------   -------------   -------------   -------------
  Total assets                      $   4,124,865   $   5,448,791   $   8,808,714   $   2,861,574   $   3,304,953   $   4,189,842
                                    =============   =============   -------------   -------------   -------------   -------------

LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIENCY)
Current Liabilities:
  Accounts payable and accrued
     liabilities                    $     979,143   $   1,843,706   $     902,961   $     728,872   $     279,024   $     375,606
  Current portion of capital lease
     obligation                           132,956          64,197          58,690          50,315   $      38,335              --
  Current portion of note payable          25,994          24,246          21,517          19,095              --              --
                                    -------------   -------------   -------------   -------------   -------------   -------------
  Total current liabilities             1,138,093       1,932,149         983,168         798,282         317,359         375,606
                                    -------------   -------------   -------------   -------------   -------------   -------------

Long-Term Debt:
  Convertible debentures, net             361,224              --              --       4,446,629       1,457,919       2,384,793
  Capital lease obligation - long
     term portion                          42,738          42,370         106,567         152,059         167,380              --
  Note payable - long term portion         16,660          32,198          56,446          77,964              --              --
                                    -------------   -------------   -------------   -------------   -------------   -------------
Total long-term debt                      420,622          74,568         163,013       4,676,652       1,625,299       2,384,793
                                    -------------   -------------   -------------   -------------   -------------   -------------
Deposit on Securities Purchase
  Agreement                                    --              --              --              --         600,000              --

Stockholders' Equity (Deficiency):
  Common stock; 1,000,000,000
    shares of $.00001 par value
    authorized                              4,317           4,033           3,802           3,034           2,964           2,779
Additional paid-in capital             51,875,800      47,666,141      39,969,373      17,537,333      14,325,076      10,512,767
Subscription receivable                        --              --              --              --              --         (19,000)
Deficit accumulated during
  development Stage                   (46,364,951)    (40,795,470)    (29,079,902)    (19,725,238)    (13,550,976)     (8,993,266)
Deferred compensation cost                                                                                (14,769)        (73,837)
Discount on warrants                   (2,949,016)     (3,432,630)     (3,230,740)       (428,489)             --              --
                                    -------------   -------------   -------------   -------------   -------------   -------------
  Total stockholders' equity
    (deficiency)                        2,566,150       3,442,074       7,662,533      (2,613,360)        762,295       1,429,443
                                    -------------   -------------   -------------   -------------   -------------   -------------
  Total liabilities and
    stockholders' equity
    (deficiency)                    $   4,124,865   $   5,448,791   $   8,808,714   $   2,861,574   $   3,304,953   $   4,189,842
                                    =============   =============   =============   =============   =============   =============

  Shares outstanding at period
     end                              431,692,444     403,296,863     380,214,618     303,472,035     296,422,907     277,962,574
                                    -------------   -------------   -------------   -------------   -------------   -------------

---------
See notes to consolidated financial statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion of the results of operations and the financial condition of Advanced Viral should be read in conjunction with Advanced Viral's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

OVERVIEW

         Since our inception in July 1985, Advanced Viral has been engaged primarily in research and development activities. We have not yet generated significant operating revenues, and as of June 30, 2002 we had incurred a cumulative net loss of approximately $46,364,951. Our ability to generate substantial operating revenue depends upon our success in gaining FDA approval for the commercial use and distribution of Product R. All of our research and development efforts have been devoted to the development of Product R.

         We have commenced clinical trials for regulatory approval of Product R in the United States. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. We contracted with GloboMax LLC of Hanover, Maryland to assist us in our preparation and filing of the IND with the FDA, and to otherwise assist us through the FDA process with the objective of obtaining full approval for the manufacture and commercial distribution of Product R in the United States. In the IND we included, among other things:

         -        information on chemistry, laboratory and animal controls;

         - safety information for the initial study proposed to be conducted on humans; and

         - information assuring the identification, quality and purity of Product R and a description of the physical, chemical and microbiological characteristics of Product R.

         In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. In March 2002, Advanced Viral completed a Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the trials. On April 12, 2002, we began the process of recruiting clinical sites to perform Phase 2 clinical trials for Product R in patients in the U.S. with genital warts. We currently do not have sufficient resources to continue or complete the Phase 2 trials.

         In June 2002, Product R was approved by the Israeli Ministry of Health for Phase 1/Phase 2 clinical trials in cachectic patients who have failed highly active anti-retroviral therapy (HAART). Also, the supreme medical ethics committee (Helsinki Committee) of the Israeli Ministry of Health approved a Phase 1 clinical trial to study the treatment with injectable Product R of cachectic patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin's disease and non-Hodgkin's lymphoma. Finally, in June 2002, the Israeli Ministry of Health approved Product R for a Phase 1 clinical study for the treatment of body wasting (cachexia) in patients with solid tumors. We anticipate that these trials will facilitate the IND application process for Product R with the FDA in the United States.

         Conducting the human clinical trials of Product R pursuant to the approved IND and in Israel will require significant cash expenditures. Furthermore, Product R may never be approved for commercial distribution by any country. Because our research and development expenses and clinical trial expenses will be charged against earnings for financial reporting purposes, we expect that losses from operations will continue to be incurred for the foreseeable future.

RESULTS OF OPERATIONS

         THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001

         For the three and six months ended June 30, 2002, we incurred losses of approximately $2,696,000 and approximately $5,569,000 vs. approximately $2,199,000 and $4,941,000 for the three and six months ended June 30, 2001. Our increased losses were attributable primarily to:

         RESEARCH AND DEVELOPMENT EXPENSE. We had increased research and development expenses (approximately $ 878,000 and $2,539,000 during the three and six months ended June 30, 2002 vs. $904,000 and $2,143,000 for the three and six months ended June 30, 2001). Included in the research and development expenses are:

         - consulting expenses payable to GloboMax LLC, a firm assisting us with the preparation and filing with the FDA of the IND for Product R (approximately $ 85,000 and $994,000 for the three and six months ended June 30, 2002 vs. $355,000 and $1,079,000 for the three and six months ended June 31, 2001);

         - expenditures in connection with laboratory supplies (approximately $72,000 and $208,000 for the three and six months ended June 30, 2002 vs. $98,000 and $191,000 for the three months ended June 30, 2001);

         - expenditures in connection with Product R research in Israel of $87,000 and $127,000 for the three and six months ended June 30, 2002 vs. $62,000 and $117,000 for the three and six months ended June 30, 2001. All expenditures in 2002 were to the Selikoff Center. For the three months ended June 30, 2001 expenditures were $32,000 for the Selikoff Center and $30,000 for the Weizmann Institute of Science. For the six months ended June 30, 2001 expenditures were $57,000 for the Selikoff Center and $60,000 for the Weizmann Institute of Science

         - additional expenditures for payroll, occupancy expenses and related costs for the Yonkers, New York facility of approximately $577,000, and $1,142,000 for the three and six months ended June 30, 2002 vs. $388,000 and $756,000 for the three and six months ended June 30, 2001. Included in such expenditures are payroll and taxes, which accounted for approximately $488,000 and $980,000 for the three and six months ended June 30, 2002 vs. $317,000 and 626,000 for the three and six months ended June 30, 2001. We have added staff in the scientific areas, including a Vice President of Drug Development and a Vice President of Quality Assurance; and

         - expenditures in connection with production process validation by outside consultants of $56,000 and $67,000 for the three and six months ended June 30, 2002 and $1,000 and $0 for the three and six months ended June 30, 2001;

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense was approximately $698,000 and $1,427,000 for the three and six months ended June 30, 2002 vs. $956,000 and $1,840,000 for the three and six months ended June 30, 2001. The decrease in general and administrative expenses primarily resulted from:

         - Decrease in professional fees of approximately $152,000 and $350,000 for the three and six months ended June 30, 2002 vs. $331,000 and $ 676,000 for the three and six months ended June 30, 2001 primarily attributable to certain legal fees for settlement negotiations which concluded in 2001 ($56,000 for the three and six months ended June 30, 2002 vs. $137,000 and $ 314,000 for the three and six months ended June 30,
                  2001) (See "Legal Proceedings").

         COMPENSATION EXPENSE FOR OPTIONS AND WARRANTS. Compensation expense was approximately $616,000 for the three and six months ended June 30, 2002 vs. $0 and $358,000 for the three and six months ended June 30, 2001. These amounts are the results of the calculation of the fair value of options, using the Black Scholes Pricing Model, resulting from extending the exercise date of a non-employee's options ($177,000), grant of options to members of our advisory boards ($247,000) and the issuance of warrants to an outside consultant, Harbor View Group, Inc. ($191,000).

         DEPRECIATION EXPENSE. Our increased losses during the three and six months ended June 30, 2002 are also due to increased depreciation expense (approximately $236,000 and $470,000 for the three and six months ended June 30, 2002 vs. $104,000 and $229,000 for the three and six months ended June 30,
2001) due to the purchase of additional research and laboratory equipment and leasehold improvements.


         INTEREST INCOME (EXPENSE). Interest income for the three and six months ended June 30, 2002 was approximately $3,000 and $5,000 for the three and six months ended June 30, 2002 vs. $28,000 and $97,000 for the three and six months ended June 30, 2001. Our losses during the three and six months ended June 30, 2002 are also due to interest expense (approximately $270;000 and $523,000 for the three and six months ended June 30, 2002 vs. $272,000 and $479,000 for the three and six months ended June 30, 2001). Included in the interest expense are:

         - amortization of discount on certain warrants (approximately $257,000 and $498,000 for the three and six months ended June 30, 2002 vs. $263,000 and $461,000 for the three and six months ended June 30, 2001); and

         - amortization of loan costs and other interest expense (approximately $13,000 and $25,000 for the three and six months ended June 30, 2002 vs. $9,000 and $18,000 for the three and six months ended June 30, 2001).

         REVENUES. We had no sales for the three and six months ended June 30, 2002 vs. $9,000 and $11,000 for the three and six months ended June 30, 2001. All sales during these periods were made to distributors purchasing Product R for testing purposes.

         YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

         During the years ended December 31, 2001, 2000 and 1999 we incurred losses of approximately $11,716,000, $9,355,000 and $6,174,000, respectively. Our increased losses for the years ended December 31, 2001, 2000 and 1999 were attributable primarily to:

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were approximately $4,301,000, $2,622,000 and $1,831,000 in 2001, 2000
and 1999, respectively. General and administrative expenses increased by approximately $1,679,000 in 2001 vs. 2000 and increased by $791,000 in 2000 vs.1999, resulting primarily from:

         - increased payroll and related expenses (approximately $1,171,000 in 2001 vs. $717,000 in 2000 and $614,000 in 1999)
                  primarily attributable to increased employee and officer salaries and the addition of two vice presidents for drug development and quality assurance in 2001;

         -        increased insurance costs (approximately $421,000 in 2001 vs.
                  $308,000 in 2000 and $240,000 in 1999) representing increased premiums for employee medical insurance and additional corporate liability insurance including directors and officers liability coverage; and

         - increased professional fees from 2001 to 2000 (approximately $1,431,000 in 2001 vs. $385,000 in 2000), compared to
                  $425,000 1999. The increase is primarily attributed to certain legal proceedings the cost of which was approximately $953,000. See "Legal Proceedings"

         COMPENSATION EXPENSE RELATED TO MODIFICATION OF EXISTING OPTIONS. Compensation expense was approximately $691,000 in 2001, compared to $1,902,000 and $210,000 in 2000 and 1999, respectively. These amounts are the result of the calculation of the fair value of options, using the Black Scholes Pricing Model, resulting from extending the exercise date of various non-employee options outstanding.

         RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense was approximately $5,151,000 in 2001, compared to $3,193,000 and $1,949,000 in 2000 and 1999, respectively. The increase from 2000 to 2001 resulted primarily from research expenses (approximately $1,417,000) relating to the GloboMax agreement in connection with the preparation of our first IND filing and approximately $233,000 for research expenditures relating to research and testing of Product R in Israel. The increase from 1999 to 2000 resulted primarily from research expenses related to the GloboMax agreement of approximately $1,250,000. The approximate costs of rent, personnel, operating costs and laboratory supplies associated with the Yonkers laboratory for the years ended 2001, 2000 and 1999 were charged to research and development expense as follows: $2,230,000, $1,696,000 and $1,325,000.

         DEPRECIATION EXPENSE. Depreciation expense was approximately $532,000 in 2001 compared to $362,000 and $231,000 in 2000 and 1999, respectively. The increase from 2000 to 2001 resulted primarily from the acquisition of furniture, fixtures and equipment for the Yonkers office, laboratory and production facility. In addition, leasehold improvements were made to the laboratory and production areas during 2001, 2000 and 1999.

         INTEREST EXPENSE. Interest expense for the years ended 2001, 2000 and 1999 was approximately $869,000, $1,447,000 and $2,007,000, respectively.
Included in interest expense for these periods was:

         - the beneficial conversion feature on certain convertible debentures of approximately $0, $387,000, and $1,045,000 for the years ended 2001, 2000 and 1999, respectively;

         - interest expense associated with certain convertible debentures of approximately $0, $76,000 and $163,000 for the years ended 2001, 2000 and 1999, respectively;

         - amortization of discount on certain warrants of approximately $989,000, $611,000 and $148,000 for the years ended 2001,
                  2000 and 1999, respectively;

         - amortization of loan costs of approximately $15,000, $106,000 and $331,000 for the years ended 2001, 2000 and 1999, respectively;

         - fees of approximately $265,000 in connection with the November 2000 securities purchase agreement with Harbor View;

         - Additional financing costs related to effective date of certain registration statements of approximately $286,000 in 1999 (of which approximately $156,000 was reversed in 2001).

         SEVERANCE EXPENSE. Severance expense for the year ended December 31, 2001 was approximately $303,000, paid under severance agreements entered into between the retiring directors and the Company.

         REVENUES. There were approximately $18,000 and $8,000 in sales revenue in 2001 and 2000, respectively, compared to $11,000 in sales revenues for 1999. All sales revenue resulted from distributors purchasing Product R for testing purposes. Interest income was approximately $114,000 and $162,000 in 2001 and 2000, respectively, compared to approximately $43,000 in 1999.

LIQUIDITY

         SIX MONTHS ENDED JUNE 30, 2002 AND 2001

         As of June 30, 2002, we had current assets of approximately $457,000 compared to approximately $ 1,563,000 at December 31, 2001. We had total assets of approximately $4,125,000 and $5,449,000 at June 30, 2002 and December 31, 2001, respectively. The decrease in current and total assets was primarily attributable to the use of cash on hand to fund operating expenditures and property and equipment.

         During the six months ended June 30, 2002, we used cash of approximately $4,985,000 for operating activities, as compared to approximately $3,828,000 during the six months ended June 30, 2001. During the six months ended June 30, 2002, our expenses included:

         - approximately $1,483,000 for payroll and related costs primarily for administrative staff, scientific personnel and executive officers;

         - approximately $994,000 in consulting fees to GloboMax and its subcontractors

         - approximately $378,000 for other professional and consulting fees, including $56,000 for legal fees relating to the settlement agreement (See "Legal Proceedings");

         -        approximately $208,000 for laboratory supplies;

         -        approximately $285,000 for insurance costs;

         - approximately $210,000 for rent and utilities for our Yonkers facility; and

         - approximately $127,000 for expenditures for Product R research in Israel.

         During the six months ended June 30, 2002, cash flows provided by financing activities was primarily due to the proceeds from the sale of common stock of approximately $3,439,000, the issuance of a convertible debenture of $500,000 and principal payments of $91,000 on equipment obligations. During the six months ended June 30, 2002, cash flow used by investing activities were used for expenditures of approximately $52,000 for research and laboratory equipment at our Yonkers, New York facility.

         YEARS ENDED DECEMBER 31, 2001 AND 2000

         As of December 31, 2001, we had current assets of approximately $1,563,000, compared to approximately $6,017,000 at December 31, 2000. We had total assets of approximately $5,449,000 and $8,809,000 at December 31, 2001 and 2000, respectively. The decrease in current and total assets was primarily attributable to unfavorable market conditions relating to the ability to obtain investment capital (approximately $5.8 million in 2001 compared to approximately $11.8 million in 2000) to fund future operating expenditures. The unfavorable conditions reflected the general economic environment magnified by the tragic events of September 11, 2001.

         During 2001, we used cash of approximately $8,577,000 for operating activities, as compared to approximately $5,742,000 in 2000. During 2001, we incurred expenses of:

         - approximately $2,703,000 for payroll and related costs primarily for administrative staff, scientific personnel and executive officers;

         - approximately $2,667,000 in consulting fees to GloboMax and its subcontractors;

         - approximately $362,000 for rent and utilities for our Yonkers facility;

         -        approximately $407,000 for laboratory supplies;

         - approximately $233,000 in expenditures on Product R research in Israel;

         - approximately $303,000 paid under severance agreements entered into between the retiring directors and the Company; and

         - approximately $421,000 for insurance costs and approximately $1,431,000 for other professional fees including approximately $953,000 for certain litigation proceedings, see "Legal Proceedings'.

         During the year ended December 31, 2001, cash flows provided by financing activities was primarily due to the proceeds from the sale of common stock of approximately $5,783,000 offset by principal payments of approximately $80,000 on equipment obligations. This compares to the year ended December 31, 2000 where funds of approximately $11,836,000 were provided by sale of convertible debentures, the sale of common stock and exercise of options and warrants offset by principal payments of approximately $69,000 on equipment obligations.

         During the year ended December 31, 2001, cash flow used by investing activities were used for expenditures of approximately $1,589,000 for leasehold improvements, research and laboratory equipment, and software for accounting, administrative and production control at our Yonkers, New York facility.

         The independent certified public accountants' report on our consolidated financial statements for the fiscal year ended December 31, 2001, includes an emphasis paragraph regarding certain liquidity considerations. Note 2 to the Consolidated Financial Statements states that our cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials of Product R required by the FDA, and, unless and until Product R is approved for sale in the United States or another industrially developed country, we may be dependent upon the continued sale of our securities, debt or equity financing for funds to meet our cash requirements. We believe that cash flows from sales of securities and from current financing arrangements will be sufficient to fund operations for the next year. These cash flows from securities are dependent upon our ability to satisfy the conditions precedent to draw on the equity line of credit and receive the full amount of proceeds or our ability to sell our common stock or convertible debentures or all of the above. We may not be able to raise the funds we currently need to begin or conclude the planned Phase 2 clinical trials for our current IND for the topical therapy of genital warts. We currently have the funds to begin the injectable clinical trials in Israel for Product R, however, there can be no assurances that we will be able to continue or complete such clinical trials or maintain operations at current levels, and we may be required to curtail certain of our operations, including the testing and clinical trials of Product
R. Although we may not be successful in doing so, we intend to continue to sell our securities in an attempt to mitigate the effects of our cash position. No assurance can be given that equity or debt financing, if and when required, will be available on satisfactory terms, if at all.

CAPITAL RESOURCES

         We have been dependent upon the proceeds from the continued sale of securities for the funds required to continue operations at present levels and to fund further research and development activities. The following table summarizes sales of our securities over the last two years.

                                                                                                  PURCHASE PRICE
  DATE           GROSS                                                      CONVERTIBLE /       CONVERSION PRICE /  MATURITY DATE /
 ISSUED         PROCEEDS                SECURITY ISSUED                   EXERCISABLE INTO        EXERCISE PRICE    EXPIRATION DATE
----------    ----------    ----------------------------------------     ------------------    -------------------  ---------------

Nov-2000 -    $5,371,000    common stock                                 13,427,500 shares     $0.40 per share           n/a
Mar 2001                    warrants                                     4,028,250 shares      $0.48 per share        11/7/2005
                                                                         4,028,250 shares      $0.56 per share
Nov-2000      $1,500,000    common stock                                 4,960,317 shares      $0.3024 per share         n/a
Feb-2001                    equity line warrants                         10,000,000 shares     $1.00 per share (1)    2/9/2006
Jul-2001      $1,000,000    common stock                                 3,125,000 shares      $0.32 per share           n/a
Jul-2001      $  490,000    common stock                                 1,225,000 shares      $0.40 per share           n/a
                            warrants                                     367,500 shares        $0.48 per share        7/27/2006
                                                                         367,500 shares        $0.56 per share
Aug-2001      $  600,000    common stock                                 2,000,000 shares      $0.30 per share           n/a
Sep-2001      $1,000,000    common stock                                 6,666,667 shares      $0.15 per share           n/a
Dec-2001      $2,000,000    common stock                                 7,407,407 shares      $0.27 per share           n/a
Dec-2001      $  410,000    common stock                                 1,518,519 shares      $0.27 per share           n/a
Dec-2001      $  200,000    common stock                                 740,741 shares        $0.27 per share           n/a
Feb-2002      $  500,000    common stock                                 3,333,333 shares      $0.15 per share           n/a
Feb-2002      $  500,000    common stock                                 3,333,333 shares      $0.15 per share           n/a
Mar-2002      $  500,000    common stock                                 3,333,333 shares      $0.15 per share           n/a
Apr-2002      $1,939,000    common stock                                 17,486,491 shares     $0.11089 per share        n/a
May-2002      $  500,000    convertible debenture                        $100,000 converted    (2)                    5/30/2004
                                                                         (909,091 shares)
May-2002      Consulting    warrants                                     1,000,000 shares      $0.18 per share        5/30/2008
                Services
Jul-2002      $1,000,000    convertible debenture                        $200,000 converted    (3)                    7/3/2004
                                                                         (1,299,545 shares)
Jul-2002      $  500,000    convertible debenture                        Not yet converted     (4)                    7/15/2004
Sep-2002      $3,010,000    common stock                                 21,500,000            $0.14 per share           n/a
                            warrants                                     16,125,000            $0.25 per share (5)     9/9/07


---------
(1) Represents warrants issued in connection with the equity line of credit, including Class A Warrants to purchase in the aggregate 5 million shares of our common stock at an exercise price per share equal to $1.00, exercisable at any time until February 9, 2006, and Class B Warrants to purchase in the aggregate 5 million shares of our common stock at an exercise price equal to the greater of $1.00 or 110% of the bid price of the common stock on the applicable advance date. Each Class B Warrant is exercisable pro rata on or after each advance date with respect to that number of warrant shares equal to the product obtained by multiplying 5 million by a fraction, the numerator of which is the amount of the advance payable on the applicable advance date and the denominator of which is $20 million, until sixty months from the date of issuance.

(2) $0.11 per share for the first 20% of the principal balance of the debenture, thereafter, 20% of the principal balance may be converted at six-month intervals at a conversion price equal to the higher of
         (i) 90% of the average closing bid price for the five trading days prior to the conversion date (the "Market Price"); or (ii) ten cents ($0.10) which amount is subject to certain adjustments.

(3) $0.1539 per share for the first 20% of the principal balance of the debenture, thereafter, 20% of the principal balance may be converted at six-month intervals at a conversion price equal to the higher of
         (i) 90% of the Market Price; or (ii) ten cents ($0.10) which amount is subject to certain adjustments.

(4) $0.1818 per share for the first 20% of the principal balance of the debenture, thereafter, 20% of the principal balance may be converted at six-month intervals at a conversion price equal to the higher of
         (i) 90% of the Market Price; or (ii) ten cents ($0.10) which amount is subject to certain adjustments.

(5) An adjustment provision in the warrants provides that 60 trading days following the original issue date of such warrants (the "First Determination Date"), a certain number of warrants shall become exercisable at $.001. The number of shares for which the warrants are exercisable at $.001 per share is equal to the positive difference, if any, between (i) $3,010,000 divided by the volume weighted average price ("VWAP") of our common stock for the 60 trading days preceding the First Determination Date and (ii) 21,500,000. Upon 120 trading days following the original issue date of the warrants (the "Second Determination Date"), a certain number of remaining warrants shall become exercisable at $.001. The number of shares for which the warrants are exercisable at $.001 per share is equal to the positive difference, if any, between (i) $3,010,000 divided by the VWAP of our common stock for the 60 trading days preceding the Second Determination Date and (ii) 21,500,000. No adjustment will be made in the event that the VWAP for the 60 trading day period preceding the applicable determination date is $.14 or greater.

         HARBOR VIEW GROUP, INC., ET AL. On November 8, 2000, pursuant to a securities purchase agreement with Harbor View Group and various other purchasers, we authorized the issuance and sale of up to 50,000,000 shares of our common stock and warrants to purchase an aggregate of 30,000,000 shares of common stock in a private offering transaction pursuant to Section 4(2) of the Securities Act for a purchase price of $0.40 per share. As of March 31, 2001, we had closed on the sale of 13,427,500 shares and warrants to purchase 8,056,500 shares for an aggregate purchase price of $5,371,000. Half of the warrants are exercisable at $0.48 per share, and half of the warrants are exercisable at $0.56 per share, until November 8, 2005. Each warrant contains anti-dilution provisions that provide for the adjustment of warrant price and warrant shares. As of the date hereof, none of the warrants had been exercised.

         EQUITY LINE OF CREDIT AGREEMENT. On February 9, 2001, we entered into an equity line of credit agreement with Cornell Capital Partners, LP, an institutional investor, to sell up to $50,000,000 of our common stock. Under the private equity line of credit, under which we may exercise "put options" to sell shares for a price equal to 95% of the average of the three lowest reported closing bid prices of our common stock over a 25 trading day period ending on the advance notice date (the "Average Bid Price"). The agreement provides that the closing bid price of the common stock on the put option notice date shall not be less than the average closing bid price for the previous 25 trading days. Upon signing the agreement, we issued to our placement agent, May Davis Group, Inc., and certain investors Class A Warrants to purchase in the aggregate 5,000,000 shares of common stock at an exercise price per share equal to $1.00, exercisable in part or in whole at any time until February 9, 2006, and Class B Warrants to purchase in the aggregate 5,000,000 shares of common stock at an exercise price equal to the greater of $1.00 or 110% of the bid price of the common stock on the applicable advance date. Each Class B Warrant is exercisable pro rata on or after each advance date with respect to that number of warrant shares equal to the product obtained by multiplying 5,000,000 by a fraction, the numerator of which is the amount of the advance payable on the applicable advance date and the denominator of which is $20,000,000, until sixty months from the date of issuance.

         The fair value of the Class A Warrants is estimated to be $1,019,153 ($0.024 per warrant share) based in a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 50%; risk free interest rate of 6%. This amount is being amortized to interest expense over the term of the warrants.

         As of June 30, 2002, we had incurred approximately $83,700 in fees in connection with the equity line of credit. Such fees have been deferred and are being amortized over the life of the line of credit.

         VARIOUS PURCHASERS. On July 27, 2001, pursuant to a securities purchase agreement with various purchasers, we authorized the issuance of and sold 1,225,000 shares of our common stock and warrants to purchase an aggregate of 735,000 shares of common stock in a private offering transaction pursuant to
Section 4(2) of the Securities Act for a purchase price of $0.40 per share, for an aggregate purchase price of $490,000. Half of the warrants are exercisable at $0.48 per share, and half of the warrants are exercisable at $0.56 per share, until July 27, 2006. Each warrant contains anti-dilution provisions, which provide for the adjustment of warrant price and warrant shares. As of the date hereof, none of the warrants had been exercised.

         SHELF OFFERINGS. On March 31, 2000, we filed a shelf registration statement with the SEC relating to the offering of shares of our common stock to be used in connection with financings and resales of the shares issued thereunder by the recipients of such shares. As of the date of this prospectus, we have issued and sold approximately 59 million shares of our common stock and received proceeds of approximately $11.2 million under the shelf registration statement, as follows:

         - On November 16, 2000, we entered into a securities purchase agreement with Roseworth Group Limited, a British Virgin Islands corporation and wholly-owned subsidiary of Creon Management, S.A., a British Virgin Islands corporation, whereby we agreed to sell 4,960,317 shares of our common stock at a price of $.3024 per share for an aggregate purchase price of $1,500,000.

         - On July 19, 2001, we entered into a stock purchase agreement with BNC Bach International, Ltd., a British Virgin Islands corporation, pursuant to which we issued and sold to BNC Bach 3,125,000 shares of our common stock at $0.32 per share for an aggregate purchase price of $1,000,000.

         - On August 20, 2001, we entered into a stock purchase agreement with BNC Bach pursuant to which we issued and sold to BNC Bach 2,000,000 shares of our common stock at $0.30 per share for an aggregate purchase price of $600,000.

         - On September 28, 2001, we entered into a stock purchase agreement with Cambois Finance, Ltd., a British Virgin Islands corporation and wholly-owned subsidiary of Creon Management, S.A., a British Virgin Islands corporation, discussed above, pursuant to which we issued and sold to Cambois 6,666,667 shares of our common stock at $0.15 per share for an aggregate purchase price of $1,000,000.

         - On December 18, 2001, we entered into a Stock purchase agreement with BNC Bach pursuant to which we issued and sold to BNC Bach 7,407,407 shares of our common stock at a negotiated price of $0.27 per share, for a total purchase price of $2,000,000.

- On December 17, 2001, we entered into a Stock purchase agreement with Harbor View Group, Inc. pursuant to which we issued and sold to Harbor View 1,518,519 shares of our common stock at a negotiated price of $0.27 per share, for a total purchase price of $410,000.

         - On December 17, 2001, we entered into a Stock purchase agreement with Russel Kuhn pursuant to which we issued and sold to Mr. Kuhn 740,741 shares of our common stock at a negotiated price of $0.27 per share, for a total purchase price of $200,000.

         - On February 7, 2002, we entered into a stock purchase agreement with Roseworth Group Limited, a British Virgin Islands corporation and wholly-owned subsidiary of Creon Management, S.A., a British Virgin Islands corporation whose wholly-owned subsidiary, Cambois Finance, Ltd., is discussed above. Pursuant to the agreement we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

         - On February 21, 2002, we entered into a stock purchase agreement with Roseworth Group pursuant to which we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

         - On March 22, 2002, we entered into a stock purchase agreement with Roseworth Group pursuant to which we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

         - On April 12, 2002, we issued and sold an aggregate of 17,486,491 shares of our common stock pursuant to subscription agreements with each of Alpha Capital AG (3,497,298 shares), Ellis Enterprises (1,311,487 shares), Kazi Management, Inc. (3,060,136 shares), Palisades Equity Fund L.P. (4,808,785 shares) and Stonestreet L.P. (4,808,785 shares), for net proceeds of approximately $1,939,000, or $0.11089 per share.

         - On September 10, 2002, we issued and sold an aggregate of 21,500,000 shares of our common stock pursuant to a Securities Purchase Agreement with certain investors for total proceeds of approximately $3,010,000, or $0.14 per share, along with warrants to purchase 16,125,000 shares of our common stock at an exercise price of $0.25 per share, subject to adjustment, as described below. In addition, pursuant to a placement agent agreement with H. C. Wainwright & Co., Inc. ("HCW"), we paid HCW a placement fee of $150,500 cash and issued to HCW 1,032,000 shares of our common stock. An adjustment provision in the Warrants provides that 60 trading days following the original issue date of the Warrants (the "First Determination Date"), a certain number of Warrants shall become exercisable at $.001. The number of shares for which the Warrants are exercisable at $.001 per share is equal to the positive difference, if any, between
                  (i) $3,010,000 divided by the volume weighted average price ("VWAP") of our common stock for the 60 trading days preceding the First Determination Date and (ii) 21,500,000. Upon 120 trading days following the original issue date of the Warrants (the "Second Determination Date"), a certain number of remaining Warrants shall become exercisable at $.001. The number of shares for which the Warrants are exercisable at $.001 per share is equal to the positive difference, if any, between (i) $3,010,000 divided by the VWAP of our common stock for the 60 trading days preceding the Second Determination Date and (ii) 21,500,000. No adjustment will be made in the event that the VWAP for the 60 trading day period preceding the applicable determination date is $.14 or greater.

         HARBOR VIEW GROUP, INC. On May 30, 2002 we entered into an agreement with Harbor View Group, Inc to terminate a consulting agreement effective as of December 31, 2001. The consultant continued to perform services after the termination date and as full compensation we granted warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.18 per share. The warrants are exercisable in whole or in part at any time and from time to time prior to May 30, 2008.

         CONVERTIBLE DEBENTURES. During the second quarter of 2002, we issued to certain investors an aggregate of $2,000,000 principal amount of our 5% convertible debentures at par in several private placements. Under the terms of each 5% convertible debenture, 20% of the original issue is convertible on the original date of issue at a price equal to the closing bid price quoted on the OTC

Bulletin Board on the trading day immediately preceding the original issue date (except for the Rushing/Simoni issuance which had an initial conversion price of $0.11 per share). Thereafter, 20% of the principal balance may be converted at six-month intervals at a conversion price equal to the higher of (i) 90% of the average closing bid price for the five trading days prior to the conversion date (the "Market Price"); or (ii) ten cents ($0.10) which amount is subject to certain adjustments. The convertible debentures, including interest accrued thereon, are payable by Advanced Viral in shares of common stock and mature two years from the date of issuance. The shares issued upon conversion of the debentures cannot be sold or transferred for a period of one year from the applicable vesting date of the convertible portion of the debentures. We issued our 5% convertible debentures as follows:

         - On May 30, 2002, we sold to O. Frank Rushing and Justine Simoni, as joint tenants, $500,000 principal amount of our 5% convertible debenture. On June 3, 2002, the holder converted the first 20% of the debenture ($100,000) into 909,091 shares of common stock at a conversion price of $0.11 per share.

         - On July 3, 2002, we sold to James F. Dicke II, a member of our Board of Directors, $1,000,000 principal amount of our 5% convertible debenture. On July 3, 2002, Mr. Dicke converted the first 20% of the debenture ($200,000) for 1,299,545 shares of common stock at a conversion price of $0.1539 per share.

         - On July 15, 2002, we sold to Peter Lunder, a member of our Business Advisory Board $500,000 principal amount of our 5% convertible debenture. No conversion has taken place to date.

OUTSTANDING SECURITIES

         As of the date hereof, in addition to the 455,523,990 shares of our common stock currently outstanding, we have: (i) outstanding stock options to purchase an aggregate of 56.1 million shares of common stock at exercise prices ranging from $0.12 to $0.36, of which 52.3 million are currently exercisable;
(ii) outstanding warrants to purchase an aggregate of 50.3 million shares of common stock at prices ranging from $0.18 to $1.00, of which warrants to purchase 45.3 million shares are currently exercisable; (iii) outstanding convertible debentures representing approximately 18.7 million shares of common stock assuming a conversion price of $0.10; and (iv) up to 166,666,667 shares issuable under the equity line of credit, assuming a purchase price equal to $0.30.

         If all of the foregoing were fully issued, exercised and/or converted, as the case may be, we would receive proceeds of approximately $85.8 million, and we would have approximately 747.3 million shares of common stock outstanding. The sale or availability for sale of this number of shares of common stock in the public market could depress the market price of the common stock. Additionally, the sale or availability for sale of this number of shares may lessen the likelihood that additional equity financing will be available to us, on favorable or unfavorable terms. Furthermore, the sale or availability for sale of this number of shares could limit the annual amount of net operating loss carryforwards that could be utilized.

PROJECTED EXPENSES

         During the next 12 months, we expect to incur significant expenditures relating to operating expenses and expenses relating to regulatory filings and clinical trials for Product R. We currently do not have cash availability to meet our anticipated expenditures.

We are currently seeking additional financing. We anticipate that we can continue operations through December 2002 with our current liquid assets, if none of our outstanding options or warrants are exercised or additional securities sold. To reduce operating costs, we are considering, among other things, reducing the number of employees. Assuming we have satisfied the conditions precedent to draw on the equity line of credit, and if we receive the full amount of proceeds available from the equity line of credit, we can continue operations for at least an additional 12 months, if no options or warrants are exercised or additional securities sold. Any proceeds received from the exercise of outstanding options or warrants will contribute to working capital and increase our budget for research and development and clinical trials and testing, assuming Product R receives subsequent approvals to justify such increased levels of operation. The recent prevailing market price for shares of common stock has from time to time been below the exercise prices of certain of our outstanding options or warrants. As such, recent trading levels may not be sustained nor may any additional options or warrants be exercised. If none of the outstanding options or warrants are exercised, we do not draw down on the equity line of credit, and we obtain no other additional financing, in order for us to achieve the level of operations contemplated by management, management anticipates that we will have to limit operations. We anticipate that we will be required to sell additional securities to obtain the funds necessary to continue operations and further our research and development activities. We are currently seeking debt financing, licensing agreements, joint ventures and other sources of financing, but the likelihood of obtaining such financing on favorable terms is uncertain. Management is not certain whether, at present, debt or equity financing will be readily obtainable or whether it will be on favorable terms. Because of the large uncertainties involved in the FDA approval process for commercial drug use on humans, it is possible that we may never be able to sell Product R commercially.

                            DESCRIPTION OF BUSINESS

OVERVIEW

         Advanced Viral Research Corp. was formed in July 1985 to engage in the production and marketing, promotion and sale of a pharmaceutical drug known by the trademark Reticulose(R). In addition to Reticulose(R), which has been used exclusively with our original formulation, we have developed a new or current formulation which has been designated only by its generic name Product R. As used in this prospectus, the term "Product R" refers to the current formulation as well as the prior formulation of the pharmaceutical drug known as Reticulose(R). Product R may be employed in the treatment of certain viral and autoimmune diseases such as:

         - Human immunodeficiency virus, or HIV, including acquired immune deficiency syndrome, or AIDS;

         - Human papilloma virus, or HPV, which causes genital warts and may lead to cervical cancer;

         - Cachexia (body wasting) in patients with solid cancers, leukemias and lymphomas; and

         -        Rheumatoid arthritis.

         Since 1962, when Reticulose(R) was reclassified as a "new drug" by the Food and Drug Administration, or FDA, the FDA has not permitted Reticulose(R) to be marketed in the United States. A forfeiture action was instituted in 1962 by the FDA against Reticulose(R), and it was withdrawn from the United States market. The injunction obtained by the FDA prohibits, among other things, any shipment of Product R until a new drug application, or NDA, is approved by the FDA. FDA approval of an NDA first requires clinical testing of Product R in human trials, which cannot be conducted until we first satisfy the regulatory protocols and the substantial pre-approval requirements imposed by the FDA upon the introduction of any new or unapproved drug product pursuant to an investigational new drug application, or IND.

         Our operations over the last five years have been limited principally to research, testing and analysis of Product R in the United States, either in vitro (outside the living body in an artificial environment, such as in a test tube), or on animals, and engaging others to perform testing and analysis of Product R on human patients outside the United States. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. Our Phase 1 study was performed in the United States on human volunteers. In March 2002, we completed a Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. Currently, we do not have sufficient funds to pursue the Phase 2 clinical trials of Product R as a topical treatment for genital warts caused by the HPV infection.

         In June 2002 the Israeli Ministry of Health approved the testing of Product R in the following injectable clinical trials:

         - Phase 1/Phase 2 Study in Cachectic Patients Needing Salvage Therapy for AIDS. The Israeli Ministry of Health has approved these clinical trials for cachectic patients who have failed highly active anti-retroviral therapy (HAART) and require salvage therapy. We believe that Product R may have three major beneficial effects in patients with AIDS: First, its therapeutic effects on the body wasting (cachexia) seen in patients with AIDS. Second, the mitigation of the toxicity of drugs included in HAART regimens for the treatment of AIDS. Third, the synergistic activity with drugs used in HAART regimens to suppress the replication of HIV and increase the CD4 and CD8 cell counts in patients with AIDS. Thus, we believe that Product R may prove to be an important "enabler" drug in the treatment of AIDS.

         - Phase 1 Study in Cachectic Patients with Leukemia and Lymphoma. The supreme medical ethics committee (Helsinki Committee) of the Israeli Ministry of Health has approved this clinical trial for the study of the treatment with injectable Product R of cachectic patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin's disease and non-Hodgkin's lymphoma, who also manifest symptoms of cachexia, that is, severe weight loss and body wasting.

         - Phase 1 Study in Cachectic Patients with Solid Tumors. The Israeli Ministry of Health has approved these clinical trials for the study of the treatment with injectable Product R of body wasting (cachexia) in patients with solid tumors such as colonic, lung breast, stomach and kidney cancers.

         Although there can be no assurances, we anticipate that the clinical trials in Israel will help facilitate the planned investigational new drug (IND) application process for injectable Product R with the FDA.

         On July 8, 2002, we extended an agreement with the Weizmann Institute of Science and Yeda its developmental arm in Israel, to conduct research on the effects of Product R on the immune system, especially on T lymphocytes. In addition, scientists will explore the effects of Product R in animal models. Under its provisions the study period is extended for another twelve months to July 7, 2003. Total costs incurred in connection with this research are expected to be $138,000, of which a payment of $40,000 was made during July 2002.

         In September 2002, we entered into a contract with EnviroGene LLC, an affiliate of the Selikoff Center, to conduct, evaluate and maintain the scientific quality for the 3 clinical studies listed above. Under the terms of this agreement, EnviroGene will (1) finalize all Israeli government and hospital approval documents, (2) complete and organize the 3 clinical trials including establishing a network of scientists to perform said study/ trial and initiate recruitment of patients and (3) perform the studies/trials and evaluate the results. Total costs incurred by EnviroGene LLC in connection with these clinical trials are expected to be $1,551,000 of which $128,000 has been paid through September 30, 2002.

         Subsequent to September 30, 2002, we entered into various agreements supporting the clinical trials in Israel aggregating approximately $1,000,000 to be paid over a twelve-month period. These services include the monitoring and auditing of the clinical sites, hospital support and laboratory testing.

         Whether we will be able to proceed with Phase 2 clinical trials of Product R for topical therapy of genital warts and clinical trials in Israel for injectable Product R is dependent upon our ability to secure sufficient funds. If sufficient funds do not become available, we will have to curtail our operations by, among other things, limiting our clinical trials for Product R. We may not be able to raise the funds we currently need to begin the planned topical Phase 2 or complete the injectable clinical trials in Israel for Product R. Additional financing to fund subsequent clinical trials may not be available to us, which may force us to reduce our clinical trials and operations. While we continue to attempt to secure funds through the sale of our securities, there is no assurance that such funds will be raised on favorable terms, if at all.

GOVERNMENT REGULATION

         The FDA imposes substantial requirements upon and conditions precedent to the introduction of therapeutic drug products, such as Product R, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. After testing in animals, an Investigational New Drug, or IND, application must be filed with the FDA to obtain authorization for human testing. When the clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit a new drug application, or NDA, to the FDA. No action can be taken to market Product R, or any therapeutic drug product, in the United States until an NDA has been approved by the FDA.

         The IND process in the United States is governed by regulations established by the FDA which strictly control the use and distribution of investigational drugs in the United States. The guidelines require that an application contain sufficient information to justify administering the drug to humans, that the application include relevant information on the chemistry, pharmacology and toxicology of the drug derived from chemical, laboratory and animal or IN VITRO testing, and that a protocol be provided for the initial study of the new drug to be conducted on humans.

         In order to conduct a clinical trial of a new drug in humans, a sponsor must prepare and submit to the FDA a comprehensive IND. The focal point of the IND is a description of the overall plan for investigating the drug product and a comprehensive protocol for each planned study. The plan is carried out in three phases: Phase 1 clinical trials, which involve the administration of the drug to a small number of healthy subjects to determine safety, tolerance, absorption and metabolism characteristics; Phase 2 clinical trials, which involve the administration of the drug to a limited number of patients for a specific disease to determine dose response, efficacy and safety; and Phase 3 clinical trials, which involve the study of the drug to gain confirmatory evidence of efficacy and safety from a wide base of investigators and patients.

         An investigator's brochure must be included in the IND and the IND must commit the sponsor to obtain initial and continual review and approval of the clinical investigation. A section describing the composition, manufacture and control of the drug substance and the drug product is included in the IND. Sufficient information is required to be submitted to assure the proper identification, quality, purity and strength of the investigational drug. A description of the drug substance, including its physical, chemical, and biological characteristics, must also be included in the IND. The general method of preparation of the drug substance must be included. A list of all components including inactive ingredients must also be submitted. There must be adequate information about pharmacological and toxicological studies of the drug involving laboratory animals or IN VITRO tests on the basis of which the sponsor has concluded that it is reasonably safe to conduct the proposed clinical investigation. Where there has been widespread use of the drug outside of the United States or otherwise, it is possible in some limited circumstances to use well documented clinical experience as a substitute for other pre-clinical work.

         After the FDA approves the IND, the investigation is permitted to proceed, during which the sponsor must keep the FDA informed of new studies, including animal studies, make progress reports on the study or studies covered by the IND, and also be responsible for alerting FDA and clinical investigators immediately of unforeseen serious side effects or injuries.

         When all clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit an NDA to the FDA. An NDA must be approved by the FDA covering the drug before its manufacturer can commence commercial distribution of the drug. The NDA contains a section describing the clinical investigations of the drug which section includes, among other things, the following: a description and analysis of each clinical pharmacology study of the drug; a description and analysis of each controlled clinical study pertinent to a proposed use of the drug; a description of each uncontrolled clinical study including a summary of the results and a brief statement explaining why the study is classified as uncontrolled; and a description and analysis of any other data or information relevant to an evaluation of the safety and effectiveness of the drug product obtained or otherwise received by the applicant from any source foreign or domestic. The NDA also includes an integrated summary of all available information about the safety of the drug product including pertinent animal and other laboratory data, demonstrated or potential adverse effects of the drug, including clinically significant potential adverse effects of administration of the drug contemporaneously with the administration of other drugs and other related drugs. A section is included describing the statistical controlled clinical study and the documentation and supporting statistical analysis used in evaluating the controlled clinical studies.

         Another section of the NDA describes the data concerning the action of a drug in the human body over a period of time and data concerning the extent of drug absorption in the human body or information supporting a waiver of the submission of such data. Also included in the NDA is a section describing the composition, manufacture and specification of the drug substance including the following: a full description of the drug substance, its physical and chemical characteristics; its stability; the process controls used during manufacture and packaging; and such specifications and analytical methods as are necessary to assure the identity, strength, quality and purity of the drug substance as well as the availability of the drug products made from the substance. NDA's contain lists of all components used in the manufacture of the drug product and a statement of the specifications and analytical methods for each component. Also included are studies of the toxicological actions of the drug as they relate to the drug's intended uses.

         The data in the NDA must establish that the drug has been shown to be safe for use under its proposed labeling conditions and that there is substantial evidence that the drug is effective for its proposed use(s). Substantial evidence is defined by statute and FDA regulation to mean evidence consisting of adequate and well-controlled investigations, including clinical investigations by experts qualified by scientific training and experience, to evaluate the effectiveness of the drug involved.

         In February 1998, we contracted with GloboMax LLC of Hanover, Maryland to advise and assist us in our preparation of a new IND to be filed with the FDA, and to otherwise guide us through the FDA process with the objective of obtaining full approval for Product R in the United States. During 2000 and 2001, GloboMax continued its project management services for the pre-clinical development and IND submission of Product R to the FDA, the development of standard operating procedures and validation protocol for the preparation and manufacture of Product R. Expenses paid during 2000 and 2001 relating to the GloboMax agreement were approximately $3,917,000. Pursuant to the agreement with GloboMax, we are obligated to pay for services on an hourly basis, at prescribed rates. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. On September 4, 2001, the IND was cleared by the FDA to begin Phase 1 trials. In March 2002, Advanced Viral completed a Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. On April 12, 2002, we began the process of recruiting clinical sites to perform Phase 2 clinical trials of Product R in patients in the U.S. with genital warts. Such IND is our only IND on file with the FDA.

         We currently do not have the resources necessary to complete the FDA approval process. It is possible that the clinical tests of Product R on humans will not be approved by the FDA for human clinical trials on HPV or other diseases, and that any tests previously conducted or to be conducted will not satisfy FDA requirements. It is also possible that the results of such human clinical trials, if performed, will not prove that Product R is safe or effective in the treatment of HPV or other diseases, or that the FDA will not approve the sale of Product R in the United States if we submitted a proper NDA. It is not known at this time how extensive the Phase 2 and Phase 3 clinical trials will be, if they are conducted. The data generated may not show that the drug Product R is safe and effective, and even if the data shows that Product R is safe and effective, obtaining approval of the NDA could take years and require financing of amounts not presently available to us.

         In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Government regulation in certain countries may delay marketing of Product R for a considerable period of time and impose costly procedures upon our activities. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. Clinical studies conducted outside of any country may not be accepted by such country, and the approval of any pharmaceutical or diagnostic product in one country does not assure that such product will be approved in another country. Accordingly, until registration is granted, if ever, in the United States or another developed or developing country, we do not expect that we will be able to generate material sales revenue.

RESEARCH, DEVELOPMENT AND TESTING

         For the period from inception (February 20, 1984) through June 30, 2002 we expended approximately $16,400,000 on testing and research and development activities either in our laboratories or pursuant to various testing agreements with both domestic and foreign companies. In 1996, we retained Shalom Z. Hirschman, MD as our Chief Executive Officer and President. Dr. Hirschman, who is also a member of our Board of Directors, established our research facility in Yonkers, New York, planned and monitored the testing of Product R and recently performed analyses of Product R with our scientific personnel, which analyses will be used in connection with the FDA approval process. We currently are funding research and testing to:

         - determine the safety and efficacy of the topical use of Product R on animals and cultured human cells;

         - assess the safety and effectiveness of the topical application of Product R on HPV;

         - determine the safety and effectiveness of Product R in the treatment of cachexia (body wasting) in patients with AIDS;

         - determine the safety and effectiveness of Product R in the treatment of cachexia (body wasting) in patients with solid cancers;

         - determine the safety and effectiveness of Product R in the treatment of cachexia (body wasting) in patients with leukemias and lymphomas;

         - determine the effectiveness of Product R for the treatment of rheumatoid arthritis;

         - study the effects of Product R in inhibiting the production of key cellular receptors for HIV (CCR5 and CXCR4 receptors). The CCR5 and CXCR4 receptors are two of the cell receptors used by the AIDS virus, HIV, to attach to its target cell and initiate infection;

         - assess the effectiveness in inhibiting the replication of adenovirus in cell culture; and

         - assess the direct inhibitory and therapeutic effects of Product R on neoplasias, including lymphomas and lymphocytic leukemia.

         On January 29, 2001, we entered into a 12-month agreement with The Weizmann Institute of Science and Yeda, its developmental arm, in Israel to conduct research on the effects of Product R on the immune system, especially on T lymphocytes. Experiments included the impact of Product R on T cell proliferation, migration, adhesion and cytokine secretion. In addition, scientists explored the effects of Product R in animal models on adjuvant arthritis and experimental allergic encephalitis. The cost of this research is approximately $118,000 which has been funded from our current cash position. On July 8, 2002, we extended the agreement with the Weizmann Institute for another twelve months to July 7, 2003. Total costs incurred in connection with this research is expected to be $138,000, of which a payment of $40,000 was made in July 2002. Subsequently, we made a payment of $40,000 in November 2002.

         We believe that the research at The Weizmann Institute has demonstrated that Product R inhibits the development of arthritis and encephalitis in rat models of adjuvant arthritis and experimental allergic encephalitis, respectively, when Product R is administered at the same time as the inflammatory stimulus. These models of the dampening effects of Product R on autoimmune reactions are being fine-tuned and studies of possible molecular mechanisms of the actions of Product R are to follow.

         These animal models serve as experimental prototypes for the study of autoimmune disorders, such as rheumatoid arthritis. Institute researchers also propose to investigate other animal models, including a graft rejection model and tumor growth and tumor metastasis models, for the immunomodulatory effects of Product R.

         On April 2, 2001, we entered into a 12-month agreement with The Selikoff Center in Israel to develop clinical trials in Israel using Product R. These trials would support our planned IND of injectable Product R. The Center began designing clinical trials using Product R to mitigate the toxic effects of chemotherapy in patients with advanced stage cancer to be conducted at hospitals throughout Israel. The cost of the first phase of this research was $242,000, of which $115,000 has been advanced to date.

         During the planning of these clinical trials, we redesigned the research program to investigate the effect of Product R on cachexia (body wasting) in patients with solid cancers, leukemias and lymphomas. In addition, the redesigned program will investigate Product R as salvage therapy in patients with AIDS who have failed highly active anti-retroviral therapy (HAART). In this trial, Product R will be used in combination with HAART.

         During March 2002, the Selikoff Center advised us that it received approvals from Israel's Helsinki Committees (the equivalent of a hospital's Institutional Review Board in the U.S.) for these clinical trails at academic medical centers in Israel. We have received approval from Israel's Ministry of Health for these clinical trials to begin. We anticipate that these clinical trials will yield data which will assist us in our design of future protocols for Phase 1 and Phase 2 studies of injectable Product R in the U.S. and Israel.

         In September 2002, we entered into a contract with Enviro Gene LLC, an affiliate of the Selikoff Center, to conduct, evaluate and maintain the scientific quality for the 3 clinical studies listed above. Under the terms of this agreement, EnviroGene will (1) finalize all Israeli government and hospital approval documents, (2) complete and organize the 3 clinical trials including establishing a network of scientists to perform said study/trial and initiate recruitment of patients and (3) perform the studies/trials and evaluate the results. Total costs incurred by Enviro Gene LLC in connection with these clinical trials are expected to be $1,551,000, of which $128,000 has been paid through September 30, 2002. Subsequently, we made a payment of $203,000 in October 2002.

         Subsequent to September 30, 2002, we entered into various agreements supporting the clinical trials in Israel aggregating approximately $1,000,000 to be paid over a twelve-month period. These services include the monitoring and auditing of the clinical sites, hospital support and laboratory testing.

         The studies being conducted in Israel are subject to risks associated with the political, economic and military conditions affecting Israel and the Middle East, and recently a public announcement from Israel declaring a war against terrorism has made it difficult to predict whether or in what manner these problems will be resolved.

         Our studies detailing the results of the above research and testing may not positively impact the FDA's decision to approve a new IND for Product R or approve the marketing, sales or distribution of Product R within the United States, and as a result may not improve our chances of gaining approval for the marketing, sales or distribution of Product R anywhere in the world. We currently do not have the resources to engage in further testing, and we cannot provide assurances that we will acquire such financial resources to continue or complete the studies, or, if we acquire such resources, that we will do so on favorable terms.

SCIENTIFIC ADVISORY BOARD

         In January 2002, we formed a Scientific Advisory Board currently consisting of seven people with experience in molecular genetics, microbiology, immunology, oncology, hematology, women's health and related fields for the purpose of having access to additional expertise and counsel to support the development of Product R in connection with the rigorous clinical trials required by the FDA's regulatory approval process. The current members of the Scientific Advisory Board are:

         SIDNEY PESTKA, M.D., a recipient of the National Medal of Technology for 2001, is currently Professor and Chairman of the Department of Molecular Genetics, Microbiology and Immunology at New Jersey's Robert Wood Johnson Medical School of the University of Medicine and Dentistry. Previously he was Associate Director of the Roche Institute of Molecular Biology. His work in the development of interferons, which are used clinically for treating a range of diseases, including hepatitis B, multiple sclerosis and hairy cell leukemia, is the basis of several U.S. and more than 100 foreign patents. Dr. Pestka was inducted into the New Jersey Inventor's Hall of Fame in 1993. He has also received the Selman Waksman Award in Microbiology and the Milstein Award from the International Society for Interferon and Cytokine Research. He has served on the National Cancer Institute's Breast Cancer Task Force, the Basic Pharmacology Advisory Committee of the Pharmaceutical Manufacturers Association Foundation and is secretary, and former President, of the International Society of Interferon Research. Dr. Pestka received his undergraduate degree in chemistry from Princeton University in 1957 and his medical degree from the University of Pennsylvania School of Medicine in 1961. Over the past 30 years, he has published several books and written more than 400 research articles for prestigious peer-reviewed scientific journals.

         MARK H. KAPLAN, M.D., an expert in AIDS treatment and research, including the study of new therapeutic agents, is the Jane and Dayton Brown Professor of Clinical Medicine at The New York University School of Medicine and has been Director of The Center for AIDS Research and Treatment at The North Shore University Hospital since 1994. Dr. Kaplan, a prominent specialist in infectious diseases who now devotes his attention to the problems of AIDS, was previously Chief of Infectious Diseases at The North Shore University Hospital from 1980 through 1994. He also had served on the adjunct staff and was guest investigator at Rockefeller University from 1978 through 1984.

         GEORGE P. CANELLOS, M.D. is the William Rosenberg Professor of Medicine at Harvard Medical School where he served as Chief of the Division of Medical Oncology for 20 years at the Dana-Farber Cancer Institute, and was Acting Clinical Director of the National Cancer Institute (NCI) and a member of the FDA's Oncologic Drugs Advisory Committee. Dr. Canellos was also a past president of the American Society for Clinical Oncology and a former Editor-in-Chief of the Journal of Clinical Oncology. Dr. Canellos currently serves as Medical Director for Network Development, Dana-Farber/Partners CancerCare and is on the senior staff at the Brigham and Women's Hospital, Dana-Farber Cancer Institute and Massachusetts General Hospital.

         MICHAEL HARRIS, M.D. is Director of the Tomorrows Children's Institute for Cancer and Blood Disorders, Chief of Pediatric Hematology-Oncology at the Hackensack University Medical Center and Professor of Pediatrics at the UMDNJ-New Jersey Medical School. Additionally, Dr. Harris is a member of the National Cancer Institute's Special Review Committee where he is responsible for the review of Community Clinical Oncology Programs, and Associate Editor for Pediatric Oncology for the scientific journal Cancer Investigation. Dr. Harris previously served as Chief of Pediatric Hematology-Oncology at The Mt. Sinai Medical Center in New York City.

         JAMES D'OLIMPIO, M.D. is Director of the North Shore University Hospital's Supportive Oncology and Palliative Care Service and is also Associate Professor of Medical Oncology at New York University's School of Medicine. His research has focused on improving the quality of life of cancer patients, especially by reversing the wasting process (cachexia) associated with cancer, and in cancer treatment related fatigue syndrome.

         CAROL ARMENTI is the founder and Executive Director of the Center for Cervical Health, a patient advocacy organization primarily devoted to cervical health issues in the U.S. Ms. Armenti serves on the FDA advisory board and other governmental consulting boards, and is a lecturer on women's health issues.

         HOWARD YOUNG, M.D. currently serves on the staff of a cancer research institute. He has been elected to serve as the Vice President of the International Society for Interferon and Cytokine Research in 2002 and 2003 and as President in 2004 and 2005. During 2001, Dr. Young was elected a fellow to the American Academy of Microbiology. Dr. Young served as Chair of the Immunology Division of the American Society for Microbiology from 1996-1997. Dr. Young has authored/co-authored over 200 research papers in the field of cellular and molecular immunology. Dr. Young is a member of the editorial boards of the "Journal of Interferon and Cytokine Research," "The Journal of Biological Chemistry, "Genes and Immunity," and served on the editorial board of "The Journal of Immunology" from 1997-2001. Dr. Young is Editor-in-Chief of the "Newsletter of the International Society of Interferon and Cytokine Research."

BUSINESS ADVISORY BOARD

         In December 2001, we established a Business Advisory Board currently consisting of three people. Members of the Business Advisory Board provide us with access to expertise in international finance, strategic management and business opportunities. The current members of the Business Advisory Board are:

         ALBERT REICHMANN is the co-founder of Olympia and York Developments Limited, an international commercial property developer. Mr. Reichmann is also an international philanthropist whose efforts have supported the establishment of schools and other institutions around the world.

         PETER LUNDER is the former Co-Chairman and Treasurer of the Dexter Shoe Company (now owned by Berkshire-Hathaway). Mr. Lunder serves as a Regent of the Smithsonian Museum and is the Governing Board Chairman of Colby College's Museum of Art, and a member of the Dana-Farber Cancer Institute's Visiting Committee.

         JOZEF STRAUS, PH.D., D.SC. (HON.) is Co-Chairman, President and Chief Executive Officer of JDS Uniphase Corporation, a leading fiberoptic communications firm and has numerous publications, presentations and other honors to his credit.

PATENTS

         We believe that patent protection and trade secret protection are important to our business and that our future will depend, in part, on our ability to maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad. We have nine issued U.S. patents, some covering the composition of Product R and others covering various uses of the Product R. In addition, we have two issued Australian patents covering a use of Product R. Additionally, we have 14 pending U.S. patent applications and 17 pending foreign patent applications. During April 2002, under the terms of a settlement agreement entered as part of a final judgment on March 25, 2002, all rights, title and interest in two issued U.S. patents pertaining to Reticulose(R) technology were assigned to Advanced Viral.

         As patent applications in the United States are maintained in secrecy until patents issue and as publication of discoveries in the scientific or patent literature often lag behind the actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. We cannot be sure that any additional patents will issue from any of our patent applications or, should any patents issue, that we will be provided with adequate protection against potentially competitive products. Furthermore, we cannot be sure that should patents issue, they will be of commercial value to us, or that private parties, including competitors, will not successfully challenge our patents or circumvent our patent position in the United States or abroad.

         In the absence of adequate patent protection, our business may be adversely affected by competitors who develop comparable technology or products. Moreover, pursuant to the terms of the Uruguay Round Agreements Act, patents filed on or after June 8, 1995 have a term of twenty years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This may shorten the period of patent protection afforded to our products as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Patent Act"), a sponsor may obtain marketing exclusivity for a period of time following FDA approval of certain drug applications, regardless of patent status, if the drug is a new chemical entity or if new clinical studies were used to support the marketing application for the drug. Pursuant to the FDA Modernization Act of 1997, the period of exclusivity can be extended if the applicant performs certain studies in pediatric patients. This marketing exclusivity prevents a third party from obtaining FDA approval for a similar or identical drug under an Abbreviated New Drug Application ("ANDA") or a "505(b)(2)" New Drug Application. The statute also allows a patent owner to obtain an extension of applicable patent terms for a period equal to one-half the period of time elapsed between the filing of an IND and the filing of the corresponding NDA plus the period of time between the filing of the NDA and FDA approval, with a five year maximum patent extension. We cannot be sure that we will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law.

         In order to protect the confidentiality of our technology, including trade secrets and know-how and other proprietary technical and business information, we require all of our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige our employees, consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us. We cannot be sure that confidentiality will be maintained or disclosure prevented by these agreements or that our proprietary information or intellectual property will be protected thereby or that others will not independently develop substantially equivalent proprietary information or intellectual property.

         The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with Product R. Therefore, Product R and any other drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that we or our consultants or research collaborators use intellectual property owned by others in work performed for us, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject us to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. We cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. In addition, we could incur substantial costs in defending ourselves in legal proceedings instituted before the PTO or in a suit brought against it by a private party based on such patents or proprietary rights, or in suits by us asserting our patent or proprietary rights against another party, even if the outcome is not adverse to us. There are extensions available under the Patent Act if the delay in prosecution of the patent application results from a delay in the PTO's handling of any interference or appeal involving the application. We have not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.

EQUITY LINE OF CREDIT AGREEMENT

         On February 9, 2001, we signed a private equity line of credit agreement with Cornell Capital Partners, LP. Pursuant to this equity line of credit agreement and subject to the satisfaction of certain conditions, including those discussed below, Advanced Viral may sell and issue to Cornell Capital, from time to time, up to an aggregate of $50,000,000 of our common stock. Until August 14, 2003, assuming the registration statement covering the resale of the shares issuable pursuant to the equity line of credit is effective, we may, from time to time, in our sole discretion, sell or "put" shares of our common stock to

Cornell Capital at a price equal to 95% of the market price of the common stock. Under the equity line of credit agreement, the market price of Advanced Viral common stock, for purposes of determining the purchase price, is the average of the three lowest closing bid prices, as reported by Bloomberg, L.P., of our common stock for the 25 trading day period ending on the date we notify Cornell Capital of our intention to put common stock to it, or, in other words, request an advance. To date, we have not drawn down on the line of credit.

         The maximum advance amount on any advance notice date is equal to the product of 150% times the 40 day average daily volume traded for the 40 trading days preceding the advance notice date. The 40 day average volume traded is equal to the bid price multiplied by the volume for each of the 40 trading days preceding the advance notice date as reported by Bloomberg, L.P.

         Our ability to put shares of common stock to Cornell Capital is subject to certain conditions and limitations, including, but not limited to, the following:

         - the closing bid price of the common stock on the advance notice date shall not be less than the average of the three lowest closing bid prices of our common stock for the 25 trading day period ending on the date we request an advance.

         - the registration statement covering the resale of the shares must have previously become effective and shall remain effective and available for making resales of the put shares;

         - our representations and warranties contained in the equity line of credit agreement must be accurate as of the date of each put;

         - we must have performed, satisfied and complied in all respects with all covenants, agreements and conditions required to be performed, satisfied or complied with at or prior to the date of each put;

         - we must have obtained all permits and qualifications required by any applicable state in accordance with the registration rights agreement for the offer and sale of the put shares, or shall have the availability of exemptions therefrom. The sale and issuance of the put shares must be legally permitted by all laws and regulations to which we are subject;

         - no statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the equity line of credit agreement;

         - at the time of an advance, there must not have been any material adverse change in our business, operations, properties, prospects, or financial condition since the date of filing of our most recent report with the SEC;

         - our common stock must not have been delisted from the Bulletin Board or suspended from trading by the SEC or the Bulletin Board; and we must not have received any notice threatening the continued listing of our common stock on the Bulletin Board;

         - at least 13 trading days must have elapsed since the last date we put shares to Cornell Capital; and

         - no advance date shall be less than 12 trading days after an advance notice date.

         Under the equity line of credit agreement, we agreed to register the common stock for resale by Cornell Capital, which will permit Cornell Capital to resell the common stock from time to time in the open market or in privately-negotiated transactions. We have agreed to bear certain expenses, other than broker discounts and commissions, if any, in connection with the preparation and filing of the registration statement and any amendments to it. We intend to file amendments and supplements to the registration statement as may be necessary in order to keep it effective as long as the equity line of credit agreement remains in effect or Cornell Capital owns any of our common stock. We cannot assure you that we will satisfy all of the conditions required under the equity line of credit agreement or that Cornell Capital will have the ability to purchase all or any of the shares of common stock put to it thereunder.

         In addition, pursuant to the equity line of credit agreement, each officer, director and affiliate of Advanced Viral has agreed that he, she or it will not, directly or indirectly, without the prior written consent of Cornell Capital, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any shares of common stock, including options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein for a period of 10 trading days following the receipt of an advance notice by Advanced Viral pursuant to the agreement.

         In conjunction with the equity line of credit agreement, we entered into an agreement with May Davis Group, Inc., our placement agent. May Davis assisted Advanced Viral in negotiating the equity line of credit agreement. As a placement fee, we issued to May Davis and certain other investors Class A Warrants to purchase 5,000,000 shares of our common stock at an exercise price per share equal to $1.00, exercisable in part or in whole at any time until February 9, 2006, and Class B Warrants to purchase in the aggregate 5,000,000 shares of our common stock at an exercise price equal to the greater of $1.00 or 110% of the bid price of the common stock on the applicable advance date under the private equity line of credit agreement. Each Class B Warrant is exercisable pro rata on or after each advance date with respect to that number of warrant shares equal to the product obtained by multiplying 5,000,000 by a fraction, the numerator of which is the amount of the advance payable on the applicable advance date and the denominator of which is $20,000,000, until sixty months from the date of issuance.

         We may redeem the warrants at a redemption price of $0.01 per share provided that the bid price for our common stock equals at least $4.00 per share for a period of ten (10) consecutive trading days, as described therein. The warrants contain provisions that adjust the purchase price and number of shares issuable upon the occurrence of certain events, such as a stock split, reverse stock split, stock dividend, merger, or recapitalization. Assuming the registration statement covering the shares underlying the warrants and the equity line of credit is not suspended, the holder may effect a cashless exercise of the warrant commencing with the first advance date. There are also certain "piggyback" registration rights with respect to the shares of common stock issuable upon exercise of the warrants pursuant to a registration rights agreement.

MARKETING AND SALES

         Except for limited sales of Product R for testing and other purposes, Product R is not sold commercially anywhere in the world. As of the date hereof, our efforts or the efforts of our representatives have produced no material benefits to us regarding our ability to have Product R sold commercially anywhere in the world. We have entered into exclusive distribution agreements with four separate entities granting exclusive rights to distribute Product R in the countries of Canada, China, Japan, Hong Kong, Macao, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile. Pursuant to these agreements, the distributors are obligated to cause Product R to be approved for commercial sale in such countries and upon such approval, to purchase from us certain minimum quantities of Product R to maintain the exclusive distribution rights. Our marketing plans for Product R are still dependent upon registration of Product R for sale in various jurisdictions where our distributors are seeking approvals. We have made no sales under the distribution agreements other than for testing purposes.

         To date we have received no information that would lead us to believe that we will be positioned to sell Product R commercially anywhere in the world in the immediate future, and it is possible that none of our distributors will ever secure registration of Product R. On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. In March 2002, Advanced Viral completed a Phase 1 trial and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. On April 12, 2002, we began the process of recruiting clinical sites to perform Phase 2 clinical trials of Product R in patients in the U.S. with genital warts. During the course of Phase 2, the efficiency of Product R for the topical treatment of genital warts will be investigated in various doses. Due to limited financial resources, we have not yet secured clinical sites nor have we made any material progress on the Phase 2 clinical trials.

         An application for registration of Product R was filed in March 1998 requesting that Product R be permitted to be sold in Argentina. In this March 1998 filing, DCT, S.R.L., our distribution agent in Argentina, received an investigational new drug identification number from the National Administration for Drug, Food and Medical Technology in Argentina, or ANMAT. This allowed DCT to begin pre-clinical studies on our behalf with Product R which have since been concluded. In February 2000, DCT received approval from the ANMAT to proceed with Phase 1 clinical trials in Argentina for Product R. We are currently evaluating the costs and time necessary to complete Phase 1 clinical trials in Argentina. DCT must apply for approval from the ANMAT to proceed with Phases II and III clinical trials before Product R is approved for sale in Argentina. The costs and time necessary to complete such trials cannot be predicted at this time, especially given the current faltering political and economic climate in Argentina. GloboMax Americas has been retained to review the application and status of Product R in Argentina. Based upon recommendations received from GloboMax Americas, we will decide how to proceed further in Argentina. We may not receive regulatory approval in Argentina and therefore may not generate sales of Product R in Argentina in the near future.

         Initially we targeted our sales and marketing efforts to those countries where Reticulose was previously marketed by its prior owners for a number of years as an anti-viral agent in the treatment of Asian influenza, viral pneumonia, viral infectious hepatitis, mumps, encephalitis, herpes simplex and herpes zoster. Those countries included Singapore, Hong Kong, Malaysia, Taiwan, the Philippines and Malta. Registration of Product R will be required in such countries as well as in the other countries comprising the distributors' territories before any significant sales may begin. The registration of Product R for sale in these countries has been frustrated due to our inability to obtain the registration and approval to sell Product R in the Bahamas, the country of origin, and a general lack of published data on the effectiveness of Product R. Until Product R is registered and approved for sale in the United States, in another developed country or in the other countries included in the distributors' territories, we will not generate any material sales of Product R. For the years ended December 31, 2001, 2000 and 1999, we reported no commercial sales except limited sales for testing purposes. Product R is not legally available for commercial sale anywhere in the world, except for testing purposes. See "--Research, Development and Testing."

         By letter dated February 13, 1996, our subsidiary in the Bahamas, Advance Viral Research, Ltd., was notified that the National Economic Council of the Bahamas had refused our subsidiary's request for a "free sales certificate" for Product R. A free sales certificate is a document typically issued by a country in which a pharmaceutical product is manufactured which certifies that such country permits the "free sale" of such product in such country. Most countries require that, before allowing the registration of a pharmaceutical product for use in that country, it must at least be registered and certified for free sale in the country in which it is manufactured. However, the Bahamas has no procedures currently in place to issue a free sales certificate for any therapeutic drug, including Product R. If we do not obtain a free sales certificate or other equivalent document from the Bahamas or another country, or if we do not receive FDA approval, it is possible that we will not be able to meet registration requirements in the countries which require that a pharmaceutical product be at least registered and certified for free sale in the country in which it is manufactured.

         The Company currently produces bulk clinical trial batches for topical Product R in its facility in Freeport, Bahamas. The Company has reconfigured its Yonkers, New York research facility to produce clinical trial batches for its planned injectable Product R. The Company operates these two facilities to produce clinical trial batches under current Good Manufacturing Procedures
(cGMP) as set forth by the United States Food and Drug Administration (FDA). The FDA has not approved Product R for distribution or sale in the United States.

COMPETITION

         The pharmaceutical drug industry is highly competitive and rapidly changing. If we ever successfully develop Product R, it will compete with numerous existing therapies. In addition, many companies are pursuing novel drugs that target the same diseases we are targeting with Product R. We believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV, HPV, other viruses, cachexia (body wasting) and rheumatoid arthritis. We anticipate that we will face intense and increasing competition as new products enter the market and advanced technologies become available. Our competitors' products may be more effective, or more effectively marketed and sold, than Product R. Competitive products may render Product R obsolete or noncompetitive before we can recover the expenses of developing and commercializing Product R. Furthermore, the development of a cure or new treatment methods for the diseases we are targeting could render Product R noncompetitive, obsolete or uneconomical. Many of our competitors:

         - have significantly greater financial, technical and human resources than we have and may be better equipped to develop, manufacture and market products;

         - have extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products; and

         - have products that have been approved or are in late stage development and operate large, well-funded research and development programs.

         A number of therapeutics are currently marketed or are in advanced stages of clinical development for the treatment of HIV infection and AIDS, including several products currently marketed as part of a "cocktail" in the United States. We believe Product R should be added to such cocktails in order to enhance their effectiveness and mitigate the toxic effects of other drugs used to treat HIV infections. Among the companies with significant commercial presence in the AIDS market are Glaxo SmithKline, Bristol-Myers Squibb, Hoffmann-La Roche, Agouron Pharmaceuticals, Merck & Co. and DuPont Pharma.

         Several products are currently marketed for the treatment of cachexia (body wasting) included Megace(R) oral suspension manufactured by Bristol-Myers Squibb and Serostim(R) (injectable human growth hormone) marketed by Serono Laboratories Inc.

         Several therapeutics are currently marketed or are in advanced stages of clinical development for the treatment of HPV. Schering Plough Corp. manufactures Intron A, an injectable interferon product approved by the FDA for the treatment of HPV. 3M Pharmaceuticals received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of HPV. Product R, if approved for commercial sale by the FDA, would also compete with surgical, chemical, and other methods of treating HPV. Products developed by our competitors or advances in other methods of the treatment of HPV may have a negative impact on the commercial viability of Product R.

         Several products are currently marketed or are in advanced stages of clinical development for the treatment of rheumatoid arthritis. Immunex Corp.'s product Enbrel, a biologic response modifier, was approved by the FDA in November 1998 for the treatment of moderate to severe rheumatoid arthritis. Centocor Inc. is developing a monoclonal antibody known as Remicade, an anti-inflammatory agent that has completed Phase 3 trials in rheumatoid arthritis. The FDA approved Remicade for treatment of Crohn's disease in August 1998. Centocor filed for FDA approval of an expanded indication for Remicade for rheumatoid arthritis in January 1999. These products represent significant competition for Product R as a treatment for rheumatoid arthritis.

         Other small companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations are also becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

         If we successfully develop and obtain approval for Product R, we will face competition based on the safety and effectiveness of Product R, the timing and scope of regulatory approvals, the availability of supply, marketing and sales capability, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could hurt our competitive position and adversely affect our business. If and when we obtain FDA approval for Product R, we expect to compete primarily on the basis of product performance and price with a number of pharmaceutical companies, both in the United States and abroad.

EMPLOYEES

         We have 33 full-time employees, consisting of our two executive officers, two vice-presidents, 17 employees involved in research, four employees responsible for quality assurance and quality control, an assistant controller, a chief information officer and seven administrative employees. Dr. Hirschman, our President, Chief Executive Officer and a member of our Board of Directors, and Alan V. Gallantar, our Chief Financial Officer and Treasurer, each devote all of their business time to our day-to-day business operations. Eli Wilner, our Secretary and Chairman of our Board of Directors, devotes as much time to his duties as is reasonably necessary. To reduce operating costs, we are considering among other things, reducing the number of employees. See "Management --Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

PROPERTY

         We lease approximately 16,650 square feet for executive offices, including research laboratory space and production area at 200 Corporate Boulevard South, Yonkers, New York from an unaffiliated third party (the "Yonkers Lease"). The term of the Yonkers Lease is five years through April 2005 and our annual rental obligation under the Yonkers Lease is approximately $290,000.

         The Bahamian manufacturing facility, which was acquired on December 16, 1987, is located in Freeport, Bahamas and consists of an approximate 29,000 square foot site containing a one-story concrete building of approximately 7,300 square feet and is equipped for all topical phases of the testing, production, and packaging of bulk Product R. The Bahamian facility is currently being used to store and produce bulk inventory of Product R for testing purposes.

LEGAL PROCEEDINGS

         Advanced Viral is not currently a party to any material litigation, nor, to the knowledge of management, is any such litigation currently threatened.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our directors and executive officers and further information concerning them are as follows:

NAME                             AGE      POSITION

Shalom Z. Hirschman, MD(1)       65       President, Chief Executive Officer, Chief Scientific Officer
Eli Wilner (1, 2)                46       Secretary, Chairman of the Board
Alan V. Gallantar                44       Chief Financial Officer, Treasurer
David Seligman (1, 2)            63       Director
Nancy J. Van Sant                52       Director
Roy S. Walzer (2, 3)             54       Director
Richard S. Kent, MD (3, 4)       53       Director
James F. Dicke II (2)            56       Director
Paul R. Bishop                   59       Director

---------
(1)      Member of the Executive Management Committee.

(2)      Member of the Audit and Compensation Committee.

(3)      Member of the Investment Analysis Committee.

(4)      Member of the Pharmaceutical Liaison Committee.


         SHALOM Z. HIRSCHMAN, MD has been President, Chief Executive Officer and a director since October 1996, and was Chairman of the Board from December 2001 until May 2002. Dr. Hirschman was Director of the Division of Infectious Diseases and Professor of Medicine at Mount Sinai School of Medicine, New York, New York, from May 1969 until October 1996.

         ELI WILNER, our Secretary and Chairman of the Board of Directors, has been a director since December 2001 and Chairman of the Board since May 2002. He is the founder and CEO of Eli Wilner & Company, a New York City art gallery established in 1983, and is also a leading frame dealer, restorer, collector and published author. Mr. Wilner was a Bryant Fellows Member of the Metropolitan Museum of Art in New York City from 1990 to 2000 and since 1990 has been a member of the Forum and Director's Circle of the National Museum of American Art in Washington, D.C. Mr. Wilner is a graduate of Brandeis University, where he received his B.A. in Fine Arts in 1976, and Hunter College, where he received his M.A. in 1978.

         ALAN V. GALLANTAR has been Chief Financial Officer since October 1999 and Treasurer since December 2001. Mr. Gallantar was treasurer and controller from March 1998 to September 1999 of AMBI Inc., a nutraceutical company, senior vice president and chief financial officer from 1992 to 1997 of Bradley Pharmaceuticals, Inc., a pharmaceutical manufacturer, and vice president and divisional controller from 1989 to 1991 for PaineWebber Incorporated. From 1985 to 1989, Mr. Gallantar was second vice president at The Chase Manhattan Bank, N.A., and from 1983 to 1985, was a senior accountant at Philip Morris Incorporated. From 1979 to 1983, Mr. Gallantar was a senior accountant in the audit department of Deloitte & Touche.

         DAVID SELIGMAN, a director since December 2001, is a partner and founder of the Law Office of David Seligman, established in 1995. Since 1997, Mr. Seligman has been a consulting attorney to Gibbons, Del Deo, Dolan, Griffinger and Vecchione, a New Jersey based law firm. Mr. Seligman has over thirty years of legal experience in the pharmaceutical industry, twenty-five of which were spent supervising the activities of law department attorneys and outside counsel. From 1989 to 1995, Mr. Seligman was Associate Vice President and responsible for the general legal activities of various divisions of Hoffmann-La Roche Inc. Mr. Seligman is a member of the New York State Bar and the American Bar Association, and sits on the boards of Oxford Pharmaceutical Services, Inc., NitrOSystems, Inc. and Greenbrook Pharmaceuticals, LLC. Mr. Seligman graduated from Columbia University, College of Pharmacy (B.S.) in 1959, Fordham University School of Law (J.D.) in 1962, and New York University School of Law (L.L.M.) in 1966.

         NANCY J. VAN SANT, ESQ., a director since May 2002, has been a director of the Miami, Florida law firm of Sacher, Zelman, Van Sant, Paul, Beiley, Hartman, Terzo & Waldman, P.A. and/or its predecessors since 1992. From 1977 through 1990, Ms. Van Sant was an attorney with the U.S. Securities and Exchange Commission serving as Regional Trial Counsel and Chief of the Branch of Investigations and Enforcement.

         ROY S. WALZER was appointed to the Board of Directors in June 2002. Since 1987, Mr. Walzer has been the President of the private investment firms Litchfield Partners, Ltd. and the Managing Partner of Litchfield Partners I since 1999, which firms invest in pharmaceuticals, biotech and technology companies. Prior to founding Litchfield Partners, Mr. Walzer served as Executive Vice President and General Counsel with Sealy Connecticut from 1976 to 1986.

         RICHARD S. KENT, MD was appointed to the Board of Directors in September 2002. From 2001 through September 2002, Dr. Kent was President and CEO of Ardent Pharmaceuticals, Inc. of Durham, NC. From 2000 to 2001 Dr. Kent was the Senior VP of Global Medical Affairs and Chief Medical Officer for GlaxoSmithKline (formerly GlaxoWellcome, Inc.). At GlaxoWellcome, Dr. Kent was Vice President, U.S. Medical Operations and Group Medical Director from 1998 to 2001. He served as Director of Worldwide Clinical Research from 1995 to 1997. In addition he served on the Board of Directors of GlaxoWellcome and other senior level operating committees responsible for directing the development and commercialization of the company's products. At its predecessor, Burroughs Wellcome,

Dr. Kent held numerous clinical research positions and was named Medical Director in 1991, Vice President of Medical Affairs in 1992, and was named International Director of Medical Research for an affiliate Wellcome plc in 1994. He has supervised dozens of INDs and over 20 NDAs (and equivalent submissions in Europe and the rest of the world) in a wide range of therapeutic areas including CNS, Antivirals, HIV, Respiratory, Gastrointestinal, Anesthesia/Critical Care, Cardiovascular and Oncology. Dr. Kent received his undergraduate degree from the University of California -- Berkley and his medical degree from the University of California -- San Diego. He completed his medical training at Harvard, Stanford and Duke and is board certified in both internal medicine and cardiology. His research has been published in numerous journals and scientific publications.

         JAMES F. DICKE II, director since December 2001, has been the President and CEO of Crown Equipment Corporation, a global manufacturer and distributor of electric forklift trucks, material handling products and television antenna rotators since 1980. Mr. Dicke sits on the board of the Culver Educational Foundation (since 1977), Trinity University (since 1979), Dayton Power and Light Company (since 1990), Dayton Art Institute (since 1996), and Anderson-Cook Corporation (since 1997).

         PAUL R. BISHOP was appointed to the Board of Directors in July 2002. Since 1976, Mr. Bishop has been the Chairman and CEO of H-P Products, Inc., a leading manufacturer of household central vacuum systems, fabricated tubing systems and metal components for various major industries, including the automotive industry. In addition, since 1993, Mr. Bishop has been a member of the Board of Directors of the Hawk Group of Companies, a publicly traded manufacturer of specialized components used in industrial, commercial and aerospace applications. Mr. Bishop was a past member of the Young Presidents' Organization, and is a current member of the Chief Executives' Organization and the World Presidents' Organization, as well as the Ohio Bar Association and American Bar Association.

         Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2001, none of our current or former officers served on the Audit and Compensation Committee, which was established in late December 2001. No interlocking relationships exist between any member of our board of directors and any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our board of directors and any member of any other company's board of directors or compensation committee in 2001.

         EXECUTIVE MANAGEMENT COMMITTEE. On May 1, 2002, we established an Executive Management Committee, which has been delegated the authority to oversee the strategic management of Advanced Viral. Messrs. Wilner and Seligman and Dr. Hirschman serve as members of the Executive Management Committee.

         AUDIT AND COMPENSATION COMMITTEE. In late December 2001, we established our Audit and Compensation Committee. The Committee recommends to the board of directors the independent certified public accountants to be selected to audit our annual financial statements and will approve any special assignments given to those accountants. The Committee also will review the planned scope of the annual audit, the independent accountants' letter of comments and management's response thereto regarding any major accounting changes made or contemplated and the effectiveness and efficiency of our internal accounting staff. The Committee also will make recommendations to the board of directors regarding the compensation payable to our executive officers, reviews general policies relating to the compensation and benefits of our employees. For 2002, the members of this Committee were James F. Dicke II, David Seligman, Roy Walzer and Eli Wilner.

         INVESTMENT ANALYSIS COMMITTEE. In July 2002, we established an Investment Analysis Committee, which has been delegated the authority to analyze financing and investment alternatives for Advanced Viral. Mr. Walzer and Dr. Kent serve as members of this committee.

         PHARMACEUTICAL LIAISON COMMITTEE. In September 2002, we established a Pharmaceutical Liaison Committee, which has been delegated the authority to advise the Board on strategic alternatives which may become available in the pharmaceutical industry for Advanced Viral. Dr. Kent is the sole member of this committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         We currently do not pay directors fees for their attendance at meetings of the board of directors.

         The following table summarizes all compensation awarded to, earned by or paid to (a) our Chief Executive Officer and (b) our other executive officers whose total salary and bonus exceeded $100,000 (together, the "Named Executive Officers") for services rendered in all capacities to us during the years indicated.


                           SUMMARY COMPENSATION TABLE


                                                                                                            LONG TERM
                                                                                                       COMPENSATION AWARDS
                                                               ANNUAL COMPENSATION               ---------------------------------
                                                   --------------------------------------------    SECURITIES
             NAME AND                                                           OTHER ANNUAL       UNDERLYING        ALL OTHER
        PRINCIPAL POSITION               YEAR      SALARY (1)       BONUS      COMPENSATION (3)  OPTIONS/SARS (4) COMPENSATION (5)
----------------------------------       ----      ----------      -------     ----------------  ---------------- ----------------

Shalom Z. Hirschman, MD,                 2001       $361,000       $25,000 (2)      $30,192              --        $21,270 (5)
Chairman from December 2001, until
   May 2002                              2000       $361,000       $     0          $30,775              --         $4,540 (5)
President, Chief Executive Officer       1999       $325,000       $     0          $34,738              --         $4,316 (5)
and Chief Scientific Officer since
October 1996 and consultant from
May 24, 1995 until October 1996

Alan V. Gallantar,                       2001       $225,000       $25,000          $ 6,000              --             --
Chief Financial Officer since            2000       $200,000       $25,000          $21,000              --             --
October 1999                             1999       $ 43,750       $     0          $ 1,500       4,547,880             --

William Bregman,                         2001       $ 70,000            --               --              --       $150,000 (6)
Secretary and director from 1985         2000       $ 60,000            --               --              --         $2,500 (5)
until December 2001, treasurer           1999       $ 35,000            --               --              --         $2,500 (5)
from 1985 to 1999

Bernard Friedland,                       2001       $ 70,000            --               --              --       $150,000 (6)
President of  subsidiary Advance         2000       $ 60,000            --               --              --         $1,800 (5)
Viral Ltd.  from 1984 until              1999       $ 35,000            --               --              --         $1,800 (5)
December 2001;  Director of
Advanced Viral from 1985 to
December 2001, Chairman from 1985
to December 2001

---------
(1) Dr. Hirschman's salary increased for the year 2000 to $361,000. Mr. Gallantar's salary increased in October 2000 to $200,000 and in October 2001 to $225,000. Mr. Gallantar was hired in October 1999 and therefore his salary in 1999 reflects only three months of his $175,000 annual salary.

(2) Represents portion of bonus paid to Dr. Hirschman pursuant to the terms of his employment agreement in connection with the IND number granted by the FDA. The remaining $75,000 due has been accrued as of September 30, 2001.

(3) Other Annual Compensation for Dr. Hirschman includes medical insurance premiums paid by Advanced Viral on his behalf, and aggregate incremental cost to Advanced Viral of Dr. Hirschman's automobile lease, gas, oil, repairs and maintenance. Other

         Annual Compensation for Mr. Gallantar includes an automobile allowance of $500 per month and allowance for moving expenses of approximately $15,000.

(4) Includes all options granted during fiscal years shown. No stock appreciation rights were granted with any options.

(5) Represents the dollar value of insurance premiums paid by or on behalf of Advanced Viral with respect to term life insurance for the benefit of the Named Executive Officers.

(6) Represents payments made to Messrs. Bregman and Friedland pursuant to the terms of the severance agreements discussed below.


         The following table sets forth certain summary information concerning exercised and unexercised options to purchase our common stock as of December 31, 2001 held by the Named Executive Officers. No options were exercised during the year ended December 31, 2001 by the Named Executive Officers.

                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON       VALUE       OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
NAME                         EXERCISE (#)   REALIZED (1)   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                         ------------   ------------   -------------------------     --------------------------

Shalom Z. Hirschman, MD           0            N/A              39,100,000 / 0             $628,250 / $0 (2)(3)
Alan V. Gallantar                 0            N/A          3,031,320 / 1,515,960        $60,487 / $30,243 (2)(4)
William Bregman                   0            N/A                  0 / 0                         $0 / $0
Bernard Friedland                 0            N/A                  0 / 0                         $0 / $0

---------
(1) Based on the difference between the average of the high and low bid prices per share of the common stock as reported by the Bulletin Board on the date of exercise, and the exercise or base price.

(2) Based on the difference between the average of the closing bid and ask prices per share of the common stock as reported by the Bulletin Board on December 31, 2001, $0.2625, and the exercise or base price of in-the-money stock options.

(3) As of December 31, 2001, Dr. Hirschman held options to purchase 4,100,000 shares of common stock at $0.18 per share; 4,000,000 shares of common stock at $0.19 per share; 4,000,000 shares of common stock at $0.28 per share; 4,000,000 shares of common stock at $0.37 per share, and 23,000,000 shares of common stock at $0.27, all of which are currently exercisable.

(4) As of December 31, 2001, Mr. Gallantar held options to purchase 4,547,880 shares of common stock at $0.24255 per share, of which 3,031,320 were exercisable as of such date.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         HIRSCHMAN EMPLOYMENT AGREEMENT

         Pursuant to an Amended and Restated Employment Agreement dated as of May 12, 2000 between Advanced Viral and Dr. Hirschman, we employ Dr. Hirschman on a full business time basis as our President, Chief Executive Officer, Chief Scientific Officer and Chairman of our Scientific Advisory Board, with duties including supervising our day-to-day operations, including management of scientific, medical, financial, regulatory and corporate matters, establishing appropriate laboratory, executive and other facilities on our behalf, and raising additional capital on our behalf.

         Pursuant to the agreement, the term of Dr. Hirschman's employment continues until December 31, 2002 and will continue for one year periods thereafter unless either we or Dr. Hirschman gives the other notice at least two years in advance that such one year automatic extension shall be vitiated. If the agreement is terminated by us for cause, we may cancel all unvested stock options, benefits under stock bonus plans and stock appreciation rights ("SARs") granted to Dr. Hirschman. If the agreement is terminated by Dr. Hirschman for cause, we are required to pay to Dr. Hirschman his annual salary and employee benefits through the remainder of the then current term. In July 2002, we gave Dr. Hirschman notice that the agreement would not be extended after December 2004.

         Pursuant to the agreement, Dr. Hirschman receives an annual salary of $361,000, payable in equal biweekly installments. The agreement also entitles Dr. Hirschman to a major medical insurance policy, disability policy and dental policy insurance to Dr. Hirschman and his dependents that is reasonably acceptable to the parties, and a term life insurance policy at least in the amount of $1,000,000, with a beneficiary to be designated by Dr. Hirschman. The agreement further provides that we shall:

         - take such action as may be necessary to permit Dr. Hirschman to be entitled to participate in stock option, stock bonus or similar plans (including plans for SARs) as are established by us;

         - lease or purchase for Dr. Hirschman, at his discretion, an automobile selected and to be used by him, having a list price not in excess of $40,000, and pay for all gas, oil, repairs and maintenance, as well as the lease or purchase payments, as applicable, in connection with the automobile;

         - reimburse Dr. Hirschman for all of his proven expenses incurred in and about the course of his employment that are deductible under the current tax law, including, among other expenses, his license fees, membership dues in professional organizations, subscriptions to professional journals, necessary travel, hotel and entertainment expenses incurred in connection with overnight, out-of-town trips that contribute to the benefit of us in the reasonable determination of Dr. Hirschman, and all other expenses that may be pre-approved by our board of directors; and

         - provide not less than four weeks paid vacation annually and such paid sick or other leave as we provide to all of our employees.

              The agreement also provides for the payment of $100,000 to Dr. Hirschman on the earlier to occur of (i) the date an IND number is obtained from and approved by the FDA so that human research may be conducted using Product R; or (ii) the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to us of at least $15 million. On September 4, 2001, the Company received an IND number from the FDA. To date, approximately $25,000 of the $100,000 bonus described above has been paid to Dr. Hirschman, and $75,000 has been accrued.

         The agreement further provides that Dr. Hirschman is not authorized, without the express written consent of the board of directors and other than in the ordinary course of business, to pledge the credit of Advanced Viral, to bind us, to release or discharge any debt due us unless we have received payment in full, or to dispose (as collateral or otherwise) of all or substantially all of our assets.

         Dr. Hirschman has agreed that he will assign to us all patents he develops which result from his knowledge acquired while performing his duties under the agreement, and that, if his employment under the agreement is terminated by us "for cause" or by Dr. Hirschman otherwise than "for cause," as specified in that agreement, he will not, directly or indirectly, compete with us for three years after termination or solicit our employees to leave our employ for one year after termination.

         Pursuant to the execution of the agreement, we ratified a $100,000 bonus payment made to Dr. Hirschman in February 1998 and the February 1998 grant to Dr. Hirschman of options to acquire 23,000,000 shares of common stock exercisable at $0.27 per share at any time through February 17, 2008 or (i) 90 days after (A) the termination of Dr. Hirschman's employment (other than for good reason or upon the occurrence of a change in control, in which two cases Dr. Hirschman may exercise such options until the expiration of the original term, or (B) Dr. Hirschman is terminated for cause, or (ii) until 18 months after death.

         GALLANTAR EMPLOYMENT AGREEMENT

         Advanced Viral entered into an Employment Agreement dated as of October 1, 1999 with Alan V. Gallantar, pursuant to which Mr. Gallantar is employed as our Chief Financial Officer on a full business time basis. Under the agreement, the term of Mr. Gallantar's employment continues until October 1, 2002, which in September 2002 was extended through November 2002. If the agreement is terminated by us for cause, Mr. Gallantar will have no accrued right to receive any bonus for the year in which his employment is terminated, all unvested stock options will be cancelled, and any vested stock options will terminate 90 days after the effective date of termination. If the agreement is terminated by Advanced Viral not for cause, we are required to pay to Mr. Gallantar all accrued and unpaid compensation, and all stock options granted as of the date of the agreement shall become 100% vested. Upon such termination not for cause, all options which became vested as a result of this provision may be exercised by Mr. Gallantar until 90 days after the effective date of termination. If Mr. Gallantar elects to terminate this agreement as a result of a change in control, he will be paid his base salary for the remaining term of the agreement, and all stock options granted on the date of the agreement will become 100% vested and exercisable until 90 days after the effective date of termination. If Mr. Gallantar elects to terminate this agreement for any other reason, he will be paid all unaccrued and unpaid base salary, and he will have the right to exercise any vested stock until 90 days after the effective date of termination. All payments made to Mr. Gallantar in connection with the termination of the agreement are subject to reduction to the extent they exceed
2.99 times the "base amount" as determined under Section 280G of the Internal Revenue Code of 1986.

         Pursuant to the agreement, Mr. Gallantar received an annual salary of $175,000 for the first year of the agreement; $200,000 for the second year of the agreement; and $225,000 for the third year of the agreement and thereafter. For each year of the agreement, Mr. Gallantar received a cash bonus of between 10% and 50% of his base salary, based on certain targets and the discretion of the board of directors. As of the date of the agreement, Mr. Gallantar received options to purchase an aggregate of 4,547,880 shares of our common stock. The options expire on October 1, 2009, and are exercisable in three increments of 1,515,960 on the October 1, 2000, 2001 and 2002, respectively. The agreement further provides that:

         - Mr. Gallantar and his family are entitled to receive the same employee benefits generally given to other senior executives of Advanced Viral.

         - Mr. Gallantar is entitled to 15 working days of vacation during the first year and 20 days of vacation during each year thereafter, subject to certain exceptions.

         - Mr. Gallantar will receive a non-accountable automobile allowance of $500 per month, provided however, that he is be responsible for all costs of acquiring and maintaining the automobile.

         - We will reimburse Mr. Gallantar for certain professional license and membership fees up to a maximum of $5,000 per year in the aggregate, and all other expenses incurred in the performance of his duties with the prior approval of the Chief Executive Officer.

         The agreement provides that Mr. Gallantar is not authorized, without the express written consent of the board of directors and other than in the ordinary course of business, to pledge the credit of Advanced Viral, to bind us under any note, mortgage or other monetary obligation, to release or discharge any debt due us unless we have received payment in full, or to dispose (as collateral or otherwise) of a substantial amount of our assets. Furthermore, Mr. Gallantar agreed that he will assign to us all intellectual property rights developed by him which result from the knowledge he acquired while performing his duties under the agreement. Finally, he has agreed that he will not, directly or indirectly, compete with us for five years after termination of his employment or solicit our employees to leave our employ for one year after termination.

         SEVERANCE AGREEMENTS

         On December 3, 2001, William Bregman, Bernard Friedland and Louis Silver resigned as officers and directors of Advanced Viral upon the terms and conditions of separate Severance Agreements (the "Severance Agreements"), and James F. Dicke II, Christopher Forbes, David Seligman, and Eli Wilner were appointed to the board of directors of Advanced Viral. The resignations of Messrs. Bregman, Friedland and Silver were not due to any disagreement with Advanced Viral on any matter relating to Advanced Viral's operations, policies or practices.

         In connection with their resignation, we paid $150,000 in one lump sum to each of Messrs. Bregman and Friedland, and $2,500 to Mr. Silver. In addition, the Severance Agreements provide as follows:

         - That Messrs. Bregman and Friedland shall have the combined right until November 29, 2003 to appoint one additional member to the Board of Directors of Advanced Viral reasonably acceptable to Advanced Viral, so long as both Messrs. Bregman and Friedland own shares of Advanced Viral. The Bregman/Friedland designee, if appointed, shall serve on Advanced Viral's Board of Directors until his successor is duly elected and qualified, and may be removed as a member of the Board of Directors of Advanced Viral, with or without cause, by the affirmative vote of the members of Advanced Viral's then Board of Directors at any time following the date which is the earlier to occur of: (i) November 29, 2003 or (ii) the complete divestiture of both Messrs. Bregman's and Friedland's ownership in Advanced Viral.

         - All agreements regarding the voting or disposition of shares of common stock of Advanced Viral held by each of Messrs. Bregman and Friedland are terminated.

         - Advanced Viral shall have a right of first refusal to purchase shares of common stock owned by Messrs. Bregman and Friedland upon the receipt by Messrs. Bregman or Friedland, as the case may be, of a bona fide offer from an unrelated third party to purchase such shares in an "on-the-market" or "off-the-market" transaction, upon the terms set forth in the Severance Agreements.

         - With respect to the election of directors and compensation packages for directors of Advanced Viral, each of Messrs. Bregman and Friedland agreed to grant Advanced Viral an irrevocable proxy to vote all the shares of its common stock they beneficially own at any annual, special or adjourned meeting of the stockholders of Advanced Viral until the earlier to occur of November 29, 2003 or, as to those shares sold, the date of the sale of such shares by Messrs. Bregman or Friedland, as the case may be, to one or more unrelated third parties in a bona fide sale after Messrs. Bregman or Friedland, as the case may be, shall have first complied with Advanced Viral's right of first refusal described in the Severance Agreements.

         - Advanced Viral agreed, to the fullest extent permitted by Delaware law and its charter documents, to indemnify each of Messrs. Bregman, Friedland and Silver for all amounts (including reasonable attorneys' fees) incurred or paid in connection with any action, proceeding, suit or investigation arising out of or relating to their performance of services for Advanced Viral.

         - Advanced Viral agreed to continue the directors' and officers' liability insurance for each of Messrs. Bregman, Friedland and Silver until November 29, 2007.

         In connection with satisfying our financial obligations to our retiring directors under the Severance Agreements, we obtained a loan in the amount of $200,000 from our Chief Financial Officer, Alan V. Gallantar, as evidenced by a Demand Promissory Note dated December 14, 2001 (the "Note"). We were obligated to repay the Note upon our receipt of proceeds upon the consummation of new financing. The Note was repaid in full on December 17, 2001.

ADVANCED VIRAL RESEARCH CORP. CASH OR DEFERRED PLAN AND TRUST (401(K))

         Advanced Viral has adopted a 401(k) plan that allows eligible employees to contribute up to 20% of their salary, subject to annual limits, which were $10,500 in 2001. We match 50% of the first 6% of the employee contributions with our common stock and may from time to time, at our discretion, make additional contributions based upon earnings. In May 2002 we funded our matching contribution of approximately $33,000 for the year ended December 31, 2001 by purchasing our common stock in open market transactions.

RECENT OPTION GRANTS

         BOARD OF DIRECTORS. In May 2002, the Board of Directors resolved to authorize the grant to members of the Board of Directors and members of our advisory boards of options to acquire up to 33,390,000 shares of our common stock (approximately 7% of our outstanding shares and currently exercisable options and warrants) at such times and upon such terms and conditions as the Board determines from time to time in the future. Except as noted below, the term of the stock options expire upon the earlier to occur of: (i) 8 years from the grant date, or (ii) 3 years from the date of termination of the option holder's service to Advanced Viral. As of the date hereof, the following stock options had been granted:


                                                                                                         OPTION       EXERCISE
        OPTION HOLDER                                 POSITION                                         SHARES (1)      PRICE
-----------------------------    ----------------------------------------------------                  ----------   -----------

Eli Wilner                       Secretary, Chairman of the Board, Member of                           1,400,000     $0.12
                                 Executive Management Committee and Audit and
                                 Compensation Committee
James F. Dicke II                Director                                                                800,000     $0.12
David Seligman                   Director, Member of Executive Management Committee,                   1,200,000     $0.12
                                 Chairman of Audit and Compensation Committee
Nancy J. Van Sant                Director                                                                600,000     $0.12
Roy S. Walzer                    Director, Member of Audit and Compensation                              528,800     $0.295 (2a)
                                 Committee, Investment Analysis Committee
Paul R. Bishop                   Director                                                                238,356     $0.17 (2b)
Richard S. Kent, MD              Director, Member of Investment Analysis Committee                       241,096     $0.14 (2c)
                                 and Pharmaceutical Liaison Committee
Christopher Forbes               Former Director (resigned 5/1/02)                                       150,000     $0.12
George P. Canellos, MD           Member of Scientific Advisory Board                                     250,000     $0.12
Michael Harris, MD               Member of Scientific Advisory Board                                     250,000     $0.12
James D'Olimpio, MD              Member of Scientific Advisory Board                                     250,000     $0.12
Carol Armenti                    Member of Scientific Advisory Board                                     250,000     $0.12
Howard Young, MD                 Member of Scientific Advisory Board                                     250,000     $0.12
Mark H. Kaplan, MD               Member of Scientific Advisory Board                                     250,000     $0.12 (2d)
Albert Reichmann                 Member of Business Advisory Board                                       250,000     $0.12
Jozef Straus, PhD., DSc Hon.     Member of Business Advisory Board (resigned 11/6/02)                    250,000     $0.12
Peter Lunder                     Member of Business Advisory Board                                       250,000     $0.12
Sidney Pestka, MD                Member of Scientific Advisory Board                                     250,000     $ .14 (2e)
                                                                                                       ---------
TOTAL                                                                                                  7,658,252

---------
(1) Except as noted, all such stock options have anti-dilution rights and generally are exercisable in 25% increments on a quarterly basis commencing on May 6, 2002 through May 5, 2010.

(2) Such options are exercisable in 25% increments on a quarterly basis commencing on: (a) June 10, 2002 through June 9, 2010; (b) July 29, 2002 through July 28, 2010; (c) September 24, 2002 through September 23, 2010; (d) May 15, 2002; and (e) September 18, 2002 through
         September 17, 2010.

         EMPLOYEES. In May 2002, we granted to certain employees stock options to acquire up to an aggregate of 274,000 shares of our common stock at an exercise price of $0.17 per share. Such options shall expire upon the earlier to occur of January 1, 2012 or 90 days after the option holder is no longer an employee of Advanced Viral. All such stock options are exercisable in increments of 20% on January 2 of each year of employment through the expiration date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have granted stock options to certain of our executive officers, as described under the caption "Executive Compensation." We have entered into employment agreements with certain of our executive officers, and have entered into severance agreements with certain of our former officers and directors as described under the caption "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

         In connection with satisfying our financial obligations to our retiring directors under the Severance Agreements, we obtained a loan in the amount of $200,000 from our Chief Financial Officer, Alan V. Gallantar, as evidenced by a demand promissory note dated December 14, 2001. This promissory note was repaid in full on December 17, 2001.

         In July 2002, we sold to James F. Dicke II, a member of our Board of Directors, and Peter Lunder, a member of our Business Advisory Board, $1,000,000, and $500,000, respectively, principal amount of our 5% convertible debentures at par in a private placement. The principal balance of the debentures is convertible into shares of common stock as follows: 20% on the original issue date of the debentures and an additional 20% every six months thereafter. The conversion price for each share of common stock will be equal to: (i) for the first 20% of the principal balance of the debentures, 90% of the closing bid price quoted on the OTC Bulletin Board on the trading day immediately preceding the original issuance date; and (ii) for the remaining principal balance of the debentures, the higher of 90% of the average closing bid prices quoted on the OTC Bulletin Board during the five trading days immediately preceding the applicable conversion date, or $0.10. The shares issued upon conversion of the debentures cannot be sold or transferred for a period of one year from the applicable vesting date of the convertible portion of the debentures. The debentures are due in July 2004 and are payable by Advanced Viral in shares of common stock.

         Other than the foregoing, there were no material transactions between Advanced Viral and any of its officers or directors which involved $60,000 or more during the past three fiscal years.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the common shares of Advanced Viral owned as of the date hereof (i) by each person who beneficially owns more than 5% of the common shares, (ii) by each of our directors, (iii) by each of our Named Executive Officers identified in the Summary Compensation Table above and (iv) by all directors and executive officers of Advanced Viral as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such common shares.


NAME OF BENEFICIAL OWNER                                        NUMBER OF SHARES (1)      PERCENTAGE OWNERSHIP
------------------------                                        --------------------      --------------------
Bernard Friedland (2, 3)                                            39,146,730                   8.6%
William Bregman (2, 4)                                              38,146,988                   8.4%
Shalom Z. Hirschman, MD (5)                                         39,101,000                   7.9%
Alan V. Gallantar (6)                                                4,547,880                   1.0%
Eli Wilner (7)                                                       4,396,600                   1.0%
David Seligman (8)                                                     675,000                     *
Nancy J. Van Sant (8)                                                  450,000                     *
Roy Walzer (8)                                                         264,400                     *
Richard S. Kent, MD (8)                                                 60,274                     *
James F. Dicke, II (9)                                               1,899,545                     *
Paul R. Bishop (8)                                                     119,178                     *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS
  A GROUP (7 PERSONS)                                               51,513,877                   10.2%

---------
*        Represents less than 1%

(1) Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding stock options that are exercisable within 60 days of the date hereof.

(2) Pursuant to their severance agreements with Advanced Viral, each of Messrs. Bregman and Friedland have granted to Advanced Viral (i) the right of first refusal to purchase their shares of common stock subject to certain conditions and for a limited time; and (ii) with respect to the election of directors and compensation packages for directors of Advanced Viral, an irrevocable proxy to vote such shares of common stock at any stockholders meeting until the earlier to occur of November 29, 2003 or as to those shares sold, the date of the sale of such shares by either Mr. Bregman or Mr. Friedland, as the case may be, to one or more unrelated parties.

(3) Includes 1,000,000 shares of common stock owned by Mr. Friedland and Beth Friedland, his daughter, as joint tenants; 20,000,000 shares owned by Mr. Friedland and Shirley Friedland, his spouse, as joint tenants; and 400,000 shares owned by the B&SD Friedland Foundation, a not-for-profit foundation controlled by Mr. Friedland. Does not include 15,000 shares owned by Shirley Friedland as to which Mr. Friedland disclaims beneficial ownership.

(4) Includes 22,293,614 shares held in a trust for which Mr. Bregman is the sole trustee and sole beneficiary; 165,000 shares owned by Carol Bregman, his daughter; 165,000 shares owned by Janet Berlin, his daughter; 165,000 shares owned by Forest Berlin, his grandson; 165,000 shares owned by Jessica Berlin, his granddaughter; and 55,000 shares owned by David Berlin, his son-in-law.

(5) Includes 39,100,000 shares that may be acquired pursuant to options to purchase common stock exercisable within 60 days from the date hereof, and 1,000 shares owned by FranE Hirschman, his spouse. Dr. Hirschman is the President, CEO and a Director of Advanced Viral Research Corp.

(6) Represents shares that may be acquired pursuant to currently exercisable stock options. Mr. Gallantar is the CFO of Advanced Viral Research Corp.

(7) Includes (i) 750,000 shares issuable pursuant to currently exercisable outstanding warrants; (ii) 1,050,000 shares that may be acquired pursuant to currently exercisable stock options; (iii) 782,500 shares beneficially owned by his wife Barbara Ann Brennan; (iv) 70,000 shares beneficially owned by his step-daughter Celia Conaway; (v) 17,000 shares beneficially owned by his mother Zelotta Wilner; (vi) 16,900 shares beneficially owned by his father Abraham Wilner; and (vii) 50,000 shares held in a trust for which Mr. Wilner is the sole trustee and his niece and nephew are the sole beneficiaries. Mr. Wilner is the Secretary and Chairman of the Board of Directors of Advanced Viral Research Corp.

(8) Represents shares that may be acquired pursuant to currently exercisable stock options. The persons listed are Directors of Advanced Viral Research Corp.

(9) Includes 600,000 shares that may be acquired pursuant to currently exercisable stock options. Mr. Dicke is a Director of Advanced Viral Research Corp.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of the date hereof by each of the selling shareholders assuming the full exercise of certain warrants. Unless otherwise indicated below, to our knowledge all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law. The information included below is based upon information provided by the selling shareholders. Because the selling shareholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.


                                                                SHARES OWNED                                  SHARES OWNED
                                        POSITION WITH OR      BEFORE OFFERING (1)                           AFTER OFFERING (3)
                                        RELATIONSHIP TO     ---------------------  SHARES BEING SOLD       -------------------
SELLING SHAREHOLDER                     ADVANCED VIRAL        NUMBER      PERCENT   IN OFFERING (2)         NUMBER     PERCENT
-------------------               -----------------------   ----------    -------  -----------------       ---------   -------

SDS Merchant Fund, LP             None                       6,503,999     1.4%     4,821,428 (2a)         1,682,571    1.0%
Stonestreet Limited
  Partnership                     None                               0       *      4,017,857 (2a)                 0      0%
01144 Ltd.                        None                         739,801       *        535,715 (2a)           204,086      *
Bristol Investment Fund Ltd.      None                       3,313,000       *      2,142,857 (2a)         1,170,143      *
Alpha Capital                     None                       5,014,500     1.1%     2,678,571 (2a)         2,335,929      *
Xmark Fund, Ltd.                  None                       1,060,000       *        825,000 (2a)           235,000      *
Xmark Fund, L.P.                  None                         300,000       *        300,000 (2a)                 0      0%
RIG MicroCap Fund LP              None                         535,715       *        535,715 (2a)                 0      0%
Richard Melnick                   None                         267,857       *        267,857 (2a)                 0      0%
Eli Wilner                        Secretary, Director        4,746,600       *      1,400,000 (2b)         3,346,600      *
Shalom Z. Hirschman, MD           President and CEO         39,101,000     7.9%    39,100,000 (2b)             1,000      *
Alan V. Gallantar                 CFO                        4,547,880     1.0%     4,547,880 (2b)                 0      0%
David Seligman                    Director                   1,200,000       *      1,200,000 (2b)                 0      0%
James F. Dicke II                 Director                  10,919,545     2.4%    10,919,545 (2b, c)              0      0%
Nancy J. Van Sant                 Director                     600,000       *        600,000 (2b)                 0      0%
Roy S. Walzer                     Director                     528,800       *        528,800 (2b)                 0      0%
Paul R. Bishop                    Director                     238,356       *        238,356 (2b)                 0      0%
Richard S. Kent, MD               Director                     241,096       *        241,096 (2b)                 0      0%
Christopher Forbes                Former Director              150,000       *        150,000 (2b)                 0      0%
George P. Canellos, MD            Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
Michael Harris, MD                Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
James D'Olimpio, MD               Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
Ms. Carol Armenti                 Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
Howard Young, MD                  Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
Mark H. Kaplan, MD                Scientific Advisory
                                  Board                        250,000       *        250,000 (2b)                 0      0%
Sidney Pestka                     Business Advisory Board      250,000       *        250,000 (2b)                 0      0%
Albert Reichmann                  Business Advisory Board      250,000       *        250,000 (2b)                 0      0%
Jozef Straus, Ph.D.,
  D.Sc. (Hon.)                    Business Advisory Board      250,000       *        250,000 (2b)                 0      0%
Peter Lunder                      Business Advisory Board    5,762,500     1.3%     5,762,500 (2b, c)              0      0%
Elliot Bauer                      Affiliate of AVIX          3,799,500       *      3,499,500 (2b)           300,000      *
Alexander, Richard                Employee                     125,000       *        125,000 (2b)                 0      0%
Beschastnykh, Olga                Employee                      13,000       *         13,000 (2b)                 0      0%
Bookman, Martin                   Employee                      25,000       *         25,000 (2b)                 0      0%
Camposano, Elena                  Employee                       1,000       *          1,000 (2b)                 0      0%
Chimezie, Eleanore                Employee                       1,000       *          1,000 (2b)                 0      0%
Choudhury, Kanak                  Employee                     100,000       *        100,000 (2b)                 0      0%
Chowdhury, Ahmed                  Employee                      12,000       *         12,000 (2b)                 0      0%
Dediego, Maria                    Employee                     100,000       *        100,000 (2b)                 0      0%
Dragonetti, Lisa                  Employee                       1,000       *          1,000 (2b)                 0      0%
Droguett, Gustavo                 Employee                       1,000       *          1,000 (2b)                 0      0%
Engel, Helen                      Employee                       1,000       *          1,000 (2b)                 0      0%
Fioriti, Paul                     Employee                       1,000       *          1,000 (2b)                 0      0%
Fisher, John                      Employee                     150,000       *        150,000 (2b)                 0      0%
Fonseca, Gris                     Employee                       1,000       *          1,000 (2b)                 0      0%
Fonseca, Grisselis                Employee                      10,000       *         10,000 (2b)                 0      0%
Gallace, Maria                    Employee                      30,000       *         30,000 (2b)                 0      0%
Garcia, Maritza                   Employee                       2,000       *          2,000 (2b)                 0      0%
Geoghagen, Neil                   Employee                       3,000       *          3,000 (2b)                 0      0%

Huberman, Kara                    Employee                      13,000       *         13,000 (2b)                 0      0%
Keerthy, Shivaleela               Employee                       2,000       *          2,000 (2b)                 0      0%
Lazzarino, Debbie                 Employee                     100,000       *        100,000 (2b)                 0      0%
Li, Fensheng                      Employee                      28,000       *         28,000 (2b)                 0      0%
Malia, Sharon                     Employee                      30,000       *         30,000 (2b)                 0      0%
Meyer, Kerrie A                   Employee                       1,000       *          1,000 (2b)                 0      0%
Mowla, Khondakar                  Employee                       1,000       *          1,000 (2b)                 0      0%
Munoz, Patria                     Employee                       1,000       *          1,000 (2b)                 0      0%
Musi, Elgilda                     Employee                      38,000       *         38,000 (2b)                 0      0%
Noel, Beatrice                    Employee                       1,000       *          1,000 (2b)                 0      0%
Noronha, William                  Employee                       1,000       *          1,000 (2b)                 0      0%
Santer, Malcom                    Employee                     100,000       *        100,000 (2b)                 0      0%
Sheobaran, Annie                  Employee                      12,000       *         12,000 (2b)                 0      0%
Szalkiewicz, Andrew               Employee                     155,000       *        155,000 (2b)                 0      0%
Taraporewala, Irach               Employee                     150,000       *        150,000 (2b)                 0      0%
Tudor, Ray                        Employee                     100,000       *        100,000 (2b)                 0      0%
Venugopal, D                      Employee                       5,000       *          5,000 (2b)                 0      0%
O. Frank Rushing &
  Justine Simoni                  None                     102,359,097   18.7%      5,319,091 (2c)                 0      0%

TOTAL SHARES (1)                                                              %    93,083,768              8,275,329    1.7%

SHARES OUTSTANDING AFTER
  OFFERING (2)                                                                    546,399,122


---------
*        Less than 1%

(1) Includes shares of common stock issuable pursuant to outstanding purchase warrants, stock options and convertible debentures held by the selling shareholders.

(2) Includes an aggregate of (a) 16,125,000 shares underlying warrants to purchase shares of our common stock at an exercise price equal to $.25 per share or as may be adjusted from time to time through September 9, 2007; (b) 56,007,632 shares of common stock underlying stock options issued to certain directors, advisory board members, employees and others which have exercise prices ranging from $.12 to $.36 per share; and (c) up to 20,951,136 shares issuable upon the conversion of our 5% convertible debentures held by certain selling shareholders assuming a conversion price of $.10 for the unconverted portion of the debentures as of the date hereof. See "Prospectus Summary--The Offering". Assumes the full exercise or conversion of such warrants, options or debentures held by selling shareholders.

(3) Assumes that all of the shares are sold by the selling shareholders and no additional shares of common stock are acquired.

                              PLAN OF DISTRIBUTION

         We are registering the proposed resale by the selling shareholders of 93,083,768 shares of our common stock issuable upon the exercise of certain stock options and the conversion of certain convertible debentures. The selling shareholders may offer the shares at various times in one or more of the following transactions:

         -        in the over-the-counter market;

         -        in transactions other than market transactions;

         -        in connection with short sales of our shares;

         -        by pledge to secure debts or other obligations;

         - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

         -        in a combination of any of the above.

         The selling shareholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

         The selling shareholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. Selling shareholders may be deemed to be underwriters with respect to the shares sold by them. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers, and any commissions received by the broker-dealers, may be deemed underwriting discounts and commissions under the Securities Act of 1933.

         No underwriting commissions or finder's fees have been or will be paid to us. The selling shareholders will pay all broker-dealer commissions and related selling expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares, including the fees outlined above.

         In connection with the offering, persons participating in the offering may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions in accordance with Rule 104 of Regulation M under the Exchange Act and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than they are required to purchase in the offering which creates a short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or limiting a decline in the market price of the common stock.

         These activities, if taken by the underwriters, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

                          DESCRIPTION OF COMMON STOCK

         Our Certificate of Incorporation authorizes us to issue 1,000,000,000 shares of common stock, par value $0.00001 per share. As of the date hereof, there were outstanding 455,523,990 shares of common stock, all of which are fully paid for and non-assessable. The holders of common stock:

         - have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors;

         - entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

         - do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

         - are entitled to one noncumulative vote per share on all matters which shareholders may vote on at all meetings of shareholders.

         American Stock Transfer & Trust Company is our transfer agent and registrar, and is located in Brooklyn, New York.

                                 LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for Advanced Viral by Berman Rennert Vogel & Mandler, P.A., Bank of America Tower, 35th Floor, 100 Southeast Second Street, Miami, Florida 33131.

                                    EXPERTS

         The Consolidated Financial Statements of Advanced Viral Research Corp. included in this prospectus and in the registration statement except as they pertain to periods unaudited, have been audited by Rachlin Cohen & Holtz LLP, independent certified public accountants, for the periods indicated in their report appearing elsewhere in this prospectus, and are included in this prospectus in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

          DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that none of our directors shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability

         - for any breach of the director's duty of loyalty to us or our shareholders;

         - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         -        under section 174 of the Delaware General Corporation Law; or

         - for any transaction from which the director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our shareholders (through shareholders' derivative suits on behalf of Advanced Viral) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling Advanced Viral pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                         ADVANCED VIRAL RESEARCH CORP.

                         INDEX TO FINANCIAL STATEMENTS


              FOR THE YEARS ENDED DECEMBER 30, 2001, 2000 AND 1999


Report of Independent Certified Public Accountants.........................................................  F-1

Consolidated Financial Statements Years Ended 2001, 2000 and 1999
     Balance Sheets, December 31, 2001 and 2000............................................................  F-2
     Statements of Operations for the Years Ended December 31, 2001, 2000
         and 1999  and from Inception (February 20, 1984) to December 31, 2001.............................  F-3
     Statements of Stockholders' Equity from Inception (February 20, 1984) to
         December 31, 2001.................................................................................  F-4
     Statements of Cash Flows for the Years Ended December 31, 2001, 2000
         and 1999 and from Inception (February 20, 1984) to December 31, 2002.............................  F-11
     Notes to Consolidated Financial Statements...........................................................  F-12


        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

Consolidated Financial Statements Three and Six Months Ended June 30, 2002
     Balance Sheets, June 30, 2002 and December 31, 2001..................................................  F-45
     Statements of Operations for the Three and Six Months Ended June 30, 2002
         and 2001 and from Inception (February 20, 1984) to June 30, 2002.................................  F-46
     Statements of Stockholders' Equity from Inception (February 20, 1984)
         to June 30, 2002.................................................................................  F-47
     Statements of Cash Flows for the Six Months Ended June 30, 2002
         and 2001 and from Inception (February 20, 1984) to June 30, 2002.................................  F-58
     Notes to Consolidated Condensed Financial Statements.................................................  F-59

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Directors
Advanced Viral Research Corp.
  (A Development Stage Company)
Yonkers, New York


We have audited the accompanying consolidated balance sheets of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001 and for the period from inception (February 20, 1984) to December 31, 2001. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 and for the period from inception (February 20, 1984) to December 31, 2001 in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 2, the Company is subject to certain liquidity considerations. The Company's plans with respect to this matter are also described in Note 2.

                                             RACHLIN COHEN & HOLTZ LLP

Miami, Florida
March 25, 2002

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000



                                                                2001            2000
                                                             ------------    ------------
                                 ASSETS

Current Assets:
   Cash and cash equivalents                                 $  1,499,809    $  5,962,633
   Inventory                                                           --          19,729
   Other current assets                                            63,162          34,804
                                                             ------------    ------------
         Total current assets                                   1,562,971       6,017,166

Property and Equipment, Net                                     3,000,583       1,944,199

Other Assets                                                      885,237         847,349
                                                             ------------    ------------
         Total assets                                        $  5,448,791    $  8,808,714
                                                             ============    ============


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities                  $  1,843,706    $    902,961
   Current portion of capital lease obligation                     64,197          58,690
   Current portion of note payable                                 24,246          21,517
                                                             ------------    ------------
         Total current liabilities                              1,932,149         983,168
                                                             ------------    ------------
Long-Term Debt:
   Capital lease obligation - long term portion                    42,370         106,567
   Note payable - long term portion                                32,198          56,446
                                                             ------------    ------------
        Total long-term debt                                       74,568         163,013
                                                             ------------    ------------

Commitments, Contingencies and Subsequent Events                       --              --

Stockholders' Equity:
   Common stock; 1,000,000,000 shares of $.00001 par value
      authorized, 403,296,863 and 380,214,618
      shares issued and outstanding                                 4,033           3,802
   Additional paid-in capital                                  47,666,141      39,969,373
   Deficit accumulated during the development stage           (40,795,470)    (29,079,902)
   Discount on warrants                                        (3,432,630)     (3,230,740)
                                                             ------------    ------------
         Total stockholders' equity                             3,442,074       7,662,533
                                                             ------------    ------------
         Total liabilities and stockholders' equity          $  5,448,791    $  8,808,714
                                                             ============    ============





                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             INCEPTION
                                                                                            (FEBRUARY 20,
                                                       YEAR ENDED DECEMBER 31,               1984) TO
                                          -----------------------------------------------    DECEMBER 31,
                                               2001             2000             1999            2001
                                          -------------    -------------    -------------    ------------
Revenues                                  $      17,601    $       8,363    $      10,953    $    231,892
                                          -------------    -------------    -------------    ------------

Costs and Expenses:
   Research and development                   5,150,869        3,192,551        1,948,937      13,875,824
   General and administrative                 4,301,333        2,621,542        1,831,061      16,069,183
   Compensation expense relating to
      modifications of option terms             691,404        1,901,927          210,144       2,803,475
   Depreciation                                 532,264          362,392          230,785       1,440,879
                                          -------------    -------------    -------------    ------------
                                             10,675,870        8,078,412        4,220,927      34,189,361
                                          -------------    -------------    -------------    ------------
Loss from Operations                        (10,658,269)      (8,070,049)      (4,209,974)    (33,957,469)
                                          -------------    -------------    -------------    ------------

Other Income (Expense):
   Interest income                              114,057          162,077           42,744         878,175
   Other income                                      --               --               --         120,093
   Interest expense                            (868,856)      (1,446,692)      (2,007,032)     (7,533,769)
   Severance expense - former directors        (302,500)              --               --        (302,500)
                                          -------------    -------------    -------------    ------------
                                             (1,057,299)      (1,284,615)      (1,964,288)     (6,838,001)
                                          -------------    -------------    -------------    ------------
Net Loss                                  $ (11,715,568)   $  (9,354,664)   $  (6,174,262)   $(40,795,470)
                                          =============    =============    =============    ============
Net Loss Per Share of Common
   Stock - Basic and Diluted              $       (0.03)   $       (0.03)   $       (0.02)
                                          =============    =============    =============
Weighted Average Number of
   Common Shares Outstanding                389,435,324      362,549,690      302,361,109
                                          =============    =============    =============



                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                                                    COMMON STOCK                                    DEFICIT
                                                      -----------------------------------------                   ACCUMULATED
                                                         AMOUNT                                    ADDITIONAL     DURING THE
                                                          PER                                        PAID-IN      DEVELOPMENT
                                                         SHARE         SHARES          AMOUNT        CAPITAL         STAGE
                                                      -----------    -----------      ---------    -----------      ---------
Balance, inception (February 20, 1984)
  as previously reported                                                      --      $   1,000       $     --      $  (1,000)

Adjustment for pooling of interests                                           --         (1,000)         1,000             --
                                                                     -----------      ---------       --------      ---------
Balance, inception, as restated                                               --             --          1,000         (1,000)

Net loss, period ended December 31, 1984                                      --             --             --        (17,809)
                                                                     -----------      ---------       --------      ---------
Balance, December 31, 1984                                                    --             --          1,000        (18,809)

Issuance of common stock for cash                      $   0.00      113,846,154          1,138            170             --
Net loss, year ended December 31, 1985                                        --             --             --        (25,459)
                                                                     -----------      ---------       --------      ---------
Balance, December 31, 1985                                           113,846,154          1,138          1,170        (44,268)

Issuance of common stock - public offering                 0.01       40,000,000            400        399,600             --
Issuance of underwriter's warrants                                            --             --            100             --
Expenses of public offering                                                   --             --       (117,923)            --
Issuance of common stock, exercise of "A" warrants         0.03          819,860              9         24,587             --
Net loss, year ended December 31, 1986                                        --             --             --       (159,674)
                                                                     -----------      ---------       --------      ---------
Balance, December 31, 1986                                           154,666,014          1,547        307,534       (203,942)
                                                                     -----------      ---------       --------      ---------




                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001

                                                                   COMMON STOCK                                        DEFICIT
                                                        ---------------------------------------                       ACCUMULATED
                                                        AMOUNT                                       ADDITIONAL       DURING THE
                                                         PER                                           PAID-IN        DEVELOPMENT
                                                        SHARE         SHARES          AMOUNT           CAPITAL           STAGE
                                                        ------     ------------    ------------     ------------     ------------
Balance, December 31, 1986                                          154,666,014    $      1,547    $    307,534     $   (203,942)

Issuance of common stock, exercise of "A" warrants      $  0.03      38,622,618             386        1,158,321               --
Expenses of stock issuance                                                   --              --          (11,357)              --
Acquisition of subsidiary for cash                                           --              --          (46,000)              --
Cancellation of debt due to stockholders                                     --              --           86,565               --
Net loss, year ended December 31, 1987                                       --              --               --         (258,663)
                                                                   ------------    ------------     ------------     ------------
Balance, December 31, 1987                                          193,288,632           1,933        1,495,063         (462,605)

Net loss, year ended December 31, 1988                                       --              --               --         (199,690)
                                                                   ------------    ------------     ------------     ------------

Balance, December 31, 1988                                          193,288,632           1,933        1,495,063         (662,295)

Net loss, year ended December 31, 1989                                       --              --               --         (270,753)
                                                                   ------------    ------------     ------------     ------------

Balance, December 31, 1989                                          193,288,632           1,933        1,495,063         (933,048)

Issuance of common stock, expiration of redemption         0.05       6,729,850              67          336,475               --
   offer on "B" warrants
Issuance of common stock, exercise of "B" warrants         0.05         268,500               3           13,422               --
Issuance of common stock, exercise of "C" warrants         0.08          12,900              --            1,032               --
Net loss, year ended December 31, 1990                                       --              --               --         (267,867)
                                                                   ------------    ------------     ------------     ------------

Balance, December 31, 1990                                          200,299,882           2,003        1,845,992       (1,200,915)
                                                                   ------------    ------------     ------------     ------------




See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001

                                                                     COMMON STOCK                                    DEFICIT
                                                           -------------------------------------                    ACCUMULATED
                                                           AMOUNT                                   ADDITIONAL      DURING THE
                                                            PER                                       PAID-IN       DEVELOPMENT
                                                           SHARE        SHARES         AMOUNT         CAPITAL          STAGE
                                                           ------    ------------   ------------    ------------    ------------
Balance, December 31, 1990                                            200,299,882   $      2,003    $  1,845,992    $ (1,200,915)

Issuance of common stock, exercise of "B" warrants         $ 0.05          11,400             --             420              --
Issuance of common stock, exercise of "C" warrants           0.08           2,500             --             200              --
Issuance of common stock, exercise of underwriter warrants   0.12       3,760,000             38          45,083              --
Net loss, year ended December 31, 1991                                         --             --              --        (249,871)
                                                                     ------------   ------------    ------------    ------------

Balance, December 31, 1991                                            204,073,782          2,041       1,891,695      (1,450,786)

Issuance of common stock, for testing                        0.04      10,000,000            100         404,900              --
Issuance of common stock, for consulting services            0.06         500,000              5          27,495              --
Issuance of common stock, exercise of "B" warrants           0.05       7,458,989             75         372,875              --
Issuance of common stock, exercise of "C" warrants           0.08       5,244,220             52         419,487              --
Expenses of stock issuance                                                                                (7,792)
Net loss, year ended December 31, 1992                                         --             --              --        (839,981)
                                                                     ------------   ------------    ------------    ------------

Balance, December 31, 1992                                            227,276,991          2,273       3,108,660      (2,290,767)

Issuance of common stock, for consulting services           0.055         500,000              5          27,495              --
Issuance of common stock, for consulting services            0.03       3,500,000             35         104,965              --
Issuance of common stock, for testing                       0.035       5,000,000             50         174,950              --
Net loss, year ended December 31, 1993                                         --             --              --        (563,309)
                                                                     ------------   ------------    ------------    ------------

Balance, December 31, 1993                                            236,276,991          2,363       3,416,070      (2,854,076)
                                                                     ------------   ------------    ------------    ------------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                                      COMMON STOCK                                        DEFICIT
                                              -------------------------------                           ACCUMULATED
                                              AMOUNT                           ADDITIONAL                DURING THE     DEFERRED
                                                PER                             PAID-IN    SUBSCRIPTION  DEVELOPMENT  COMPENSATION
                                               SHARE     SHARES       AMOUNT    CAPITAL     RECEIVABLE     STAGE          COST
                                              ------  -----------   --------- -----------  ------------  -----------  ------------
Balance, December 31, 1993                            236,276,991   $   2,363 $ 3,416,070      $  --    $(2,854,076)     $  --

Issuance of common stock, for consulting
  services                                     $0.05    4,750,000          47     237,453         --             --         --
Issuance of common stock, exercise of options   0.08      400,000           4      31,996         --             --         --
Issuance of common stock, exercise of options   0.10      190,000           2      18,998         --             --         --
Net loss, year ended December 31, 1994                         --          --          --         --       (440,837)        --
                                                      -----------   --------- -----------      -----    -----------      -----

Balance, December 31, 1994                            241,616,991       2,416   3,704,517         --     (3,294,913)        --

Issuance of common stock, exercise of options   0.05    3,333,333          33     166,633         --             --         --
Issuance of common stock, exercise of options   0.08    2,092,850          21     167,407         --             --         --
Issuance of common stock, exercise of options   0.10    2,688,600          27     268,833         --             --         --
Issuance of common stock, for consulting
  services                                      0.11    1,150,000          12     126,488         --             --         --
Issuance of common stock, for consulting
  services                                      0.14      300,000           3      41,997         --             --         --
Net loss, year ended December 31, 1995                         --          --          --         --       (401,884)        --
                                                      -----------   --------- -----------      -----    -----------      -----

Balance, December 31, 1995                            251,181,774       2,512   4,475,875         --     (3,696,797)        --
                                                      -----------   --------- -----------      -----    -----------      -----



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                                 COMMON STOCK                                            DEFICIT
                                      -----------------------------------                               ACCUMULATED
                                      AMOUNT                               ADDITIONAL                   DURING THE     DEFERRED
                                       PER                                  PAID-IN     SUBSCRIPTION   DEVELOPMENT   COMPENSATION
                                      SHARE       SHARES        AMOUNT      CAPITAL      RECEIVABLE        STAGE         COST
                                      -----    -----------    ----------- ------------  -------------   -----------  ------------
Balance, December 31, 1995                     251,181,774    $     2,512  $ 4,475,875    $        --   $(3,696,797)  $        --

Issuance of common stock, exercise
  of options                          $0.05      3,333,334             33      166,634             --            --            --
Issuance of common stock, exercise
  of options                           0.08      1,158,850             12       92,696             --            --            --
Issuance of common stock, exercise
  of options                           0.10      7,163,600             72      716,288             --            --            --
Issuance of common stock, exercise
  of options                           0.11        170,000              2       18,698             --            --            --
Issuance of common stock, exercise
  of options                           0.12      1,300,000             13      155,987             --            --            --
Issuance of common stock, exercise
  of options                           0.18      1,400,000             14      251,986             --            --            --
Issuance of common stock, exercise
  of options                           0.19        500,000              5       94,995             --            --            --
Issuance of common stock, exercise
  of options                           0.20        473,500              5       94,695             --            --            --
Issuance of common stock, for
  services rendered                    0.50        350,000              3      174,997             --            --            --
Options granted                                         --             --      760,500             --            --      (473,159)
Subscription receivable                                 --             --           --        (19,000)           --            --
Net loss, year ended December 31, 1996                  --             --           --             --    (1,154,740)           --
                                               -----------    -----------  -----------    -----------   -----------   -----------

Balance, December 31, 1996                     267,031,058          2,671    7,003,351        (19,000)   (4,851,537)     (473,159)
                                               -----------    -----------  -----------    -----------   -----------   -----------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                                   COMMON STOCK                                           DEFICIT
                                       ------------------------------------                             ACCUMULATED
                                       AMOUNT                               ADDITIONAL                   DURING THE     DEFERRED
                                         PER                                  PAID-IN    SUBSCRIPTION   DEVELOPMENT   COMPENSATION
                                        SHARE      SHARES         AMOUNT      CAPITAL     RECEIVABLE       STAGE          COST
                                       --------  -----------    -----------  -----------  -----------    -----------   -----------
Balance, December 31, 1996                    0  267,031,058    $     2,671  $ 7,003,351  $   (19,000)   $(4,851,537)  $  (473,159)

Issuance of common stock, exercise
  of options                             $ 0.08    3,333,333             33      247,633           --             --            --
Issuance of common stock, conversion
  of debt                                  0.20    1,648,352             16      329,984           --             --            --
Issuance of common stock, conversion
  of debt                                  0.15      894,526              9      133,991           --             --            --
Issuance of common stock, conversion
  of debt                                  0.12    2,323,580             23      269,977           --             --            --
Issuance of common stock, conversion
  of debt                                  0.15    1,809,524             18      265,982           --             --            --
Issuance of common stock, conversion
  of debt                                  0.16      772,201              8      119,992           --             --            --
Issuance of common stock, for
  services rendered                        0.41       50,000             --       20,500           --             --            --
Issuance of common stock, for
  services rendered                        0.24      100,000              1       23,999           --             --            --
Beneficial conversion feature,
  February debenture                          0           --             --      413,793           --             --            --
Beneficial conversion feature,
  October debenture                           0           --             --    1,350,000           --             --            --
Warrant costs, February debenture             0           --             --       37,242           --             --            --
Warrant costs, October debenture              0           --             --      291,555           --             --            --
Amortization of deferred
  compensation cost                           0           --             --           --           --             --       399,322
Imputed interest on convertible
  debenture                                   0           --             --        4,768           --             --            --
Net loss, year ended December 31, 1997        0           --             --           --           --     (4,141,729)           --
                                                 -----------    -----------  -----------  -----------    -----------   -----------

Balance, December 31, 1997                    0  277,962,574          2,779   10,512,767      (19,000)    (8,993,266)      (73,837)
                                                 -----------    -----------  -----------  -----------    -----------   -----------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                             COMMON STOCK                                        DEFICIT
                                    ----------------------------                               ACCUMULATED
                                    AMOUNT                          ADDITIONAL                  DURING THE     DEFERRED
                                     PER                              PAID-IN    SUBSCRIPTION  DEVELOPMENT   COMPENSATION
                                    SHARE      SHARES     AMOUNT      CAPITAL     RECEIVABLE      STAGE          COST
                                    ------  -----------   ------   ------------    --------    ------------  ------------
Balance, December 31, 1997                  277,962,574   $2,779   $ 10,512,767    $(19,000)   $ (8,993,266)   $(73,837)

Issuance of common stock,
  exercise of options               $0.12       295,000        3         35,397          --              --          --
Issuance of common stock,
  exercise of options                0.14       500,000        5         69,995          --              --          --
Issuance of common stock,
  exercise of options                0.16       450,000        5         71,995          --              --          --
Issuance of common stock,
  exercise of options                0.20        10,000       --          2,000          --              --          --
Issuance of common stock,
  exercise of options                0.26       300,000        3         77,997          --              --          --
Issuance of common stock,
  conversion of debt                 0.13     1,017,011       10        132,990          --              --          --
Issuance of common stock,
  conversion of debt                 0.14     2,512,887       25        341,225          --              --          --
Issuance of common stock,
  conversion of debt                 0.15     5,114,218       51        749,949          --              --          --
Issuance of common stock,
  conversion of debt                 0.18     1,491,485       15        274,985          --              --          --
Issuance of common stock,
  conversion of debt                 0.19     3,299,979       33        619,967          --              --          --
Issuance of common stock,
  conversion of debt                 0.22     1,498,884       15        335,735          --              --          --
Issuance of common stock,
  conversion of debt                 0.23     1,870,869       19        424,981          --              --          --
Issuance of common stock, for
  services rendered                  0.21       100,000        1         20,999          --              --          --
Beneficial conversion feature,
  November debenture                                 --       --        625,000          --              --          --
Warrant costs, November debenture                    --       --         48,094          --              --          --
Amortization of deferred
  compensation cost                                  --       --             --          --              --      59,068
Write off of subscription
  receivable                                         --       --        (19,000)     19,000              --          --
Net loss, year ended
  December 31, 1998                                  --       --             --          --      (4,557,710)         --
                                            -----------   ------   ------------    --------    ------------    --------

Balance, December 31, 1998                  296,422,907    2,964     14,325,076          --     (13,550,976)    (14,769)
                                            -----------   ------   ------------    --------    ------------    --------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001

                                                    COMMON STOCK                            DEFICIT
                                           ----------------------------                   ACCUMULATED
                                           AMOUNT                          ADDITIONAL      DURING THE      DEFERRED      DISCOUNT
                                            PER                              PAID-IN       DEVELOPMENT   COMPENSATION      ON
                                           SHARE    SHARES       AMOUNT     CAPITAL          STAGE           COST        WARRANTS
                                           -----  -----------    ------    -----------    ------------     --------     ---------
Balance, December 31, 1998                        296,422,907    $2,964    $14,325,076    $(13,550,976)    $(14,769)    $      --

Issuance of common stock, securities
  purchase agreement                       $0.16    4,917,276        49        802,451              --           --            --
Issuance of common stock, securities
  purchase agreement                        0.27    1,851,852        18        499,982              --           --            --
Issuance of common stock, for services
  rendered                                  0.22      100,000         1         21,999              --           --            --
Issuance of common stock, for services
  rendered                                  0.25      180,000         2         44,998              --           --            --
Beneficial conversion feature, August
  debenture                                                --        --        687,500              --           --            --
Beneficial conversion feature, December
  debenture                                                --        --        357,143              --           --            --
Warrant costs, securities purchase
  agreement                                                --        --        494,138              --           --      (494,138)
Warrant costs, securities purchase
  agreement                                                --        --         37,025              --           --       (37,025)
Warrant costs, August debenture                            --        --         52,592              --           --            --
Warrant costs, December debenture                          --        --          4,285              --           --            --
Amortization of warrant costs,
  securities purchase agreement                            --        --             --              --           --       102,674
Amortization of deferred
  compensation cost                                        --        --             --              --       14,769            --
Credit arising from modification of
  option terms                                             --        --        210,144              --           --            --
Net loss, year ended December 31, 1999                     --        --             --      (6,174,262)          --            --
                                                  -----------    ------    -----------    ------------     --------     ---------

Balance, December 31, 1999                        303,472,035     3,034     17,537,333     (19,725,238)          --      (428,489)
                                                  -----------    ------    -----------    ------------     --------     ---------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001

                                                     COMMON STOCK                                DEFICIT
                                           -------------------------------                     ACCUMULATED
                                           AMOUNT                             ADDITIONAL       DURING THE        DISCOUNT
                                            PER                                 PAID-IN        DEVELOPMENT          ON
                                           SHARE       SHARES       AMOUNT      CAPITAL           STAGE           WARRANTS
                                          -------    -----------    ------    ------------     ------------     -----------
Balance, December 31, 1999                           303,472,035    $3,034    $ 17,537,333     $(19,725,238)    $  (428,489)

Issuance of common stock, exercise
  of options                              $0.1400        600,000         6          83,994               --              --
Issuance of common stock, exercise
  of options                               0.1500      1,600,000        16         239,984               --              --
Issuance of common stock, exercise
  of options                               0.1600        650,000         7         103,994               --              --
Issuance of common stock, exercise
  of options                               0.1700        100,000         1          16,999               --              --
Issuance of common stock, exercise
  of options                               0.2100        792,500         8         166,417               --              --
Issuance of common stock, exercise
  of options                               0.2500      1,000,000        10         246,090               --              --
Issuance of common stock, exercise
  of options                               0.2700        281,000         3          75,867               --              --
Issuance of common stock, exercise
  of options                               0.3600        135,000         1          48,599               --              --
Issuance of common stock, exercise
  of warrants                              0.2040        220,589         2          44,998               --              --
Issuance of common stock, exercise
  of warrants                              0.2448        220,589         2          53,998               --              --
Issuance of common stock, exercise
  of warrants                              0.2750         90,909         1          24,999               --              --
Issuance of common stock, exercise
  of warrants                              0.3300         90,909         1          29,999               --              --
Issuance of common stock,
  conversion of debt                       0.1400     35,072,571       351       4,907,146               --              --
Issuance of common stock,
  conversion of debt                       0.1900      1,431,785        14         275,535               --              --
Issuance of common stock,
  conversion of debt                       0.2000      1,887,500        19         377,481               --              --
Issuance of common stock,
  conversion of debt                       0.3600         43,960        --          15,667               --              --
Issuance of common stock, cashless
  exercise of warrants                                   563,597         6         326,153               --              --
Issuance of common stock, services
  rendered                                 0.4650        100,000         1          46,499               --              --
Private placement of common stock          0.2200     13,636,357       136       2,999,864               --              --
Private placement of common stock          0.3024      4,960,317        50       1,499,950               --              --
Private placement of common stock          0.4000     13,265,000       133       5,305,867               --              --
Cashless exercise of warrants                                 --        --        (326,159)              --              --
Beneficial conversion feature,
  January Debenture                                           --        --         386,909               --              --
Warrant costs, consulting agreement                           --        --         200,249               --              --
Warrant costs, January Debenture                              --        --          13,600               --              --
Warrant costs, private placement                              --        --       3,346,414               --      (3,346,414)
Recovery of subscription receivable
  previously written off                                      --        --          19,000               --              --
Amortization of warrant costs,
  securities purchase agreements                              --        --              --               --         544,163
Credit arising from modification of
  option terms                                                --        --       1,901,927               --              --
Net loss, year ended December 31, 2000                        --        --              --       (9,354,664)             --
                                                     -----------    ------    ------------     ------------     -----------

Balance, December 31, 2000                           380,214,618     3,802      39,969,373      (29,079,902)     (3,230,740)
                                                     -----------    ------    ------------     ------------     -----------



See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 2001


                                                     COMMON STOCK                                DEFICIT
                                          --------------------------------                     ACCUMULATED
                                          AMOUNT                               ADDITIONAL       DURING THE        DISCOUNT
                                           PER                                  PAID-IN        DEVELOPMENT           ON
                                          SHARE       SHARES        AMOUNT      CAPITAL           STAGE           WARRANTS
                                          ------    -----------    -------    ------------     ------------     -----------
Balance,  December 31, 2000                         380,214,618    $ 3,802    $ 39,969,373     $(29,079,902)    $(3,230,740)

Issuance of common stock, exercise
  of options                              0.2700         40,000          1          10,799               --              --
Issuance of common stock, exercise
  of options                              0.3600         20,000          1           7,199               --              --
Issuance of common stock, cashless
  exercise of warrants                                   76,411          1          77,491               --              --
Issuance of common stock, for
  services rendered                       0.3500        100,000          1          34,999               --              --
Sale of common stock, for cash            0.1500      6,666,667         66         999,933
Sale of common stock, for cash            0.3000      2,000,000         20         599,980               --              --
Sale of common stock, for cash            0.3200      3,125,000         31         999,969               --              --
Sale of common stock, for cash            0.4000      1,387,500         14         554,986               --              --
Sale of common stock, for cash            0.2700      9,666,667         96       2,609,904
Cashless exercise of warrants                                --         --         (77,491)              --              --
Warrant costs, private placement                             --         --         168,442               --        (168,442)
Warrant costs, private equity
  line of credit                                             --         --       1,019,153               --      (1,019,153)
Amortization of warrant costs,
  securities purchase agreements                             --         --              --               --         985,705
Credit arising from modification of
  option terms                                               --         --         691,404               --              --
Net loss, year ended December 31, 2001                       --         --              --      (11,715,568)             --
                                                    -----------    -------    ------------     ------------     -----------

Balance, December 31, 2001                          403,296,863    $ 4,033    $ 47,666,141     $(40,795,470)    $(3,432,630)
                                                    ===========    =======    ============     ============     ===========


See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                      INCEPTION
                                                                                                                     (FEBRUARY 20,
                                                                                YEAR ENDED DECEMBER 31,                 1984) TO
                                                                      -------------------------------------------     DECEMBER 31,
                                                                          2001             2000           1999           2001
                                                                      ------------    ------------    -----------    ------------
Cash Flows from Operating Activities:
   Net loss                                                           $(11,715,568)   $ (9,354,664)   $(6,174,262)   $(40,795,470)
                                                                      ------------    ------------    -----------    ------------
   Adjustments to reconcile net loss to
      net cash used by operating activities:
         Depreciation                                                      532,264         362,392        230,785       1,440,789
         Amortization of debt issue costs                                   15,344         106,030        331,250         794,559
         Amortization of deferred interest cost on beneficial
            conversion feature of convertible debenture                         --         386,909      1,044,643       3,818,663
         Amortization of discount on warrants                              985,705         611,134        148,262       2,035,398
         Amortization of discount on warrants - consulting services             --         230,249             --         230,249
         Amortization of deferred compensation cost                             --              --         14,769         760,500
         Issuance of common stock for debenture interest                        --          76,212             --          76,212
         Issuance of common stock for services                              35,000          46,500         67,000       1,586,000
         Compensation related to modification of option terms              691,404       1,901,927        210,144       2,803,475
         Changes in operating assets and liabilities:
            Increase in other current assets                               (28,358)         (5,063)       (29,917)        (93,156)
            Decrease in inventory                                           19,729              --             --              --
            Increase in other assets                                       (53,232)       (278,037)      (440,216)     (1,548,227)
            Increase in accounts payable and  accrued liabilities          940,745         174,089        449,848       1,849,906
                                                                      ------------    ------------    -----------    ------------
                  Total adjustments                                      3,138,601       3,612,342      2,026,568      13,754,368
                                                                      ------------    ------------    -----------    ------------
                  Net cash used by operating activities                 (8,576,967)     (5,742,322)    (4,147,694)    (27,041,102)
                                                                      ------------    ------------    -----------    ------------

Cash Flows from Investing Activities:
   Purchase of investments                                                      --              --             --      (6,292,979)
   Proceeds from sale of investments                                            --              --        821,047       6,292,979
   Acquisition of property and equipment                                (1,588,648)       (917,471)      (407,150)     (4,055,669)
                                                                      ------------    ------------    -----------    ------------
                  Net cash provided (used) by investing activities      (1,588,648)       (917,471)       413,897      (4,055,669)
                                                                      ------------    ------------    -----------    ------------

Cash Flows from Financing Activities:
   Proceeds from issuance of convertible debt                                   --       1,000,000      3,000,000       9,500,000
   Proceeds from sale of securities, net of issuance costs               5,783,000      10,835,970        702,500      23,300,058
   Payments under capital lease                                            (58,690)        (50,324)       (41,986)       (167,602)
   Payments on note payable                                                (21,519)        (19,096)       (14,261)        (54,876)
   Recovery of subscription receivable written off                              --          19,000             --          19,000
                                                                      ------------    ------------    -----------    ------------
                  Net cash provided by financing activities              5,702,791      11,785,550      3,646,253      32,596,580
                                                                      ------------    ------------    -----------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents                    (4,462,824)      5,125,757        (87,544)      1,499,809

Cash and Cash Equivalents, Beginning                                     5,962,633         836,876        924,420              --
                                                                      ------------    ------------    -----------    ------------

Cash and Cash Equivalents, Ending                                     $  1,499,809    $  5,962,633    $   836,876    $  1,499,809
                                                                      ============    ============    ===========    ============

Supplemental Disclosure of Non-Cash Financing Activities:
   Cash paid during the year for interest                             $     20,556    $     36,681    $   118,870
                                                                      ============    ============    ===========

During 2000, the Company purchased equipment under a capital lease totaling $13,197.


See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000



NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS

             Advanced Viral Research Corp. (the Company) was incorporated in Delaware on July 31, 1985. The Company was organized for the purpose of manufacturing and marketing a pharmaceutical product initially named Reticulose, the current formulation of which is now known as and hereinafter referred to as "Product R". While the Company has had limited sales of this product, primarily for research purposes, the success of the Company will be dependent upon obtaining certain regulatory approval for its pharmaceutical product, Product R, to commence commercial operations.

         PRINCIPLES OF CONSOLIDATION

             The consolidated financial statements include the accounts of the Company and its 99.6% owned subsidiary, Advance Viral Research, Ltd. (LTD), a Bahamian Corporation. All significant intercompany accounts have been eliminated.

         DEVELOPMENT STAGE ENTERPRISE

             As described above, the Company was incorporated on July 31, 1985, and, since that time, has been primarily involved in organizational activities, research and development activities, and raising capital. Planned operations, as described above, have not commenced to any significant extent. Accordingly, the Company is considered to be in the development stage, and the accompanying consolidated financial statements represent those of a development stage enterprise.

         CASH AND CASH EQUIVALENTS

             Cash equivalents consist of highly liquid investments (primarily a money market fund), with original maturities of three months or less.

         PROPERTY AND EQUIPMENT

             Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Maintenance and repairs are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         RESEARCH AND DEVELOPMENT

             Research and development costs are expensed as incurred by the Company.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         OTHER ASSETS

             Patent development costs are capitalized as incurred. Such costs will be amortized over the life of the patent, commencing at the time Product R is marketed. Loan costs include fees paid in connection with the February 2001 private equity line of credit agreement and are being amortized over the life of the agreement (see Note 6).

         INCOME TAXES

             The Company accounts for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

             The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001 and 2000. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of December 31, 2001 and 2000 or that will be realized in the future.

             The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, a money market fund and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

         CONCENTRATIONS OF CREDIT RISk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. At various times during the year, the Company had cash balances in excess of federally insured limits. The Company maintains its cash, which consists primarily of demand deposits, with high quality financial institutions, which the Company believes limits this risk.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         STOCK-BASED COMPENSATION

              The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No.
              25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company follows SFAS No. 123 in accounting for stock options issued to non-employees.

         NET LOSS PER COMMON SHARE

             The Company computes loss per share in accordance with SFAS No. 128, EARNINGS PER SHARE. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per share computation.

             Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during the year. The Company's potentially issuable shares of common stock pursuant to outstanding stock options and warrants are excluded from the Company's diluted computation, as their effect would be anti-dilutive.

         REVENUE RECOGNITION

             The limited sales generated by the Company have consisted of sales of Product R for testing and other purposes. The Company records sales when the product is shipped to customers.

         USE OF ESTIMATES

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

         RECLASSIFICATIONS

             Certain amounts in the 1999 and 2000 financial statements have been reclassified to conform to 2001 presentation.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         RECENT ACCOUNTING PRONOUNCEMENTS

             In August 2001, the FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, and EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business. SFAS 144 retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company has not determined the impact that SFAS 144 will have, if any, on its financial statements.

             In July 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS which replace Accounting Principles Board Opinion Nos. 16, BUSINESS COMBINATIONS and 17, INTANGIBLE ASSETS, respectively. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that the use of the pooling-of-interests method be prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only method. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142, which the Company will be required to adopt on January 1, 2002. After December 31, 2001, goodwill can only be written down upon impairment discovered during annual tests for fair value, or discovered during tests taken when certain triggering events occur. The Company believes that the adoption of this statement will not have an impact on the results of operations or financial position of the Company.

             In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133 AN AMENDMENT OF SFAS NO. 133, which deferred the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Adoption of the new standard on January 1, 2001 had no effect on the financial statements.

             In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION - AN INTERPRETATION OF APB OPINION NO. 25 (FIN 44). FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company adopted FIN 44 in the third quarter of 2000 and there was no material impact on the Company's results of operations or financial position.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  LIQUIDITY

         As indicated in the accompanying financial statements, the Company has suffered accumulated net losses of approximately $41,000,000 during its history. The Company is dependent upon registration of Product R for sale before it can begin commercial operations. The Company's cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Unless and until Product R is approved for sale in the United States or another industrially developed country, the Company will be dependent upon the continued sale of its securities, debt or equity financing for funds to meet its cash requirements.

         During the year ended December 31, 2001, the Company completed several equity transactions in which it received cash proceeds of approximately $5,800,000, of which $2,610,000 was received in December 2001. In addition, in February 2001, the Company entered into an equity line credit agreement to sell up to $50,000,000 of the Company's common stock (see Note 6).

         Subsequent to year end, the Company completed several private placements of its securities under a previously filed shelf registration in which it received cash proceeds of $2,000,000 (see Note
         6).

         Management believes that cash flows from sales of securities and from current financing arrangements will be sufficient to fund operations for the next year. Management intends to continue to sell the Company's securities in an attempt to meet its cash flow requirements; however, no assurance can be given that equity or debt financing, if and when required, will be available.

NOTE 3.  ACQUISITION

         Two of the principal stockholders of the Company acquired LTD, a Bahamian Corporation with pharmaceutical manufacturing and warehousing facilities, on February 20, 1984. The acquisition was a combination of two entities under common control and has been accounted for in a manner similar to a pooling of interests. In 1986, the Company acquired from LTD exclusive rights to manufacture and market Reticulose (currently referred to as Product R) worldwide, except within the Bahamas, for $50,000. The Company also purchased inventory of Product R from LTD for $45,000 and was obligated to pay $3 per ampule of Product R for the initial 100,000 ampules purchased and $2 per ampule for purchases exceeding 100,000 ampules. On December 16, 1987, the Company acquired the controlling beneficial interest in 99.6% of the common stock of LTD through an appropriate trust agreement to satisfy the rules of the Bahamian Government, from two of the principal stockholders of the Company. Both stockholders concurrently canceled $86,565 of indebtedness due them from LTD.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 4.  PROPERTY AND EQUIPMENT

                                               ESTIMATED USEFUL
                                                LIVES (YEARS)             2001            2000
                                               -----------------       ----------      ----------
          Land and improvements                       15               $   34,550      $   34,550
          Building and improvements                   30                1,233,524         896,720
          Machinery and equipment                      5                3,170,759       1,918,693
                                                                       ----------      ----------
                                                                        4,438,833       2,849,963
          Less accumulated depreciation                                 1,438,250         905,764
                                                                       ----------      ----------
                                                                       $3,000,583      $1,944,199
                                                                       ==========      ==========



         The Company maintains certain property and equipment in Freeport, Bahamas. This property and equipment amounted to $433,119 as of December 31, 2001 and $402,694 as of December 31, 2000, including $17,623 expended in 1987 to purchase a land lease expiring in 2068. Included with machinery and equipment is $13,197 of equipment purchased under a capital lease during 2000. Depreciation expense for equipment under the capital leases was approximately $10,368, $7,729 and $47,040 in 2001, 2000 and 1999, respectively. These amounts are included above.

NOTE 5.  OTHER ASSETS

                                                                         2001          2000
                                                                       --------      --------
          Patent development costs                                     $765,388      $715,655
          Loan costs, net of accumulated amortization of $794,559
             and $779,225                                                68,353        80,198
          Other                                                          51,496        51,496
                                                                       --------      --------
                                                                       $885,237      $847,349
                                                                       ========      ========


NOTE 6.  SECURITIES PURCHASE AGREEMENTS

         CONVERTIBLE DEBENTURES

             In February 1997 and October 1997, in order to finance research and development, the Company sold $1,000,000 and $3,000,000, respectively, principal amount of its ten-year 7% Convertible Debentures (the "February Debenture" and the "October Debenture", collectively, the "Debentures") due February 28, 2007 and August 30, 2007, respectively, to RBB Bank Aktiengesellschaft ("RBB") in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Accrued interest under the Debentures was payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The Debentures were convertible, at the option of the holder, into shares of Common Stock pursuant to specified formulas. As of May 5, 1998, the October Debenture was fully converted.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         CONVERTIBLE DEBENTURES (Continued)

             In connection with the issuance of the February Debenture, the Company issued to RBB three warrants (the "February Warrants") to purchase common stock, each such February Warrant entitling the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of common stock. The exercise price of the three February Warrants was $0.288, $0.576 and $0.864 per warrant share, respectively. The fair value of the February Warrants were estimated to be $37,242 ($0.209 per warrant), $19,196 ($0.108 per warrant), and $9,946 ($0.056 per warrant), respectively, based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model. This amount has been reflected in the accompanying financial statements as interest expense related to the convertible February Debenture.

             In connection with the issuance of the October Debenture, the Company issued to RBB three warrants (the "October Warrants") to purchase Common Stock, each such October Warrant entitling the holder to purchase, from the date of grant through August 30, 2007, 600,000 shares of the Common Stock. The exercise price of the three October Warrants was $0.20, $0.23 and $0.27 per warrant share, respectively. The fair value of the three October Warrants was established to be $106,571 ($0.178 per warrant), $97,912 ($0.163 per warrant) and $87,472 ($0.146 per warrant), respectively, based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model. This amount has been reflected in the accompanying financial statements as a discount on the convertible debenture, with a corresponding credit to additional paid-in capital, and is being amortized over the expected term of the notes, which at December 31, 1997 was 120 months. In May 1998, the remaining unamortized discount of $276,957 was amortized upon full conversion of the October Debenture.

             In November 1998, in order to finance further research and development, the Company sold $1,500,000 principal amount of its ten year 7% Convertible Debenture (the "November Debenture") due October 31, 2008, to RBB. As of March 7, 2000, the November Debenture was fully converted.

             In connection with the issuance of the November Debenture, the Company issued to RBB two warrants (the "November Warrants") to purchase Common Stock, each such November Warrant entitling the holder to purchase 375,000 shares of the Common Stock at any time and from time to time through October 31, 2008. The exercise price of the two November Warrants was $0.20 and $0.24 per warrant share, respectively. The fair value of the November warrants was estimated to be $48,000 ($0.064 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         CONVERTIBLE DEBENTURES (Continued)

             In August 1999, in order to finance further research and development, the Company entered into a securities purchase agreement to issue an aggregate of 20 units, each unit consisting of $100,000 principal amount of the Company's 7% convertible debenture (the "August Debenture") due August 3, 2009 to Focus Investors LLC ("Focus"). Accrued interest under the August Debenture is payable semi-annually, computed at the rate of 7% on the unpaid principal balance from the date of issuance until the date of the interest payment. No payment of the principal of the August Debenture may be made prior to the maturity date without the consent of the holder. The August Debenture was convertible, at the option of the holder, into shares of common stock. On January 19, 2000, February 17, 2000 and March 3, 2000 pursuant to notice by the holder, Focus, to the Company under the August Debenture, $300,000, $900,000 and $800,000, respectively, of the principal amount of the August Debenture was converted into 2,178,155, 6,440,735 and 5,729,967 shares of the common stock, respectively. As of March 3, 2000 the November Debenture was fully converted. Based on the terms for conversion associated with the August Debenture, there was an intrinsic value associated with the beneficial conversion feature of $687,500. This amount has been recorded as interest expense in 1999.

             In connection with the issuance of the August Debenture, the Company issued to Focus one warrant (the "August Warrant") to purchase Common Stock, such August Warrant entitling the holder to purchase 1,000,000 shares of the Common Stock at any time and from time to time through August 3, 2004. The exercise price of the August Warrant was $0.2461 per warrant share. The fair value of the August Warrants was estimated to be $52,592 ($0.0526 per warrant share) based upon a financial analysis of the terms of the warrant using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             In December 1999, in order to finance further research and development, the Company entered into a securities purchase agreement to sell $2,000,000 principal amount of the Company's 7% convertible debenture (the December Debenture) due December 28, 2009 to Endeavour Capital ("Endeavour"). Accrued interest under the December Debenture was payable semi-annually, computed at the rate of 7% on the unpaid principal balance from the date of issuance until the date of the interest payment. No payment of the principal of the December Debenture may be made prior to the maturity date without the consent of the holder. The December Debenture was convertible, at the option of the holder, into shares of common stock. During 1999, $1,000,000 of these debentures was sold. The remaining $1,000,000 was not available until the shares underlying the first $1,000,000 were registered. Such registration statement was declared effective in January 2000 and the remaining $1,000,000 transaction was consummated. Based on the terms for conversion associated with the first $1,000,000 of the December Debenture, there was an intrinsic value associated with the beneficial conversion feature of $357,143. This amount has been recorded as interest expense in 1999. Based on the terms for conversion associated with the second $1,000,000 of the December Debenture, there was an intrinsic value associated with the beneficial conversion feature of $386,909. This amount has been recorded as interest expense in 2000.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         CONVERTIBLE DEBENTURES (Continued)

             On January 27, 2000, February 22, 2000, February 23, 2000, February 24, 2000, February 29, 2000 and October 25, 2000 pursuant to notice by the holder, Endeavour, to the Company under the December Debenture, $150,000, $135,000, $715,000, $785,000, $200,000 and
             $15,000, respectively, of the principal amount of the December Debenture was converted into 1,105,435, 988,913, 5,149,035,
             5,622,696, 1,036,674 and 43,960 shares of the common stock, respectively.

             In connection with the issuance of the first $1,000,000 of the December Debenture, the Company issued to Endeavour warrants (the December Warrants) to purchase Common Stock, such December Warrant entitling the holder to purchase 100,000 shares of the Common Stock at any time and from time to time through December 31, 2002. The exercise price of the December Warrant was $0.19 per warrant share. The fair value of the December Warrants was estimated to be $4,285 ($0.0429 per warrant share) based upon a financial analysis of the terms of the warrant using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of three years. This amount was amortized to interest expense.

             In connection with the issuance of the second $1,000,000 of the December Debenture, the Company issued to Endeavour warrants (the December Warrants) to purchase Common Stock, such December Warrants entitling the holder to purchase 110,000 shares of the Common Stock at any time and from time to time through December 31, 2002. The exercise price of the December Warrant was $0.20 per warrant share. The fair value of the December Warrants was estimated to be $13,600 ($0.136 per warrant share) based upon a financial analysis of the terms of the warrant using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 90%; a risk free interest rate of 6% and an expected holding period of three years. This amount was amortized to interest expense.

         OTHER

             In January 1999, pursuant to a securities purchase agreement, the Company issued 4,917,276 shares of its common stock for an aggregate purchase price of $802,500. Such agreement also provided for the issuance of four warrants to purchase a total of 2,366,788 shares of common stock at prices ranging from $0.204 to $0.2448 per share at any time until December 31, 2003. The fair value of these warrants was estimated to be $494,138 ($0.209 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements. As of December 31, 2001, 482,830 shares of common stock were issued pursuant to the exercise of these warrants for an aggregate exercise price of approximately $126,000.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         OTHER (Continued)

             On June 23, 1999, the Company entered into a securities purchase agreement with certain individuals whereby the Company issued 1,851,852 shares of its common stock for an aggregate purchase price of $500,000. These proceeds were received in July 1999. Such agreement also provided for the issuance of warrants to purchase an aggregate of 925,926 shares of common stock at any time until June 30, 2004. The fair value of these warrants was estimated to be $37,000 ($0.04 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             Pursuant to a securities purchase agreement with Harbor View Group and other various purchasers, dated February 16, 2000, the Company received $3,000,000 on March 9, 2000 in exchange for 13,636,357 shares of common stock.

             Additionally, in connection with the above described securities purchase agreement, the Company issued warrants to purchase an aggregate of 5,454,544 shares of common stock. Fifty percent (50%) of the warrants are exercisable at $0.275 per share and fifty percent (50%) of the warrants are exercisable at $0.33 per share, until February 28, 2005. The fair value of these warrants was estimated to be $1,582,734 ($0.295 and $0.285 per warrant share) based upon a financial analysis of the terms of the warrant using the Black-Scholes Pricing Model with the following assumptions; expected volatility of 90%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements. As of December 31, 2001, 216,577 shares of common stock were issued pursuant to the exercise of these warrants for an aggregate exercise price of approximately $105,000.

             On November 8, 2000, the Company entered into a securities purchase agreement with Harbor View Group, Inc. and various other purchasers, whereby the Company authorized the issuance and sale of up to 50,000,000 shares of common stock in a private offering transaction at a purchase price of $0.40 per share. As of December 31, 2001, 13,427,500 shares were issued for a purchase price of $5,371,000.

             Such agreement also provided for the issuance of warrants to purchase an aggregate of 30,000,000 shares of common stock, half at an exercise price of $0.48 and half at an exercise price of $0.56. As of December 31, 2000, 7,959,000 warrants had been issued (3,979,500 at $0.48 and 3,979,500 at $0.56) exercisable at any time until November 8, 2005. The fair value of these warrants was estimated to be $1,763,680 ($0.222 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements. The Company paid a fee of $265,300 relative to this agreement, which has been charged to interest expense in the accompanying consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         OTHER (Continued)

             On November 16, 2000, the Company entered into a securities purchase agreement with Roseworth Group, Ltd., whereby the Company agreed to sell 4,960,317 shares of its common stock at a price of $0.3024 per share for an aggregate purchase price of $1,500,000. The Company received such proceeds in November 2000.

             On July 19, 2001, the Company entered into a securities purchase agreement with BNC Bach International, Ltd., whereby the Company sold to BNC Bach International 3,125,000 shares of its common stock at a price of $0.32 per share for an aggregate purchase price of $1,000,000.

             On July 27, 2001, pursuant to a securities purchase agreement with various purchasers, the Company issued 1,225,000 shares of its common stock at a price of $0.40 per share for an aggregate purchase price of $490,000. Such agreement also provided for the issuance of 735,000 warrants to purchase common stock, half of such warrants are exercisable at $0.48 per share and half of such are exercisable at $0.56 per share until July 27, 2006. The fair value of these warrants was estimated to be $144,500 ($0.20 per warrant for $0.48 warrants) and ($0.19 per warrant for $0.56 warrants) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 5.5% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             On August 20, 2001, the Company entered into an additional securities purchase agreement with BNC Bach International, Ltd. whereby the Company sold to BNC Bach International 2,000,000 shares of its common sock at a price of $0.30 per share for an aggregate purchase price of $600,000.

             On September 28, 2001, the Company entered into a securities purchase agreement with Cambois Finance, Ltd. whereby the Company agreed to sell 6,666,667 shares of its common stock to Cambois Finance, Ltd. for an aggregate purchase price of $1,000,000. The Company received such proceeds and issued such shares of common sock on October 1, 2001.

             In December 2001, the Company sold 9,666,667 shares of its common stock at $0.27 per share to various purchasers for an aggregate purchase price of $2,610,000. The purchasers included Harbor View Group, Inc. (1,518,519 shares), BNC Bach International, Ltd. (7,407,407 shares) and an individual purchaser (740,741 shares).

         PRIVATE EQUITY LINE OF CREDIT

             On February 9, 2001, the Company entered into an equity line of credit agreement with Cornell Capital Partners, LP, an institutional investor, to sell up to $50,000,000 of the

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  SECURITIES PURCHASE AGREEMENTS (Continued)

         PRIVATE EQUITY LINE OF CREDIT (Continued)

             Company's common stock. Under such agreement, the Company may exercise "put options" to sell shares for certain prices based on certain average trading prices. Upon signing this agreement, the Company issued to its placement agent, May Davis Group, Inc., and certain investors, Class A warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price of $1.00 per share, exercisable in part or whole until February 9, 2006, and Class B warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price equal to the greater of $1.00 or 110% of the bid price on the applicable advance date. Such Class B warrants are exercisable pro rata with respect to the number of warrant shares as determined by the fraction of the advance payable on that date as the numerator and $20,000,000 as the denominator multiplied by 5,000,000, until sixty months from the date of issuance.

             The fair value of the Class A warrants was estimated to be $1,019,153 ($0.204 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

         SUBSEQUENT FINANCINGS

             On February 7, 2002, the Company entered into a Stock Purchase Agreement with Roseworth Group pursuant to which we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

             On February 21, 2002, the Company entered into a Stock Purchase Agreement with Roseworth Group pursuant to which we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

             On March 22, 2002, the Company entered into a Stock purchase Agreement with Roseworth Group pursuant to which we issued and sold to Roseworth Group 3,333,333 shares of our common stock at a negotiated price of $0.15 per share, for a total purchase price of $500,000.

NOTE 7.  NOTE PAYABLE

         During 1999, the Company entered into an installment purchase agreement for equipment totaling $123,600. The agreement is collateralized by the equipment and calls for monthly installments of $2,476 at 12% per annum for 60 months, commencing in March 1999 and expiring in February 2004.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 7.  NOTE PAYABLE (Continued)

         The aggregate maturities of the installment purchase agreement are as follows:

          Year ending December 31:

            2002                                $24,246
            2003                                 27,521
            2004                                  4,677
                                                -------
                                                 56,444

          Less current portion                   24,246
                                                -------
          Note payable - long-term portion      $32,198
                                                =======


NOTE 8.  COMMITMENTS AND CONTINGENCIES

         GENERAL

         POTENTIAL CLAIM FOR ROYALTIES

             The Company may be subject to claims from certain third parties for royalties due on sale of Product R. The Company has not as yet received any notice of claim from such parties.

         PRODUCT LIABILITY

             The Company is unaware of any claims or threatened claims since Product R was initially marketed in the 1940's; however, one study noted adverse reactions from highly concentrated doses in guinea pigs. Therefore, the Company could be subjected to claims for adverse reactions resulting from the use of Product R. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of Product R. As of the date hereof, the Company does not have product liability insurance for Product R. There can be no assurance that the Company will be able to secure such insurance in adequate amounts or at reasonable premiums if it determined to do so. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could have a material adverse effect on the Company.

         LACK OF PATENT PROTECTION

             The Company has six issued patents and one allowed U.S. patent and one issued Australian patent for the use of Product R. The Company currently has 11 patent applications pending with the U.S. Patent Office and 23 foreign patent applications. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product. There can be no assurance that such patents, if obtained, will be enforceable.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         GENERAL (Continued)

         TESTING AGREEMENTS

         PLATA PARTNERS LIMITED PARTNERSHIP

             On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using Product R incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

             Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of common stock and options to purchase an additional 5,000,000 shares at $0.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $0.10 per share through July 9, 1994 (the "Additional Plata Options"). Pursuant to several amendments, the Plata Options and the Additional Plata Options were exercisable through June 30, 2000 at an exercise price of $0.15 and $0.17, respectively. The fair value of these options was estimated to be $32,925 ($0.0348 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; risk free interest rate of 6%. This amount has been charged to compensation expense at December 31, 1999 as it related to services previously provided. Through December 31, 2001, the Company has received approximately $1,422,000 pursuant to the issuance of approximately 9.8 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

         ARGENTINE AGREEMENT

             In April 1996, the Company entered into an agreement (the "Argentine Agreement") with DCT SRL, an Argentine corporation unaffiliated with the Company ("DCT") pursuant to which DCT was to cause a clinical trial to be conducted in two separate hospitals located in Buenos Aires, Argentina (the "Clinical Trials"). Pursuant to the Argentine Agreement, the Clinical Trials were to be conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. and the purpose of the Clinical Trials was to assess the efficacy of the Company's drug Product R on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 12 male and female human patients between the ages of 18 and 50.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         ARGENTINE AGREEMENT (Continued)

             Pursuant to the Argentine Agreement, the Company delivered $34,000 to DCT to cover out-of-pocket expenses associated with the Clinical Trials. The Argentine Agreement further provides that at the conclusion of the Clinical Trials, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trials (the "Written Report"). In September 1996, Dr. Flichman delivered the Written Report to the Company. Upon delivery of the Written Report to the Company, the Company delivered to the principals of DCT options to acquire 2,000,000 shares of the Company's common stock for a period of one year from the date of the delivery of the Written Report, at a purchase price of $0.20 per share. Pursuant to several amendments, the DCT options were exercisable through June 30, 2000 at an exercise price of $0.21 per share. The fair value of these options was estimated to be $1,788 ($0.0012 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; risk free interest rate of 6%. This amount has been charged to compensation expense at December 31, 1999 as it related to services previously provided. Effective July 1, 2000, these options were extended to December 31, 2000 at an exercise price of $0.22 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $166,860 ($0.2273 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 50%; risk free interest rate of 6%. This amount has been charged to expense related to modification of existing option terms during the year ended December 31, 2000. Effective December 31, 2000, these options were extended to December 31, 2001 at an exercise price of $0.24 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $108,429 ($0.1457 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 6%. This amount has been charged to expense related to modification of existing option terms during the year ended December 31, 2000. As of December 31, 2001, 1,256,000 shares of common stock were issued pursuant to the exercise of these options for an aggregate exercise price of approximately $261,500.

             In June 1994, DCT SRL and the Company entered into an exclusive distribution agreement whereby the Company granted to DCT, subject to certain conditions, the exclusive right to market and sell Product R in Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile (the "DCT Exclusive Distribution Agreement").

             In April 1996, the Company entered into an agreement with DCT (the HIV-HPV Agreement") whereby the Company agreed to provide to DCT or its assignees, up to $600,000 to cover the costs of a double blind placebo controlled study in approximately 150 patients to assess the efficacy of Product R for the treatment of persons diagnosed with the HIV virus (AIDS) and HPV (the "HIV-HPV Study"). Subsequently, the Company has agreed

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         ARGENTINE AGREEMENT (Continued)

             to advance additional funds towards such study. In connection with the HIV-HPV Agreement, the Company advanced approximately $665,000, which was accounted for as research and development expense. The amounts have been used to cover expenses associated with clinical activities of the HIV-HPV Study. The HIV-HPV Agreement provides that (i) in the event the data from the HIV-HPV Study is used in connection with Product R being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii) DCT receives financing to cover the costs of the HIV-HPV Study, then DCT is obligated to reimburse the Company for all amounts expended in connection with the HIV-HPV Study.

             In October 1997, the Company entered into two agreements with DCT, whereby the Company agreed to provide DCT or its assignees, up to $220,000 and $341,000 to cover the costs of double blind placebo controlled studies in approximately 360 and 240 patients, respectively, to assess the efficacy of the topical application of Product R for the treatment of persons diagnosed with Herpes Labialis/Genital Infections (the "Herpes Study") and HPV (the "HPV Topical Study").

             In connection with the Herpes Study and the HPV Topical Study (collectively, the "Studies"), the Company advanced approximately $58,000 and $132,000, respectively. Such expenses were accounted for as research and development expense. The amounts expended have been used to cover expenses associated with pre-clinical activities. Neither the Herpes Study nor the HPV Topical Study has commenced. Both Agreements with DCT provide that (i) in the event the data from the Studies are used in connection with Product R being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii), DCT receives financing to cover the costs of the Studies, then DCT is obligated to reimburse the Company for all amounts expended in connection with the Studies.

             In February 1998, the Company entered into an agreement with DCT (the "Concurrent Agreement") whereby the Company agreed to provide DCT or its assignees, up to $413,000 to cover the costs of a study in 65 patients to compare the results of treatment of patients with AIDS taking a three drug cocktail and Product R with those taking a three drug cocktail and a placebo. As of December 31, 2001, the Company advanced approximately $50,000 for such study, which has been accounted for as research and development expense.

             In May 1998, the Company entered into an agreement with DCT (the "Rheumatoid Arthritis Agreement") whereby the Company agreed to provide DCT or its assignees, up to $95,000 to cover the costs of a controlled study in 30 patients to determine the efficacy of Product R for the treatment of rheumatoid arthritis in humans. In connection with this study, the Company advanced approximately $95,000, which has been accounted for as research and development expense.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         ARGENTINE AGREEMENT (Continued)

             In July 1998, the Company authorized expenditures of up to $90,000 to study the effects of Product R in inhibiting the mutation of the AIDS virus. As of December 31, 2001, the Company advanced approximately $70,000 for such study, which has been accounted for as research and development expense.

             As of December 31, 2001, the Company advanced approximately $442,000 for expenses in connection with the drug approval process in Argentina, which has been accounted for as research and development expense. Based on information received from DCT, the Company believes that the drug will not be approved for commercial distribution in Argentina in the foreseeable future.

         ISRAEL STUDIES

             In January 2001, the Company entered into a 12 month agreement with the Weizmann Institute of Science, and Yeda, its developmental arm in Israel, to conduct research on the effects of Product R on the immune system, especially on T lymphocytes. In addition, scientists will explore the effects of Product R in animal models. The total cost to the Company of this research is expected to be $118,000. As of December 31, 2001, the Company advanced $118,000 for such research, which has been accounted for as research and development expense.

             In April 2001, the Company formalized a 12 month agreement with Selikoff Center in Israel to develop clinical trials in Israel using Product R. It is anticipated that these trials will support future FDA applications. The cost of the first phase of this research is expected to be $242,000. As of December 31, 2001, the Company advanced $115,000 for such research, which has been accounted for as research and development expense.

         CONSULTING AND EMPLOYMENT AGREEMENTS

         HIRSCHMAN AGREEMENT

             In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases, whereby Dr. Hirschman was to provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmacological and biotechnology companies and

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HIRSCHMAN AGREEMENT (Continued)

             assisting the Company in seeking joint ventures with and financing of companies in such industries. In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's common stock and the option to acquire 5,000,000 shares of the Company's common stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $0.18 per share. As of December 31, 2001, 900,000 shares have been issued upon exercise of these options for cash consideration of $162,000 under this Agreement.

             In March 1996, the Company entered into an addendum to the consulting agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman and his designees options to purchase an aggregate of 15,000,000 shares of the Company's common stock for a three year period pursuant to the following schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1996 and ending February 17, 2008 at an exercise price of $0.19 per share, of which options to acquire 500,000 shares (exercisable until March 23, 2001) were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending February 17, 2008 at an exercise price of $0.27 per share, of which options to acquire 500,000 shares (exercisable until March 23, 2001) were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1998 and ending February 17, 2008 at an exercise price of $0.36 per share, of which options to acquire 500,000 shares (exercisable until March 23, 2001) were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company.

             As of December 31, 2001, 976,000 shares of common stock were issued pursuant to the exercise of stock options by Richard Rubin. Mr. Rubin has, from time to time in the past, advised the Company on matters unrelated to his consultation with Dr. Hirschman.

             In March 2000, Mr. Rubin transferred 75,000 of his $0.27 options and 75,000 of his $0.36 options to Elliot Bauer, an individual who also received and exercised shares and options as a result of the "Cohen Agreements".

             In November 1997, Dr. Hirschman assigned to Henry Kamioner, a consultant to Dr. Hirschman, options to acquire 1,500,000 shares (500,000 at $0.19, 500,000 at $0.27, and 500,000 at $0.36).

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HIRSCHMAN AGREEMENT (Continued)

             Effective March 23, 2001, the remaining unexercised $0.19, $0.27 and $0.36 options referred to above which were exercisable until March 23, 2001, were extended to December 31, 2001 at their same exercise prices. As a result of the modification of the option terms, the fair value of the options was estimated to be $357,975 based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 6%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2001.

             Effective December 31, 2001, the remaining unexercised $0.27 and $0.36 options, which had been extended to December 31, 2001, were further extended to June 30, 2002 at exercise prices of $0.28 and $0.37, respectively. As a result of this modification of the option terms, the fair value of the options was estimated to be $6,158 based on a financial analysis of the terms of the options using the Black-Scholes pricing model with the following assumptions: expected volatility of 80%; risk free interest rate of 5%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2001.

             In May 2000, the Company and Dr. Hirschman entered into a second amended and restated employment agreement (the "Agreement") which supersedes in its entirety the July 1998 Employment Agreement. Pursuant to this Agreement, Dr. Hirschman was employed to serve as Chief Executive Officer and President of the Company until December 31, 2002. The Agreement further provides that Bernard Friedland and William Bregman will vote all shares owned or voted by them in favor of Dr. Hirschman as a member of the Board of Directors of the Company. The Agreement provides for Dr. Hirschman to receive an annual base salary of $361,000 (effective January 1, 2000), use of an automobile, major medical, disability, dental and term life insurance benefits for the term of his employment and for the payment of $100,000 to Dr. Hirschman on the earlier to occur of (i) the date an IND number is obtained from and approved by the FDA so that human research may be conducted using Product R; or (ii) the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to us of at least $15 million. On September 4, 2001, the Company received an IND number from the FDA. Therefore, of the $100,000 described above, $25,000 was paid as of December 31, 2001. The Agreement also provides for previously issued options to acquire 23,000,000 shares of common stock at $0.27 per option share to be immediately vested as of the date of this agreement and are exercisable until February 17, 2008.

             The fair value of these options was estimated to be $5,328,441 ($0.2317 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HIRSCHMAN AGREEMENT (Continued)

             6% and an expected life of 32 months. The Company is recognizing the $5,328,441 fair value of the options as compensation expense on a pro-forma basis over the 32 month service period (the term of the employment agreement).

         GALLANTAR AGREEMENT

             On October 1, 1999, the Company entered into an employment agreement with Alan Gallantar whereby Mr. Gallantar has agreed to serve as the Chief Financial Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the agreement, without cause or upon the occurrence of certain events. Such agreement provides for Mr. Gallantar to receive a base salary of $175,000, $200,000 and $225,000 annually for each of the three years of the term of the agreement as well as various performance based bonuses ranging from 10% to 50% of the base salary and various other benefits. Additionally, in connection with such agreement, the Company granted Mr. Gallantar options to purchase an aggregate of 4,547,880 shares of the Company's common stock. Such options have a term of ten years and have an exercise price of $0.24255 per share. 1,515,960 options vest on each of the first, second and third anniversary dates of this employment agreement.

             The fair value of these options was estimated to be $376,126 ($0.0827 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected life of ten years. The Company is recognizing the $376,126 fair value of the options as compensation costs on a pro-forma basis over the three year service period (the term of the employment agreement). Performance bonuses for Mr. Gallantar's first two years in the amount of $25,000 each year have been charged to expense in the appropriate years in the accompanying consolidated financial statements.

         OTHER EMPLOYEES

             On January 3 and December 29, 2000, the Company issued to certain other employees stock options to acquire an aggregate of 430,000 and 716,000 shares of common stock at an exercise price of $0.21 and $0.33 per share, respectively. These options expire on January 2, 2010 and December 29, 2010, respectively, and vest in 20% increments at the end of each year for five years.

             The fair value of the these options was estimated to be $42,342 ($0.1721 per option share) and $117,893 ($0.2788 per option share), respectively, based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6%; an expected life of ten years; and a

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         OTHER EMPLOYEES (Continued)

             termination rate of 10%. The Company will recognize the fair value of the options as compensation costs on a pro-forma basis over a one year service period (the term of the employment agreements).

             Financial reporting of the Hirschman, Gallantar and other employee options has been prepared pursuant to the Company's policy of following APB No. 25, and related interpretations, in accounting for its employee stock options. Accordingly, the following pro forma financial information is presented to reflect amortization of the fair value of the options.

                                   AS REPORTED         PRO FORMA             AS
                                DECEMBER 31, 2001      ADJUSTMENT         ADJUSTED
                                -----------------    --------------    --------------
          Net loss                $  (11,715,568)    $   (2,374,643)   $  (14,090,211)
                                  ==============     ==============    ==============

          Net loss per share      $        (0.03)    $        (0.01)   $        (0.04)
                                  ==============     ==============    ==============


                                   AS REPORTED          PRO FORMA            AS
                                DECEMBER 31, 2000       ADJUSTMENT        ADJUSTED
                                -----------------    --------------    --------------
          Net loss                $   (9,354,664)    $   (1,799,827)   $  (11,154,491)
                                  ==============     ==============    ==============

          Net loss per share      $        (0.03)    $        (0.00)   $        (0.03)
                                  ==============     ==============    ==============


                                   AS REPORTED          PRO FORMA            AS
                                DECEMBER 31, 1999       ADJUSTMENT        ADJUSTED
                                -----------------    --------------    --------------
          Net loss                $   (6,174,262)    $      (31,344)   $   (6,205,606)
                                  ==============     ==============    ==============

          Net loss per share      $        (0.02)    $        (0.00)   $        (0.02)
                                  ==============     ==============    ==============


             There were no other options outstanding that would require pro forma presentation.

         COHEN AGREEMENTS

             In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company's issuing to Mr. Cohen 1,000,000 shares of common stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992 Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         COHEN AGREEMENTS (Continued)

             completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 10, 1993 (which date has been extended through June 30, 2000), the option to acquire 3,000,000 shares of common stock of the Company at an exercise price of $0.09 per share (which exercise price has been increased to $0.16 per share) (the "September 1992 Cohen Options"). The fair value of these options was estimated to be $59,030 ($0.0347 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; risk free interest rate of 6%. This amount has been charged to compensation expense at December 31, 1999 as it related to services previously provided. Effective July 1, 2000, these options were extended to December 31, 2000 at an exercise price of $0.17 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $55,023 ($0.2751 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 50%; risk free interest rate of 6%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2000. Effective December 31, 2000, these options were extended to December 31, 2001 at an exercise price of $0.19 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $17,311 ($0.1731 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 6%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2000. Effective December 31, 2001, these options were further extended to June 30, 2002 at an exercise price of $0.20. As a result of this modification of the option terms, the fair value of the options was estimated to be $8,912 based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 5%. This amount bas been charged to compensation expense related to the modification of existing option terms during the year ended December 31, 2001. As of December 31, 2001, 2,900,000 of the September 1992 Cohen Options have been exercised for cash consideration of $403,000.

             In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement") for a three year term commencing on March 1, 1993. The February 1993 Cohen Agreement provides that Mr. Cohen provide financing business consulting services concerning the operations of the business of the Company and possible strategic transactions in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of common stock (the "February 1993 Cohen Shares"), 1,500,000 shares of which Mr. Cohen has informed the Company he has assigned to certain other persons not affiliated with the Company or any of its officers or directors.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         COHEN AGREEMENTS (Continued)

             In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement, the Company issued: (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 shares each at $0.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). Pursuant to several amendments, the remaining Bauer options were exercisable through June 30, 2000 at an option price of $0.14. The fair value of these options was estimated to be $116,101 ($0.0541 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; risk free interest rate of 6%. This amount has been charged to compensation expense at December 31, 1999 as it related to services previously provided. Effective July 1, 2000, these options were extended to December 31, 2000 at an exercise price of $0.16 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $953,885 ($0.2848 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 50%; risk free interest rate of 6%. This amount has been charged to expense related to modification of existing option terms during the year ended December 31, 2000. Effective December 31, 2000, these options were extended to December 31, 2001 at an exercise price of $0.18 per share. As a result of the modification of the option terms, the fair value of these options was estimated to be $600,419 ($0.1793 per option share) based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 6%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2000. Effective December 31, 2001, these options were further extended to June 30, 2002 at an exercise price of $0.19. As a result of this modification of the option terms, the fair value of the options was estimated to be $318,359 based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 5%. This amount bas been charged to compensation expense related to the modification of existing option terms during the year ended December 31, 2001. Through December 31, 2001, 6,650,500 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $696,050.

         GLOBOMAX AGREEMENT

             On January 18, 1999, the Company entered into a consulting agreement with Globomax LLC to provide services at hourly rates established by the contract to the Company's Investigational New Drug application submission and to perform all work that is necessary to obtain FDA approval. In addition, GloboMax and its subcontractors are assisting the Company in conducting Phase I clinical trials for Product R. The contract was extended by

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         GLOBOMAX AGREEMENT (Continued)

             mutual consent of both parties. The Company has paid approximately $4,127,000 for services rendered and reimbursement of expenses by GloboMax and its subcontractors through December 31, 2001.

         HARBOR VIEW AGREEMENT

             On February 7, 2000, the Company entered into a consulting agreement with Harbor View Group, Inc. for past and future consulting services related to corporate structures, financial transactions, financial public relations and other matters through December 31, 2000.

             In connection with this agreement, the Company issued warrants to purchase 1,750,000 shares at an exercise price of $0.21 per share and warrants to purchase 1,750,000 shares at an exercise price of $0.26 per share until February 28, 2005. The fair value of the warrants was estimated to be $200,249 ($0.057 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 90%; a risk free interest rate of 6% and an expected holding period of eleven months (the term of the consulting agreement). This amount has been amortized to consulting expense during the year ended December 31, 2000.

         DISTRIBUTION AGREEMENTS

         The Company currently is a party to separate agreements with four different entities, whereby the Company has granted exclusive rights to distribute Product R in the countries of Canada, China, Japan, Macao, Hong Kong, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile. Pursuant to these agreements, distributors are obligated to cause Product R to be approved for commercial sale in such countries and, upon such approval, to purchase from the Company certain minimum quantities of Product R to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities. To date, the Company has recorded revenue classified as other income for the sale of territorial rights under the distribution agreements. The Company has made no sales under the distribution agreements other than for testing purposes.

         CONSTRUCTION COMMITMENT

         In November 1999, the Company entered into an agreement with an unaffiliated third party to construct leasehold improvements at an approximate cost of $380,000 for research and development purposes at the Company's Yonkers, New York facilities which has been completed as of June 30, 2001. In October 2000, the Company entered into another agreement with the unaffiliated third party to construct additional leasehold improvements at an approximate cost of $325,000 for research and development purposes at the Company's Yonkers, New York facilities, of which the entire amount has been incurred as of December 31, 2001.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         SOFTWARE ACQUISITION

         During 2001, the Company contracted with a software vendor at a cost of approximately $500,000 to acquire and install an SAP system for accounting, administrative and production control. As of December 31, 2001, the entire cost has been incurred and has been capitalized as an additional element of cost of the computer equipment.

         STATUS OF FDA FILINGS

         On July 30, 2001, the Company submitted an Investigational New Drug
         (IND) application to the United States Food and Drug Administration
         (FDA) to begin Phase I clinical trials of Product R as a topical treatment for genital warts caused by human papilloma virus (HPV) infection. In September 2001, the FDA cleared the Company's IND application for Product R to begin Phase I clinical trials. The Company has commenced these clinical trials. The Phase I initial trials are placebo controlled, open label, dose escalation safety studies in healthy volunteers. These studies are being conducted in the United States under the supervision of GloboMax, LLC. Upon successful completion of Phase I studies, the Company expects to initiate Phase II trials to investigate the efficacy and dosages of Product R in the topical treatment of genital warts. Phase III trials are pivotal clinical investigations designed to establish the efficacy and safety of Product R.

         LEASES

         CAPITAL LEASES

             During 1998, the Company entered into a purchase lease agreement for equipment totaling $222,318. The lease calls for monthly payments of $4,529 for 60 months commencing on September 1998 and expiring on July 2003. During 1999, the Company entered into a purchase lease agreement for equipment totaling $38,645. The lease calls for monthly payments of $965 for 48 months commencing in August 1999 and expiring in July 2003. Additionally, during 2000, the Company entered into a purchase lease agreement for equipment totaling $13,197. The lease calls for monthly payments of $447 for 36 months commencing in January 2001 and expiring in December 2003.

             Future minimum capital lease payments and the net present value of the future minimum lease payments at December 31, 2001 are as follows:

              Year ending December 31:

                 2002                                                $ 71,292
                 2003                                                  43,822
                                                                     --------
               Total minimum lease payments                           115,114
               Less amount representing interest                        8,547
                                                                     --------
               Net present value of future minimum lease payments     106,567
               Less current maturities                                 64,197
                                                                     --------
                                                                     $ 42,370
                                                                     ========

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  COMMITMENTS AND CONTINGENCIES (Continued)

         LEASES (Continued)

         OPERATING LEASES

             Management executed a non-cancelable lease for new office space in Florida on January 1, 1996, expiring on December 31, 1999 at approximately $17,000 annually. The Company has three options to renew for an additional one year per option. Management has exercised its second option for the year 2001. Effective December 2001, the Company closed its Florida office.

             On December 30, 1998, the Company executed an amendment to its existing lease dated April 1997 for the laboratory facilities in Yonkers, New York. The lease on the additional space is effective May 1, 1999. The new lease adds 10,550 square feet (for a total of 16,650 square feet) and extends its term until April 2005. Annual rent on the original lease is approximately $85,000. Rent for the additional facilities is approximately $175,000. Total rental commitment for the Yonkers facilities will be $260,000 until May 1, 2002 at which time it will increase to approximately $290,000.

             The Company leased an automobile in November 1999 for 36 months at $711 per month expiring in November 2002.

             Total lease expense for the years ended December 31, 2001, 2000 and 1999 amounted to $263,609, $296,064 and $191,974, respectively.

             Future minimum lease commitments as of December 31, 2001 are as follows:

              Year ending December 31:

                 2002                               $  288,000
                 2003                                  290,000
                 2004                                  290,000
                 2005                                  290,000
                                                    ----------
                    Total                           $1,158,000
                                                    ==========

NOTE 9.  SEVERANCE AGREEMENTS

         On December 3, 2001, William Bregman, Bernard Friedland and Louis Silver resigned as officers and directors of the Company upon the term and conditions of separate severance agreements. The resignations were not due to any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

         In connection with their resignation, the Company paid $150,000 to each of Messrs. Bregman and Friedland and $2,500 to Mr. Silver. In connection with the severance agreements, the Company obtained a loan in the amount of $200,000 from the Company's Chief Financial Officer, as evidenced by a demand promissory note dated December 14, 2001. The note was repaid in full on December 17, 2001.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 10. LITIGATION

         In June 2000, the Company filed an action and complaint in the Supreme Court of New York, Westchester County, against Commonwealth Pharmaceuticals, Ltd. ("Commonwealth"), Immune Modulation Maximum Corp. ("IMMC") and Charles E. Miller (collectively, the "Defendants") alleging a breach by Commonwealth of an exclusive distribution agreement between the Company and Commonwealth, misappropriation of trade secrets and confidential information, conversion and conspiracy to convert the Company's property interests in Reticulose(R). The agreement, which the Company alleges in its complaint is currently in force and effect, provides that: (i) all laboratory or clinical studies initiated by Commonwealth for which Reticulose(R) is provided for free must first be approved by the Company; (ii) the results of all studies, all research data and documentation and any research publications resulting from studies initiated by Commonwealth or any of its agents will belong to the Company and will be made use of at the Company's discretion; and (iii) such studies are only permitted as part of such agreement. In its complaint, the Company alleged that Defendant Miller filed and obtained a U.S. patent entitled "Composition Containing Peptides and Nucleic Acids and Methods of Making Same" (the "1996 Patent") based on a study conducted by a third party using Reticulose(R) obtained free of charge from the Company, and that such patent was assigned to Defendant IMMC, a company controlled by Defendant Miller, in violation of the exclusive distribution agreement.

         In its complaint, the Company seeks relief in the form of (i) assignment of the patent to the Company; (ii) adjudgment that Defendants breached, misappropriated, converted and conspired to convert the Company's property rights; (iii) damages, profits realized and interest thereon; and (iv) attorneys' fees, costs and expenses. In response, on August 3, 2000, Defendants filed a Motion to Dismiss the Complaint alleging lack of personal jurisdiction or, in the alternative, that the agreement underlying the Company's claim is legally inoperative.

         In August 2000, Commonwealth and IMMC filed a suit against the Company in the United States District Court for the Eastern District of Michigan which alleged that IMMC, and not the Company, was the owner of the exclusive/broad rights in Reticulose(R), and sought, among other things, (i) a declaratory judgment that Defendant IMMC was the exclusive owner of the broad/exclusive rights to Reticulose(R) and the subject patent; (ii) an injunction against the Company from further attempts to use, market or assert any claims of ownership over any broad/exclusive rights in Reticulose(R), or the use, publication or disclosure of information regarding Reticulose(R); (iii) return of such information to IMMC; (iv) that the Company assign any Reticulose(R)-related trademarks to IMMC; and (v) that the Company pay Plaintiffs of this case damages, profits, costs and attorneys' fees. The Company was served with the Complaint on August 8, 2000.

         In January 2001, the Company and Commonwealth, et al., agreed to dismiss the case in New York without prejudice. In July 2001, the Company filed a Motion for Summary Judgment seeking dismissal of the Defendants' claim of exclusive ownership of Reticulose(R) and grant of such exclusive ownership to the Company.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 10. LITIGATION (Continued)

         On November 8, 2001, the U.S. District Court for the Eastern District of Michigan dismissed with prejudice all of the claims of the Defendants. In connection with its dismissal order, the U.S. District Court further held that the Company is the exclusive owner of all Reticulose(R) technology. In connection with the Company's counterclaims against the Defendants, on March 20, 2002, the Company and the Defendants entered into a Settlement Agreement in settlement of the Company's claims against Defendants. The Settlement Agreement was entered as part of the final judgment of the District Court on March 25, 2002, and all remaining claims were dismissed. The Settlement Agreement provided, among other things, that:

          (i) the Defendants acknowledged that the Company is the sole and rightful owner of all rights, title and interests for the United States and throughout the world in and to the Reticulose(R) trademark and all Reticulose(R) technology;

          (ii) the Defendants sold, assigned and transferred, jointly and severally, to the Company, its successors and assigns, all their claims, rights, title and interests for the United States and throughout the world in and to Reticulose(R), the Reticulose(R) trademark, the Reticulose(R) technology, any modifications, improvements or derivations thereto, and all related patents, inventions, discoveries, currently pending patent applications and any patents, discoveries and inventions resulting therefrom or described therein, free and clear from any encumbrance whatsoever;

         (iii) the Company granted to IMMC a non-exclusive, non-transferable, royalty-free license to make, use and sell products coming within the scope of the patents transferred by the Defendants to the Company, but only to the extent such products are in the form of oral dietary supplements which were already being sold on IMMC's then current website;

          (iv) Defendants agreed to indemnify, hold harmless and reimburse the Company from and for any and all liabilities arising from the manufacture, distribution, marketing, sale or use of any of IMMC's products; and

          (v) the Defendants agreed not to advertise or publicize that there is any connection between any of Defendants' products and the Company, its predecessors or Reticulose(R), nor will it copy, distribute or publicize, orally or otherwise, any data obtained by or produced on behalf of the Company or any of its predecessors relating to Reticulose(R) or any other product of the Company as if the data were developed by or for Defendants or was derived from product of any of the Defendants, and such data shall be returned to the Company to the extent it is in the possession of the Defendants.

NOTE 11. STOCKHOLDERS' EQUITY

         During 2000, the Company issued 76,742,583 shares of common stock for an aggregate consideration of $16,564,500. The amounts were comprised of the issuance of 31,861,674 shares of common stock for cash of $9,806,000, issuance of 5,158,500 shares common stock

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 11. STOCKHOLDERS' EQUITY (Continued)

         pursuant to the exercise of options for $982,000, issuance of 1,186,593 shares of common stock pursuant to the exercise of warrants for $154,000, issuance of common stock upon conversion of debt of 38,435,816 shares for $5,576,000 and issuance of 100,000 shares of common stock in exchange for services for $46,500.

         During 2001, the Company issued 23,082,245 shares of common stock for an aggregate consideration of $5,895,491. The amounts were comprised of the issuance of 22,845,834 shares of common stock for cash of $5,765,000, issuance of 60,000 shares common stock pursuant to the exercise of options for $18,000, issuance of 76,411 shares of common stock pursuant to the cashless exercise of warrants for $77,491 and issuance of 100,000 shares of common stock in exchange for services for $35,000.

NOTE 12. INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 is an asset and liability approach for computing deferred income taxes.

         As of December 31, 2001 and 2000, the Company had net operating loss carryforwards for Federal income tax reporting purposes amounting to approximately $34,500,000 and $21,000,000, which expire in varying amounts to 2020.

         The Company presently has temporary differences between financial reporting and income tax reporting relating to the amortization of warrant costs, compensation expense for the extension of options, depreciation and patent costs.

         The components of the deferred tax asset as of December 31, 2001 and 2000 were as follows:

                                                                     2001            2000
                                                                -----------      ----------
               Benefit of net operating loss carryforwards      $11,730,000      $7,174,000
               Less valuation allowance                          11,730,000       7,174,000
                                                                -----------      ----------
               Net deferred tax asset                           $        --      $       --
                                                                ===========      ==========


         As of December 31, 2001 and 2000, sufficient uncertainty exists regarding the realizability of these operating loss carryforwards and, accordingly, a 100% valuation allowance has been established regarding these deferred tax assets.

         In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. The Company's utilization of its tax benefit carryforwards may be further restricted in the event of future changes

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 12. INCOME TAXES (Continued)

         in the ownership of the Company from the exercise of options and warrants or other future issuances of common stock.

NOTE 13. 401(K) PLAN

         In December 1999, the Company adopted a 401(K) plan that allows eligible employees to contribute up to 20% of their salary, subject to annual limits imposed by the Internal Revenue Service. The Company matches 50% of the first 6% of the employee contributions in our stock and may, at our discretion, make additional contributions based upon earnings. In March 2001, the Company funded the plan with approximately $24,000 to enable the plan to purchase shares of the Company's common stock on the open market in order to contribute the employer match for the year ended December 31, 2000. As of March 22, 2002, the Company has not funded its matching contribution of approximately $33,000 for the year ended December 31, 2001.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED CONDENSED BALANCE SHEETS


                                                                                      Condensed
                                                                                        from
                                                                                       Audited
                                                                                      Financial
                                                                                     Statements
                                                                    June 30,         December 31,
                                                                      2002               2001
                                                                -------------       -------------
                                                                 (Unaudited)
                                 ASSETS
Current Assets:
   Cash and cash equivalents                                    $     310,067       $   1,499,809
   Other current assets                                               146,803              63,162
                                                                -------------       -------------
         Total current assets                                         456,870           1,562,971

Property and Equipment, Net                                         2,718,739           3,000,583

Other Assets                                                          949,256             885,237
                                                                -------------       -------------
         Total assets                                           $   4,124,865       $   5,448,791
                                                                =============       =============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities                     $     979,143       $   1,843,706
   Current portion of capital lease obligation                        132,956              64,197
   Current portion of note payable                                     25,994              24,246
                                                                -------------       -------------
         Total current liabilities                                  1,138,093           1,932,149
                                                                -------------       -------------

Long-Term Liabilities:
   Convertible debentures, net                                        361,224                  --
   Capital lease obligation, non-current portion                       42,738              42,370
   Note payable, non-current portion                                   16,660              32,198
                                                                -------------       -------------
        Total long-term liabilities                                   420,622              74,568
                                                                -------------       -------------

Commitments, Contingencies and Subsequent Events                           --                  --

Stockholders' Equity:
   Common stock; 1,000,000,000 shares of $.00001 par value
      authorized, 431,692,444 and  403,296,863
      shares issued and outstanding                                     4,317               4,033
   Additional paid-in capital                                      51,875,800          47,666,141
   Deficit accumulated during the development stage               (46,364,951)        (40,795,470)
   Discount on warrants                                            (2,949,016)         (3,432,630)
                                                                -------------       -------------
         Total stockholders' equity                                 2,566,150           3,442,074
                                                                -------------       -------------
         Total liabilities and stockholders' equity             $   4,124,865       $   5,448,791
                                                                =============       =============


           See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                                                                                   Inception
                                                 Three Months Ended               Six Months Ended                (February 20,
                                                     June 30,                        June 30,                       1984) to
                                           -------------------------------     -------------------------------      June 30,
                                                2002              2001              2002              2001            2002
                                           -------------     -------------     -------------     -------------     -------------
Revenues                                   $          --     $       9,118     $          --     $      11,483     $     231,892
                                           -------------     -------------     -------------     -------------     -------------

Costs and Expenses:
   Research and development                      878,093           903,764         2,539,266         2,142,872        16,415,090
   General and administrative                    698,460           956,315         1,426,755         1,840,145        15,909,938
   Compensation expense for
         options and warrants                    615,542                --           615,542           357,975         5,005,017
   Depreciation                                  236,426           103,818           469,735           229,092         1,910,614
                                           -------------     -------------     -------------     -------------     -------------
                                               2,428,521         1,963,897         5,051,298         4,570,084        39,240,659
                                           -------------     -------------     -------------     -------------     -------------

Loss from Operations                          (2,428,521)       (1,954,779)       (5,051,298)       (4,558,601)      (39,008,767)
                                           -------------     -------------     -------------     -------------     -------------

Other Income (Expense):
   Interest income                                 2,752            28,324             4,823            96,955           882,998
   Other income                                       --                --                --                --           120,093
   Interest expense                             (270,204)         (272,495)         (523,006)         (479,051)       (8,056,775)
   Severance expense - former directors               --                --                --                --          (302,500)
                                           -------------     -------------     -------------     -------------     -------------
                                                (267,452)         (244,171)         (518,183)         (382,096)       (7,356,184)
                                           -------------     -------------     -------------     -------------     -------------

Net Loss                                   $  (2,695,973)    $  (2,198,950)    $  (5,569,481)    $  (4,940,697)    $ (46,364,951)
                                           =============     =============     =============     =============     =============

Net Loss Per Share of Common
   Stock - Basic and Diluted               $       (0.01)    $       (0.01)    $       (0.01)    $       (0.01)
                                           =============     =============     =============     =============

Weighted Average Number of
   Common Shares Outstanding                 410,479,091       375,730,988       410,479,091       375,730,988
                                           =============     =============     =============     =============




           See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                                                           Common Stock                              Deficit
                                                                ---------------------------------                  Accumulated
                                                                Amount                               Additional     During the
                                                                  Per                                  Paid-In      Development
                                                                 Share      Shares        Amount       Capital         Stage
                                                                --------  -----------     -------    -----------    ------------

Balance, Inception (February 20, 1984) as Previously Reported                      --     $ 1,000      $      --      $  (1,000)

Adjustment for Pooling of Interests                                                --      (1,000)         1,000             --
                                                                          -----------     -------      ---------      ---------

Balance, Inception, as Restated                                                    --          --          1,000         (1,000)

Net Loss, Period Ended December 31, 1984                                           --          --             --        (17,809)
                                                                          -----------     -------      ---------      ---------
Balance, December 31, 1984                                                         --          --          1,000        (18,809)

Issuance of Common Stock for Cash                                $.00     113,846,154       1,138            170             --
Net Loss, Year Ended December 31, 1985                                             --          --             --        (25,459)
                                                                          -----------     -------      ---------      ---------
Balance, December 31, 1985                                                113,846,154       1,138          1,170        (44,268)

Issuance of Common Stock - Public Offering                        .01      40,000,000         400        399,600             --
Issuance of Underwriter's Warrants                                                 --          --            100             --
Expenses of Public Offering                                                        --          --       (117,923)            --
Issuance of Common Stock, Exercise of "A" Warrants                .03         819,860           9         24,587             --
Net Loss, Year Ended December 31, 1986                                             --          --             --       (159,674)
                                                                          -----------     -------      ---------      ---------
Balance, December 31, 1986                                                154,666,014       1,547        307,534       (203,942)
                                                                          -----------     -------      ---------      ---------




            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                                                Common Stock                              Deficit
                                                     ---------------------------------                  Accumulated
                                                     Amount                               Additional     During the
                                                       Per                                  Paid-In      Development
                                                      Share      Shares        Amount       Capital         Stage
                                                     --------  -----------     -------    -----------    ------------


Balance, December 31, 1986                                     154,666,014     $1,547     $   307,534      $  (203,942)

Issuance of Common Stock, Exercise of "A" Warrants     $.03     38,622,618        386       1,158,321               --
Expenses of Stock Issuance                                              --         --         (11,357)              --
Acquisition of Subsidiary for Cash                                      --         --         (46,000)              --
Cancellation of Debt Due to Stockholders                                --         --          86,565               --
Net Loss, Period Ended December 31, 1987                                --         --              --         (258,663)
                                                               -----------     ------     -----------      -----------

Balance, December 31, 1987                                     193,288,632      1,933       1,495,063         (462,605)

Net Loss, Year Ended December 31, 1988                                  --         --              --         (199,690)
                                                               -----------     ------     -----------      -----------

Balance, December 31, 1988                                     193,288,632      1,933       1,495,063         (662,295)

Net Loss, Year Ended December 31, 1989                                  --         --              --         (270,753)
                                                               -----------     ------     -----------      -----------

Balance, December 31, 1989                                     193,288,632      1,933       1,495,063         (933,048)

Issuance of Common Stock, Expiration of Redemption
  Offer on "B" Warrants                                .05       6,729,850         67         336,475               --
Issuance of Common Stock, Exercise of "B" Warrants     .05         268,500          3          13,422               --
Issuance of Common Stock, Exercise of "C" Warrants     .08          12,900         --           1,032               --
Net Loss, Year Ended December 31, 1990                                  --         --              --         (267,867)
                                                               -----------     ------     -----------      -----------

Balance, December 31, 1990                                     200,299,882      2,003       1,845,992       (1,200,915)
                                                               -----------     ------     -----------      -----------





            See notes to consolidated condensed financial statements.

\
                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                                                            Common Stock                              Deficit
                                                                 ---------------------------------                  Accumulated
                                                                 Amount                               Additional     During the
                                                                   Per                                  Paid-In      Development
                                                                  Share      Shares        Amount       Capital         Stage
                                                                 --------  -----------     -------    -----------    ------------

Balance, December 31, 1990                                                200,299,882    $2,003    $ 1,845,992     $(1,200,915)

Issuance of Common Stock, Exercise of "B" Warrants             $   .05         11,400        --            420              --
Issuance of Common Stock, Exercise of "C" Warrants                 .08          2,500        --            200              --
Issuance of Common Stock, Exercise of Underwriters Warrants       .012      3,760,000        38         45,083              --
Net Loss, Year Ended December 31, 1991                                             --        --             --        (249,871)
                                                                          -----------    ------    -----------     -----------

Balance, December 31, 1991                                                204,073,782     2,041      1,891,695      (1,450,786)

Issuance of Common Stock, for Testing                            .0405     10,000,000       100        404,900              --
Issuance of Common Stock, for Consulting Services                 .055        500,000         5         27,495              --
Issuance of Common Stock, Exercise of "B" Warrants                 .05      7,458,989        75        372,875              --
Issuance of Common Stock, Exercise of "C" Warrants                 .08      5,244,220        52        419,487              --
Expenses of Stock Issuance                                                                              (7,792)
Net Loss, Year Ended December 31, 1992                                             --        --             --        (839,981)
                                                                          -----------    ------    -----------     -----------

Balance, December 31, 1992                                                227,276,991     2,273      3,108,660      (2,290,767)

Issuance of Common Stock, for Consulting Services                 .055        500,000         5         27,495              --
Issuance of Common Stock, for Consulting Services                  .03      3,500,000        35        104,965              --
Issuance of Common Stock, for Testing                             .035      5,000,000        50        174,950              --
Net Loss, Year Ended December 31, 1993                                             --        --             --        (563,309)
                                                                          -----------    ------    -----------     -----------

Balance, December 31, 1993                                                236,276,991     2,363      3,416,070      (2,854,076)
                                                                          -----------    ------    -----------     -----------




            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002




                                                    Common Stock                                            Deficit
                                              --------------------------                                  Accumulated
                                              Amount                         Additional                   During the    Deferred
                                               Per                            Paid-In    Subscription    Development  Compensation
                                              Share     Shares    Amount      Capital     Receivable        Stage         Cost
                                              -----     ------    ------    -----------  -------------   -----------  -------------
Balance, December 31, 1993                           236,276,991    $2,363    $3,416,070    $  --       $(2,854,076)      $  --

Issuance of Common Stock, for Consulting
  Services                                  $ .05      4,750,000        47       237,453       --                --          --
Issuance of Common Stock, Exercise of
  Options                                     .08        400,000         4        31,996       --                --          --
Issuance of Common Stock, Exercise of
  Options                                     .10        190,000         2        18,998       --                --          --
Net Loss, Year Ended December 31, 1994                        --        --            --       --          (440,837)         --
                                                     -----------    ------    ----------    -----       -----------       -----

Balance, December 31, 1994                           241,616,991     2,416     3,704,517       --        (3,294,913)         --
                                                                                                                          -----
Issuance of Common Stock, Exercise of
  Options                                     .05      3,333,333        33       166,633       --                --          --
Issuance of Common Stock, Exercise of
  Options                                     .08      2,092,850        21       167,407       --                --          --
Issuance of Common Stock, Exercise of
  Options                                     .10      2,688,600        27       268,833       --                --          --
Issuance of Common Stock, for Consulting
  Services                                    .11      1,150,000        12       126,488       --                --          --
Issuance of Common Stock, for Consulting
  Services                                    .14        300,000         3        41,997       --                --          --
Net Loss, Year Ended December 31, 1995                        --        --            --       --          (401,884)         --
                                                     -----------    ------    ----------    -----       -----------       -----

Balance, December 31, 1995                           251,181,774     2,512     4,475,875       --        (3,696,797)         --
                                                     -----------    ------    ----------    -----       -----------       -----



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002




                                                    Common Stock                                            Deficit
                                              --------------------------                                  Accumulated
                                              Amount                         Additional                   During the    Deferred
                                               Per                            Paid-In    Subscription    Development  Compensation
                                              Share     Shares    Amount      Capital     Receivable        Stage         Cost
                                              -----     ------    ------    -----------  -------------   -----------  -------------

Balance, December 31, 1995                         251,181,774    $2,512    $4,475,875    $     --     $(3,696,797)    $      --

Issuance of Common Stock, Exercise
  of Options                              $ .05      3,333,334        33       166,634          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .08      1,158,850        12        92,696          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .10      7,163,600        72       716,288          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .11        170,000         2        18,698          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .12      1,300,000        13       155,987          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .18      1,400,000        14       251,986          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .19        500,000         5        94,995          --              --            --
Issuance of Common Stock, Exercise
  of Options                                .20        473,500         5        94,695          --              --            --
Issuance of Common Stock, for
  Services Rendered                         .50        350,000         3       174,997          --              --            --
Options Granted                                             --        --       760,500          --              --      (473,159)
Subscription Receivable                                     --        --            --     (19,000)             --            --
Net Loss, Year Ended December 31, 1996                      --        --            --          --      (1,154,740)           --
                                                   -----------    ------    ----------    --------     -----------     ---------

Balance, December 31, 1996                         267,031,058     2,671     7,003,351     (19,000)     (4,851,537)     (473,159)
                                                   -----------    ------    ----------    --------     -----------     ---------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002




                                                 Common Stock                                            Deficit
                                           --------------------------                                  Accumulated
                                           Amount                         Additional                   During the    Deferred
                                            Per                            Paid-In    Subscription    Development  Compensation
                                           Share     Shares    Amount      Capital     Receivable        Stage         Cost
                                           -----     ------    ------    -----------  -------------   -----------  -------------

Balance, December 31, 1996                       267,031,058    $2,671    $ 7,003,351    $(19,000)    $(4,851,537)    $(473,159)

Issuance of Common Stock, Exercise
  of Options                             $.08      3,333,333        33        247,633          --              --            --
Issuance of Common Stock, Conversion
  of Debt                                 .20      1,648,352        16        329,984          --              --            --
Issuance of Common Stock, Conversion
  of Debt                                 .15        894,526         9        133,991          --              --            --
Issuance of Common Stock, Conversion
  of Debt                                 .12      2,323,580        23        269,977          --              --            --
Issuance of Common Stock, Conversion
  of Debt                                 .15      1,809,524        18        265,982          --              --            --
Issuance of Common Stock, Conversion
  of Debt                                 .16        772,201         8        119,992          --              --            --
Issuance of Common Stock, for
  Services Rendered                       .41         50,000        --         20,500          --              --            --
Issuance of Common Stock, for
  Services Rendered                       .24        100,000         1         23,999          --              --            --
Beneficial Conversion Feature,
  February Debenture                                      --        --        413,793          --              --            --
Beneficial Conversion Feature,
  October Debenture                                       --        --      1,350,000          --              --            --
Warrant Costs, February Debenture                         --        --         37,242          --              --            --
Warrant Costs, October Debenture                          --        --        291,555          --              --            --
Amortization of Deferred Compensation
  Cost                                                    --        --             --          --              --       399,322
Imputed Interest on Convertible
  Debenture                                               --        --          4,768          --              --            --
Net Loss, Year Ended
  December 31, 1997                                       --        --             --          --      (4,141,729)           --
                                                 -----------    ------    -----------    --------     -----------     ---------

Balance, December 31, 1997                       277,962,574     2,779     10,512,767     (19,000)     (8,993,266)      (73,837)
                                                 -----------    ------    -----------    --------     -----------     ---------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                                Common Stock                                              Deficit
                                         --------------------------                                      Accumulated
                                         Amount                              Additional                   During the    Deferred
                                          Per                                 Paid-In    Subscription    Development  Compensation
                                         Share     Shares    Amount           Capital     Receivable        Stage         Cost
                                         -----     ------    ------         -----------  -------------   -----------  -------------


Balance, December 31, 1997                       277,962,574    $2,779    $ 10,512,767     $(19,000)    $ (8,993,266)    $(73,837)

Issuance of Common Stock, Exercise
  of Options                             $.12        295,000         3          35,397           --               --           --
Issuance of Common Stock, Exercise
  of Options                              .14        500,000         5          69,995           --               --           --
Issuance of Common Stock, Exercise
  of Options                              .16        450,000         5          71,995           --               --           --
Issuance of Common Stock, Exercise
  of Options                              .20         10,000        --           2,000           --               --           --
Issuance of Common Stock, Exercise
  of Options                              .26        300,000         3          77,997           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .13      1,017,011        10         132,990           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .14      2,512,887        25         341,225           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .15      5,114,218        51         749,949           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .18      1,491,485        15         274,985           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .19      3,299,979        33         619,967           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .22      1,498,884        15         335,735           --               --           --
Issuance of Common Stock, Conversion
  of Debt                                 .23      1,870,869        19         424,981           --               --           --
Issuance of Common Stock, for Services
  Rendered                                .21        100,000         1          20,999           --               --           --
Beneficial Conversion Feature, November
  Debenture                                                                    625,000
Warrant Costs, November Debenture                                               48,094
Amortization of Deferred Compensation Cost                --        --              --           --               --       59,068
Write Off of Subscription Receivable                      --        --         (19,000)      19,000               --           --
Net Loss, Year Ended December 31, 1998                    --        --              --           --       (4,557,710)          --
                                                 -----------    ------    ------------     --------     ------------     --------

Balance, December 31, 1998                       296,422,907     2,964      14,325,076           --      (13,550,976)     (14,769)
                                                 -----------    ------    ------------     --------     ------------     --------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002




                                                Common Stock                                                Deficit
                                         --------------------------                                       Accumulated
                                         Amount                              Additional                   During the    Deferred
                                          Per                                 Paid-In    Subscription    Development  Compensation
                                         Share     Shares    Amount           Capital     Receivable        Stage         Cost
                                         -----     ------    ------         -----------  -------------   -----------  -------------

Balance, December 31, 1998                     296,422,907    $2,964    $14,325,076    $(13,550,976)    $(14,769)    $      --

Issuance of Common Stock, Securities
  Purchase Agreement                   $.16      4,917,276        49        802,451              --           --            --
Issuance of Common Stock, Securities
  Purchase Agreement                    .27      1,851,852        18        499,982              --           --            --
Issuance of Common Stock, for
  Services Rendered                     .22        100,000         1         21,999              --           --            --
Issuance of Common Stock, for
  Services Rendered                     .25        180,000         2         44,998              --           --            --
Beneficial Conversion Feature,
  August Debenture                                      --        --        687,500              --           --            --
Beneficial Conversion Feature,
  December Debenture                                    --        --        357,143              --           --            --
Warrant Costs, Securities
  Purchase Agreement                                    --        --        494,138              --           --      (494,138)
Warrant Costs, Securities
  Purchase Agreement                                    --        --         37,025              --           --       (37,025)
Warrant Costs, August Debenture                         --        --         52,592              --           --            --
Warrant Costs, December Debenture                       --        --          4,285              --           --            --
Amortization of Warrant Costs,
  Securities Purchase Agreement                         --        --             --              --           --       102,674
Amortization of Deferred
  Compensation Cost                                     --        --             --              --       14,769            --
Compensation Expense Related to
  Modification of Existing Options                      --        --        210,144              --           --            --
Net Loss, Year Ended
  December 31, 1999                                     --        --             --      (6,174,262)          --            --
                                               -----------    ------    -----------    ------------     --------     ---------

Balance, December 31, 1999                     303,472,035     3,034     17,537,333     (19,725,238)          --      (428,489)
                                               -----------    ------    -----------    ------------     --------     ---------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                           Common Stock                                Deficit
                                    --------------------------                       Accumulated
                                    Amount                              Additional   During the        Discount
                                     Per                                 Paid-In     Development          on
                                    Share     Shares    Amount           Capital        Stage           Warrants
                                    -----     ------    ------         -----------  -------------    -------------

Balance, December 31, 1999                  303,472,035    $3,034    $ 17,537,333     $(19,725,238)  $  (428,489)

Issuance of Common Stock,
  Exercise of Options             0.1400        600,000         6          83,994               --            --
Issuance of Common Stock,
  Exercise of Options             0.1500      1,600,000        16         239,984               --            --
Issuance of Common Stock,
  Exercise of Options             0.1600        650,000         7         103,994               --            --
Issuance of Common Stock,
  Exercise of Options             0.1700        100,000         1          16,999               --            --
Issuance of Common Stock,
  Exercise of Options             0.2100        792,500         8         166,417               --            --
Issuance of Common Stock,
  Exercise of Options             0.2500      1,000,000        10         246,090               --            --
Issuance of Common Stock,
  Exercise of Options             0.2700        281,000         3          75,867               --            --
Issuance of Common Stock,
  Exercise of Options             0.3600        135,000         1          48,599               --            --
Issuance of Common Stock,
  Exercise of Warrants            0.2040        220,589         2          44,998               --            --
Issuance of Common Stock,
  Exercise of Warrants            0.2448        220,589         2          53,998               --            --
Issuance of Common Stock,
  Exercise of Warrants            0.2750         90,909         1          24,999               --            --
Issuance of Common Stock,
  Exercise of Warrants            0.3300         90,909         1          29,999               --            --
Issuance of Common Stock,
  Conversion of Debt              0.1400     35,072,571       351       4,907,146               --            --
Issuance of Common Stock,
  Conversion of Debt              0.1900      1,431,785        14         275,535               --            --
Issuance of Common Stock,
  Conversion of Debt              0.2000      1,887,500        19         377,481               --            --
Issuance of Common Stock,
  Conversion of Debt              0.3600         43,960        --          15,667               --            --
Issuance of Common Stock,
  Cashless Exercise of
  Warrants                                      563,597         6         326,153               --            --
Issuance of Common Stock,
  Services Rendered               0.4650        100,000         1          46,499               --            --
Private Placement of
  Common Stock                    0.2200     13,636,357       136       2,999,864               --            --
Private Placement of
  Common Stock                    0.3024      4,960,317        50       1,499,950               --            --
Private Placement of
  Common Stock                    0.4000     13,265,000       133       5,305,867               --            --
Cashless Exercise of
  Warrants                                           --        --        (326,159)              --            --
Beneficial Conversion Feature,
  January Debenture                                  --        --         386,909               --            --
Warrant Costs, Consulting
  Agreement                                          --        --         200,249               --            --
Warrant Costs, January
  Debenture                                          --        --          13,600               --            --
Warrant Costs, Private
  Placement                                          --        --       3,346,414               --     (3,346,414)
Recovery of Subscription
  Receivable Previously
  Written Off                                        --        --          19,000               --            --
Amortization of Warrant Costs,
  Securities Purchase
  Agreements                                         --        --              --               --       544,163
Compensation Expense Related
  to Modification of
  Existing Options                                   --        --       1,901,927               --            --
Net Loss                                             --        --              --       (9,354,664)           --
                                            -----------    ------    ------------     ------------   -----------

Balance, December 31, 2000                  380,214,618     3,802      39,969,373      (29,079,902)   (3,230,740)
                                            -----------    ------    ------------     ------------   -----------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002




                                                Common Stock                                   Deficit
                                      -------------------------------                        Accumulated
                                      Amount                                Additional        During the        Discount
                                       Per                                   Paid-In          Development          on
                                      Share         Shares      Amount       Capital             Stage          Warrants
                                      -----         ------      ------     -----------       -------------    -------------


Balance, December 31, 2000                       380,214,618     $3,802     $ 39,969,373      $(29,079,902)     $(3,230,740)

Issuance of Common Stock,
  Exercise of Options                $0.2700          40,000          1           10,799                --               --
Issuance of Common Stock,
  Exercise of Options                 0.3600          20,000          1            7,199                --               --
Issuance of Common Stock,
  Cashless Exercise of Warrants                       76,411          1           77,491                --               --
Issuance of Common Stock,
  for Services Rendered               0.3500         100,000          1           34,999                --               --
Sale of Common Stock, for Cash        0.1500       6,666,667         66          999,933
Sale of Common Stock, for Cash        0.3000       2,000,000         20          599,980                --               --
Sale of Common Stock, for Cash        0.3200       3,125,000         31          999,969                --               --
Sale of Common Stock, for Cash        0.4000       1,387,500         14          554,986                --               --
Sale of Common Stock, for Cash        0.2700       9,666,667         96        2,609,904
Cashless Exercise of Warrants                             --         --          (77,491)               --               --
Warrant Costs, Private Placement                          --         --          168,442                --         (168,442)
Warrant Costs, Private
  Equity Line of Credit                                   --         --        1,019,153                --       (1,019,153)
Amortization of Warrant Costs,
  Securities Purchase Agreements                          --         --               --                --          985,705
Credit Arising from Modification
  of Option Terms                                         --         --          691,404                --               --
Net Loss, Year Ended
  December 31, 2001                                       --         --               --       (11,715,568)              --
                                                 -----------     ------     ------------      ------------      -----------

Balance, December 31, 2001                       403,296,863      4,033       47,666,141       (40,795,470)      (3,432,630)
                                                 -----------     ------     ------------      ------------      -----------



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

                 INCEPTION (FEBRUARY 20, 1984) TO JUNE 30, 2002



                                                   Common Stock                                    Deficit
                                        ---------------------------------                        Accumulated
                                        Amount                               Additional           During the          Discounts
                                          Per                                  Paid-In            Development            on
                                         Share      Shares        Amount       Capital               Stage             Warrants
                                        --------  -----------     -------    -----------          ------------      --------------


Balance, December 31, 2001                         403,296,863      $4,033      $  47,666,141      $(40,795,470)      $(3,432,630)

Sale of Common Stock, for Cash         0.1500        9,999,999         100          1,499,900
Sale of Common Stock, for Cash         0.1109       17,486,491         175         1,938,8130
Issuance of Common Stock,
  Conversion of Debt                   0.1100          909,091           9             99,991
Warrant Costs, Termination
  Agreement                                                                           190,757
Options Granted for Consulting
  Services                                                                            246,822
Credit Arising from Modification
  of Option Terms                                                                     177,963
Amortization of Warrant Costs,
  Securities Purchase Agreements                            --          --                 --                --           483,614
Beneficial Conversion feature,
  May Debenture                                                                        55,413
Net Loss, Six Month Period
  Ended June 30, 2002                                       --          --                 --        (5,569,481)               --
                                                   -----------      ------      -------------      ------------       -----------

Balance, June 30, 2002                             431,692,444      $4,317      $  51,875,800      $(46,364,951)      $(2,949,016)
                                                   ===========      ======      =============      ============       ===========



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                                      Inception
                                                                                    Six Months Ended                (February 20,
                                                                                          June 30,                     1984) to
                                                                                 -----------------------------         June 30,
                                                                                    2002              2001               2002
                                                                                 -----------       -----------       ------------
Cash Flows from Operating Activities:
   Net loss                                                                      $(5,569,481)      $(4,940,697)      $(46,364,951)
                                                                                 -----------       -----------       ------------
   Adjustments to reconcile net loss to net cash used by operating activities:
         Depreciation                                                                469,735           229,092          1,910,524
         Amortization of debt issue costs                                              8,370             6,974            802,929
         Amortization of deferred interest cost on beneficial
            conversion feature                                                        14,884                --          3,833,547
         Amortization of discount on warrants                                        483,614           457,423          2,519,012
         Amortization of discount on warrants - consulting services                       --                --            230,249
         Amortization of deferred compensation cost                                       --                --            760,500
         Issuance of common stock for debenture interest                               1,753                --             77,965
         Compensation expense for options and warrants                               615,542           357,975          5,005,017
         Changes in operating assets and liabilities:
            Increase in other current assets                                         (72,766)          (83,419)          (165,922)
            Increase in other assets                                                 (72,389)          (25,098)        (1,620,616)
            Increase (decrease) in accounts payable and accrued liabilities         (864,563)          169,483            985,343
                                                                                 -----------       -----------       ------------
                  Total adjustments                                                  584,180         1,112,430         14,338,548
                                                                                 -----------       -----------       ------------
                  Net cash used by operating activities                           (4,985,301)       (3,828,267)       (33,612,403)
                                                                                 -----------       -----------       ------------

Cash Flows from Investing Activities:
   Purchase of investments                                                                --                --         (6,292,979)
   Proceeds from sale of investments                                                      --                --          6,292,979
   Acquisition of property and equipment                                             (52,354)         (903,898)        (4,108,023)
                                                                                 -----------       -----------       ------------
                  Net cash used by investing activities                              (52,354)         (903,898)        (4,108,023)
                                                                                 -----------       -----------       ------------

Cash Flows from Financing Activities:
   Proceeds from issuance of convertible debt                                        500,000                --         10,000,000
   Proceeds from sale of securities, net of issuance costs                         3,438,988            83,000         26,739,046
   Payments under capital lease                                                      (77,285)          (28,688)          (244,887)
   Payments on note payable                                                          (13,790)          (10,438)           (68,666)
   Recovery of subscription receivable written off                                        --                --             19,000
                                                                                 -----------       -----------       ------------
                  Net cash provided by financing activities                        3,847,913            43,874         36,444,493
                                                                                 -----------       -----------       ------------

Net Increase (Decrease) in Cash and Cash Equivalents                              (1,189,742)       (4,688,291)          357,975

Cash and Cash Equivalents, Beginning                                               1,499,809         5,962,633           310,067
                                                                                 -----------       -----------       ------------

Cash and Cash Equivalents, Ending                                                $   310,067       $ 1,274,342       $   310,067
                                                                                 ===========       ===========       ============

Supplemental Schedule of Non-Cash Investing and Financing Activities:
   A capital lease obligation of approximately $140,000 was incurred during the six months ended June 30, 2002 when the Company entered into a lease for new equipment.



            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)



NOTE 1.  BASIS OF PRESENTATION

         The accompanying unaudited consolidated condensed financial statements at June 30, 2002 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position as of June 30, 2002 and results of operations for the three months and six months ended June 30, 2002 and 2001 and cash flows for the six months ended June 30, 2002 and 2001. All such adjustments are of a normal recurring nature. Certain general and administrative expenses from inception relating to consulting services were reclassified to compensation expense for options and warrants to be consistent with current presentation. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.


NOTE 2.  COMMITMENTS AND CONTINGENCIES

         LIQUIDITY

         The Company has accumulated net losses of approximately $46,000,000 during its history. The Company is dependent upon registration of Product R for sale before it can begin commercial operations. As used in this report, the term Product R refers to the current formulation as well as the former formulation, which is known by the trade name Reticulose(R). The Company's cash position is currently inadequate to pay all the costs associated with the full range of testing and clinical trials including the trials required by the FDA. Unless and until Product R is approved for sale in the United States or another industrially developed country, the Company will be dependent upon the continued sale of its securities, debt or equity financing for funds to meet its cash requirements.

         In February 2001, the Company entered into a private equity line of credit agreement to sell up to $50,000,000 of common stock (see Note 4
         - Private Equity Line of Credit). The Company received cash proceeds of $2,610,000 from various stock purchase agreements in December 2001. During the six months of 2002, the Company entered into stock purchase agreements dated February 7, 2002, February 21, 2002, March 22, 2002, April 12, 2002 and a Convertible Debenture agreement dated May 30, 2002 resulting in cash proceeds of $3,939,000. During July 2002, the Company entered into Convertible Debenture agreements resulting in cash proceeds of $1,500,000.

         Management believes that cash flows from sales of securities and from current financing arrangements will be sufficient to fund operations for the next year. These cash flows from securities are dependent upon the Company's ability to satisfy the conditions precedent to draw on the equity line of credit and receive the full amount of proceeds or the company's ability to sell its common stock or convertible debentures or all of the above. Management intends to continue

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         LIQUIDITY

         to sell the Company's securities in an attempt to meet its cash flow requirements; however, no assurance can be given that equity or debt financing, if and when required, will be available. There can be no assurance that the Company can maintain operations at its current levels and therefore may need to reduce certain operating costs.

         POTENTIAL CLAIM FOR ROYALTIES

         The Company may be subject to claims from certain third parties for royalties due on sale of the Company's product. The Company has not as yet received any notice of claim from such parties.

         PRODUCT LIABILITY

         The Company is unaware of any claims or threatened claims since Reticulose(R) was initially marketed in the 1940's; however, one study noted adverse reactions from highly concentrated doses in guinea pigs. The study was performed utilizing the former formulation and not the current formulation. Therefore, the Company could be subjected to claims for adverse reactions resulting from the use of Product R. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of Product R. As of the date hereof, the Company does not have product liability insurance for Product R. There can be no assurance that the Company will be able to secure such insurance in adequate amounts or at reasonable premiums if it determined to do so. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could have a material adverse effect on the Company.

         LACK OF PATENT PROTECTION

         The Company has six issued U.S. patents, some covering the composition of Product R and others covering various uses of the Product R. In addition, the Company has one issued Australian patent covering a use of Product R. Additionally, the Company has 15 pending U.S. patent applications and 21 pending foreign patent applications. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product. There can be no assurance that issued patents as well as patents that may result from pending applications will be enforceable.

         RESEARCH AGREEMENTS

         ISRAEL STUDIES

         In January 2001, the Company entered into a 12 month agreement with the Weizmann Institute of Science, and Yeda, its developmental arm in Israel, to conduct research on the

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         RESEARCH AGREEMENTS (Continued)

         ISRAEL STUDIES (Continued)

         effects of Product R on the immune system, especially on T lymphocytes. In addition, scientists will explore the effects of Product R in animal models. The total cost to the Company of this research is expected to be $118,000. As of June 30, 2002, the Company advanced $118,000 for such research, which has been accounted for as research and development expense. On July 8, 2002 the Company extended the agreement with the Weizmann Institute of Science and Yeda. Under its provisions the study period is extended for another 12 months to July 7, 2003. The total cost to the Company of this additional research is expected to be $138,000 of which a down payment of $40,000 was paid during July 2002.

         In April 2001, the Company formalized a 12 month agreement with Selikoff Center in Israel to develop clinical trials in Israel using Product R. It is anticipated that these trials will support future FDA applications. The cost of the first phase of this research is expected to be $242,000. As of June 30, 2002, the Company advanced $242,000 for such research, which has been accounted for as research and development expense. The Company is in negotiations to extend the agreement with the Selikoff Center.

         CONSULTING AND EMPLOYMENT AGREEMENTS

         HIRSCHMAN AGREEMENT

         In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases, whereby Dr. Hirschman was to provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmacological and biotechnology companies and assisting the Company in seeking joint ventures with and financing of companies in such industries. In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's common stock and the option to acquire 5,000,000 shares of the Company's common stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $0.18 per share. As of June 30, 2002, 900,000 shares have been issued upon exercise of these options for cash consideration of $162,000 under this Agreement.

         In March 1996, the Company entered into an addendum to the consulting agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman and his designees options to purchase an aggregate of 15,000,000 shares of the Company's common stock for a three year period pursuant to the following schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HIRSCHMAN AGREEMENT (Continued)

         commencing March 24, 1996 and ending February 17, 2008 at an exercise price of $0.19 per share; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending February 17, 2008 at an exercise price of $0.27 per share; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1998 and ending February 17, 2008 at an exercise price of $0.36 per share. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company.

         Dr. Hirschman assigned to third parties unaffiliated with the Company options to acquire an aggregate of three million shares of the Company's common stock, all of which assigned options have expired and are no longer exercisable.

         Effective December 31, 2001, the remaining unexercised $0.27 and $0.36 options, which had been extended to December 31, 2001, were further extended to June 30, 2002 at exercise prices of $0.28 and $0.37, respectively. As a result of this modification of the option terms, the fair value of the options was estimated to be $6,158 based on a financial analysis of the terms of the options using the Black-Scholes pricing model with the following assumptions: expected volatility of 80%; risk free interest rate of 5%. This amount has been charged to compensation expense related to modification of existing option terms during the year ended December 31, 2001. Effective June 30, 2002, the remaining unexercised $0.27 and $0.36 options were extended to December 31, 2002. As a result of this modification of the option terms, the fair value of the options was estimated to be $3,895 based on a financial analysis of the terms of the options using the Black-Scholes pricing model with the following assumptions: expected volatility of 117%; risk free interest rate of 1.7%. This amount has been charged to compensation expense related to modification of existing option terms during the quarter ended June 30, 2002.

         In May 2000, the Company and Dr. Hirschman entered into a second amended and restated employment agreement (the "Agreement") which supersedes in its entirety the July 1998 Employment Agreement. Pursuant to this Agreement, Dr. Hirschman was employed to serve as Chief Executive Officer and President of the Company until December 31, 2002, provided, however, the Agreement is extended automatically by one year, each year, unless notice of termination has been given by either Dr. Hirschman or the Company. In July 2002, the Company notified Dr. Hirschman that the Agreement will not be extended subsequent to December 31, 2004. The Agreement provides for Dr. Hirschman to receive an annual base salary of $361,000 (effective January 1, 2000), use of an automobile, major medical, disability, dental and term life insurance benefits for the term of his employment and for the payment of $100,000 to Dr. Hirschman on the earlier to occur of (i) the date an IND number is obtained from and approved by the FDA so that human research may be conducted using Product R; or (ii) the execution of an agreement relating to co-marketing pursuant to which

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HIRSCHMAN AGREEMENT (Continued)

         one or more third parties commit to make payments to the Company of at least $15 million. On September 4, 2001, the Company received an IND number from the FDA. Therefore, of the $100,000 described above, $25,000 was paid as of December 31, 2001 with an additional $25,000 paid through June 30, 2002.

         The Agreement also provides for previously issued options to acquire 23,000,000 shares of common stock at $0.27 per option share to be immediately vested as of the date of this agreement and are exercisable until February 17, 2008. The fair value of these options was estimated to be $5,328,441 ($0.2317 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6% and an expected life of 32 months. The Company is recognizing the $5,328,441 fair value of the options as compensation expense on a pro-forma basis over the 32 month service period (the term of the employment agreement).

         GALLANTAR AGREEMENT

         On October 1, 1999, the Company entered into an employment agreement with Alan Gallantar whereby Mr. Gallantar has agreed to serve as the Chief Financial Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the agreement, without cause or upon the occurrence of certain events. Such agreement provides for Mr. Gallantar to receive a base salary of $175,000, $200,000 and $225,000 annually for each of the three years of the term of the agreement as well as various performance based bonuses ranging from 10% to 50% of the base salary and various other benefits. Additionally, in connection with such agreement, the Company granted Mr. Gallantar options to purchase an aggregate of 4,547,880 shares of the Company's common stock. Such options have a term of ten years and have an exercise price of $0.24255 per share. 1,515,960 options vest on each of the first, second and third anniversary dates of this employment agreement. The fair value of these options was estimated to be $376,126 ($0.0827 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected life of ten years. The Company is recognizing the $376,126 fair value of the options as compensation expense on a pro-forma basis over the three year service period (the term of the employment agreement). Performance bonuses for Mr. Gallantar's first two years in the amount of $25,000 each year have been charged to expense in the appropriate years in the accompanying consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         OTHER EMPLOYEES

         On January 3 and December 29, 2000, the Company issued to certain other employees stock options to acquire an aggregate of 430,000 and 716,000 shares of common stock at an exercise price of $0.21 and $0.328 per share, respectively. These options expire on January 2, 2010 and December 28, 2010, respectively, and vest in 20% increments at the end of each year for five years. The fair value of the these options was estimated to be $42,342 ($0.1721 per option share) and $117,893 ($0.2788 per option share), respectively, based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6%; an expected life of ten years; and a termination rate of 10%. The Company is recognizing the fair value of the options as compensation costs on a pro-forma basis over a one year service period.

         In May 2002, the Company granted to certain of its employees options to purchase 274,000 shares of the Company's common stock. Such options have an exercise price of $0.17 per share, vest in 20% increments over a five year period commencing January 2003 through January 2012. The fair value of the these options was estimated to be $43,922 ($0.1603 per option share) and based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 117%; a risk free interest rate of 4.38%; an expected life of 9.6 years. The Company will recognize the fair value of the options as compensation costs on a pro-forma basis over 9.6 years (the term of the options).

         OPTIONS GRANTED TO MEMBERS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         In May 2002, the Company granted an aggregate of 4,150,000 options to purchase shares of the Company's Common stock to the certain Members of the Board of Directors and various committees of the Board of Directors. The exercise price was $0.12 per share exercisable 25% immediately, 25% on June 20, 2002, 25% on September 20, 2002 and 25% on December 20, 2002 through May 5, 2010. The fair value of the these options was estimated to be $455,249 ($0.1097 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 115%; a risk free interest rate of 4.88% and an expected life of eight years. The Company will recognize the fair value of the options as compensation costs on a pro-forma basis over an eight year period (the term of the options).

         In June 2002, the Company granted to Roy S. Walzer, a member of the Board of Directors and member of various committees of the Board, options to purchase 528,800 shares of common stock at an exercise price of $0.295 per share, which options are exercisable 25% immediately, 25% on September 9, 2002, 25% on December 9, 2002 and 25% on March 9, 2003 through June 9, 2010. The fair value of the these options was estimated to be $140,608 ($0.2659 per option share) based upon a financial analysis of the terms of the options using

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         OPTIONS GRANTED TO MEMBERS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES (Continued)

         the Black-Scholes Pricing Model with the following assumptions: expected volatility of 115%; a risk free interest rate of 4.88% and an expected life of eight years. The Company will recognize the fair value of the options as compensation costs on a pro-forma basis over an eight year period (the term of the options).

         Financial reporting of the Hirschman, Gallantar, other employees and Members of the Board of Directors and committees of the Board of Directors has been prepared pursuant to the Company's policy of following APB No. 25, and related interpretations, in accounting for its employee stock options. Accordingly, the following pro forma financial information is presented to reflect amortization of the fair value of the options.


                                                As Reported for the Six Months         Pro forma           As
                                                     Ended June 30, 2002               Adjustment       Adjusted
                                                -------------------------------        ----------       --------

              Net loss                                   $(5,569,481)                   $(1,140,420)   $(6,709,901)
                                                          ==========                    ===========    ===========
              Net loss per share                          $    (0.01)                   $     (0.01)   $     (0.02)
                                                          ==========                    ===========    ===========


                                               As Reported for the Three Months        Pro forma           As
                                                     Ended June 30, 2001               Adjustment       Adjusted
                                                -------------------------------        ----------       --------

              Net loss                                   $(4,940,697)                 $  (1,187,322)   $(6,128,019)
                                                          ==========                    ===========    ===========
              Net loss per share                         $     (0.01)                  $      (0.01)   $     (0.02)
                                                          ==========                    ===========    ===========

         There were no other options outstanding that would require pro forma presentation.

         COHEN AGREEMENTS

         In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement, the Company issued: (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 shares each at $0.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). Pursuant to several amendments, the remaining Bauer options were exercisable through June 30, 2000 at an option price of $0.14. The fair value of these options was estimated to be $116,101 ($0.0541 per option share) based upon a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following Through June 30, 2001, 2,855,000 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $285,500. Mr. Rizzuto sold all of his shares and all shares underlying his options. Pursuant to several amendments, the remaining Bauer options were exercisable through June 30, 2002 at an option price of $0.19. As a result

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         COHEN AGREEMENTS

         of this modification of the option terms, the fair value of the options was estimated to be $318,359 based on a financial analysis of the terms of the options using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; risk free interest rate of 5%. This amount was charged to compensation expense related to the modification of existing option terms during the year ended December 31, 2001. Effective June 30, 2002, the remaining unexercised $0.19 options were extended to December 31, 2002. As a result of this modification of the option terms, the fair value of the options was estimated to be $174,068 based on a financial analysis of the terms of the options using the Black-Scholes pricing model with the following assumptions: expected volatility of 117%; risk free interest rate of 1.7%. This amount has been charged to compensation expense related to modification of existing option terms during the quarter ended June 30, 2002. Through June 30, 2002, 6,650,500 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $696,050.

         GLOBOMAX AGREEMENT

         In January 1999, the Company entered into a consulting agreement with GloboMax, LLC to provide services at hourly rates established by the contract to the Company's Investigational New Drug application submission and to perform all work that is necessary to obtain FDA approval. In addition, GloboMax and its subcontractors are assisting the Company in conducting Phase 1 and planned Phase 2 clinical trials for Product R. The contract was extended by mutual consent of both parties. The Company has incurred approximately $5,114,000 for services rendered and reimbursement of expenses by GloboMax and its subcontractors through June 30, 2002, of which $681,000 and $84,000 was incurred during the three and six month periods, respectively.

         HARBOR VIEW AGREEMENT

         In February 2000, the Company entered into a consulting agreement with Harbor View Group, Inc. for past and future consulting services related to corporate structure, financial transactions, public relations and other matters through December 31, 2000.

         In connection with this agreement, the Company issued warrants to purchase 1,750,000 shares at an exercise price of $0.21 per share and warrants to purchase 1,750,000 shares at an exercise price of $0.26 per share until February 28, 2005. The fair value of the warrants was estimated to be $200,249 ($0.057 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 90%; a risk free interest rate of 6% and an expected holding period of eleven months (the term of the consulting agreement). This amount was amortized to consulting expense during the year ended December 31, 2000.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         HARBOR VIEW AGREEMENT (Continued)

         In May 2002, the Company entered into an agreement with Harbor View Group, Inc., which terminated all consulting agreements with Harbor View Group, Inc. as of December 31, 2001. In consideration for consulting services provided by Harbor View to the Company from January 2002 to May 2002, the Company granted to Harbor View warrants to purchase 1,000,000 shares of the Company's common stock at an exercise price of $0.18 per share. The warrants are exercisable in whole or in part at any time and from time to time prior to May 30, 2008. The fair value of the warrants was estimated to be $190,757 ($0.1908 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 117%; a risk free interest rate of 4.38% and an expected holding period of eight years. This amount was charged to compensation expense for options and warrants during the quarter ended June 30, 2002.

         In May 2002, the Company granted to members of its of the Scientific Advisory Board and Business Advisory Board options to purchase an aggregate of 2,250,000 shares of common stock at an exercise price of $0.12 per share, which options are exercisable 25% immediately, 25% on June 20, 2002, 25% on September 20, 2002 and 25% on December 20, 2002 through May 5, 2010. The fair value of the options was estimated to be $246,822 ($0.1097 per option) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 115%; a risk free interest rate of 4.88% and an expected holding period of eight years. This amount was charged to compensation expense for options and warrants during the quarter ended June 30, 2002.

         DISTRIBUTION AGREEMENTS

         The Company currently is a party to separate agreements with four different entities whereby the Company has granted exclusive rights to distribute Product R in the countries of Canada, China, Japan, Macao, Hong Kong, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile. Pursuant to these agreements, distributors are obligated to cause Product R to be approved for commercial sale in such countries and, upon such approval, to purchase from the Company certain minimum quantities of Product R to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities. To date, the Company has recorded revenue classified as other income for the sale of territorial rights under the distribution agreements. The Company has made no sales under the distribution agreements other than for testing purposes.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  STATUS OF FDA FILINGS AND CLINICAL TRIALS

         On July 30, 2001, the Company submitted an Investigational New Drug
         (IND) application to the United States Food and Drug Administration
         (FDA) to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by human papilloma virus (HPV) infection. In September 2001, the FDA cleared the Company's IND application for Product R to begin Phase 1 clinical trials. The Company has commenced these clinical trials. The Phase 1 initial trials are placebo controlled, open label, dose escalation safety studies in healthy volunteers. These studies are being conducted in the United States under the supervision of GloboMax, LLC. On April 12, 2002, the Company successfully completed Phase 1 studies and has begun to recruit clinical sites to perform clinical Phase 2 trials to investigate the efficacy and dosages of Product R in the topical treatment of genital warts. Phase 2 trials are pivotal clinical investigations designed to establish the efficacy and safety of Product R.

         In June 2002, the Israeli Ministry of Health approved the testing of Product R in the following injectable studies:

         o Phase I/II study in patients needing Salvage Therapy for AIDS. The Israeli Ministry of Health has approved these clinical trials for patients who have failed highly active anti-retroviral therapy (HAART) and require salvage therapy. The Company believes that Product R may have three major beneficial effects in patients with AIDS. First its therapeutic effects on the body wasting (cachexia) seen in patients with AIDS. Second, the mitigation of the toxicity of drugs included in HAART regimens for the treatment of AIDS. Third, Product R appears to act synergistically with drugs used in HAART regimens to suppress the replication of HIV and increase the CD4 and CD8 cell counts in patients with AIDS. Thus Product R may prove to be an important "enabler" drug in the treatment of AIDS.

         o Phase I study in Leukemia and Lymphoma Patients. The supreme medical ethics committee (Helsinki Committee) of the Israeli Ministry of Health has approved this clinical trial for the study of the treatment with injectable Product R of patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin's disease and non-Hodgkin's lymphoma, who also manifest symptoms of cachexia, that is, severe weight loss and body wasting.

         o Phase I study in patients with Solid Tumors. The Israeli Ministry of Health has approved these clinical trials for the study of the treatment with injectable Product R of body wasting (cachexia) in patients with solid tumors such as colonic, lung breast, stomach and kidney cancers.

         The Company anticipates that these clinical trials will help facilitate the planned injectable investigational new drug (IND) application process for Product R in the U.S. with the U.S. Food and Drug Administration (FDA).

         The Company may not be able to raise the funds it currently needs to begin or complete the planned topical Phase 2 clinical trials or the injectable clinical trials in Israel. While the Company continues to attempt to secure funds through the sale of its securities, there is no assurance that such funds will be raised on terms beneficial to the Company, if at all.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 4.  SECURITIES PURCHASE AGREEMENTS

         CONVERTIBLE DEBENTURES AND WARRANTS

         In connection with the issuance of several convertible debentures sold during the years 1997 to 2000, which have all been fully converted to shares of the Company's common stock, the Company issued warrants to purchase common stock. As of June 30, 2002, approximately 4.3 million warrants are outstanding with expiration dates through 2009.

         During the second quarter of 2002, the Company issued to certain investors, the 5% convertible debentures at par in private placements. Under the terms of each 5% convertible debenture, 20% of the original issue is convertible on the original date of issue at a price equal to the closing bid price quoted on the OTC Bulletin Board on the preceding trading day (except for the Rushing/Simoni issuance which had an initial conversion price of $0.11 per share). Thereafter, 20% of the principal balance may be converted at six month intervals at a conversion price equal to the higher of (i) 90% of the average closing bid price for the five trading days prior to the conversion date (the "Market Price"); or (ii) ten cents ($0.10) which amount is subject to certain adjustments. The convertible debentures, including interest accrued thereon, are payable by Advanced Viral in shares of common stock and mature two years from the date of issuance. The shares issued upon conversion of the debentures cannot be sold or transferred for a period of one year from the applicable vesting date of the convertible portion of the debentures. Based on the terms for conversion associated with this Debenture, there was an intrinsic value associated with the beneficial conversion feature of approximately $55,000 which was recorded as deferred interest expense and is presented as a discount on the convertible debenture. This amount will be amortized over an expected holding period of two years. Of this amount, $15,000 has been amortized to interest expense at June 30. 2002.

         o In May 2002, the Company sold to O. Frank Rushing and Justine Simoni $500,000 principal amount of the Company's 5% convertible debenture. On June 3, 2002, the holder converted the first 20% ($100,000) into 909,091 shares of common stock at a conversion price of $0.11 per share.

             SUBSEQUENT FINANCINGS

         Subsequent to June 30, 2002, the Company issued 5% convertible debentures as follows:

         o In July 2002, the Company sold to James F. Dicke II, a member of our Board of Directors, $1,000,000 principal amount of the Company's 5% convertible debenture. On July 3, 2002, Mr. Dicke converted the first 20% ($200,000) for 1,299,545 shares of common stock at a conversion price of $0.1539 per share.

         o In July 2002, the Company sold to Peter Lunder, a member of our Business Advisory Board $500,000 principal amount of the Company's 5% convertible debenture. No conversion has taken place to date.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 4.  SECURITIES PURCHASE AGREEMENTS (Continued)

         STOCK PURCHASE AGREEMENTS

         Pursuant to several securities purchase agreements issued during 1999 through 2001, the Company issued warrants to purchase the Company's common stock. Through December 31, 2001, the Company issued an aggregate of 44,724,652 shares of its common stock for cash consideration of $12,773,500 under these securities purchase agreements. As of June 30, 2002, under these securities purchase agreements, approximately 30 million warrants are outstanding with expiration dates through 2006.

         During the first quarter of 2002, under several stock purchase agreements, the Company sold an aggregate of 9,999,999 shares of its common stock at $0.15 per share, for cash consideration of $1,500,000.

         On April 12, 2002, pursuant to stock purchase agreements with various institutional investors, the Company issued 17,486,491 shares of its common stock at a market price of $0.11089 per share and received net proceeds of $1,938,987.

         PRIVATE EQUITY LINE OF CREDIT

         On February 9, 2001, the Company entered into an equity line of credit agreement with Cornell Capital Partners, LP, an institutional investor, to sell up to $50,000,000 of the Company's common stock. The line of credit expires August 14, 2003. Under such agreement, the Company may exercise "put options" to sell shares for certain prices based on certain average trading prices. Upon signing this agreement, the Company issued to its placement agent, May Davis Group, Inc., and certain investors, Class A warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price of $1.00 per share, exercisable in part or whole until February 9, 2006, and Class B warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price equal to the greater of $1.00 or 110% of the bid price on the applicable advance date. Such Class B warrants are exercisable pro rata with respect to the number of warrant shares as determined by the fraction of the advance payable on that date as the numerator and $20,000,000 as the denominator multiplied by 5,000,000 until sixty (60) months from the date of issuance.

         The fair value of the Class A warrants was estimated to be $1,019,153 ($0.204 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Scholes Pricing Model with the following assumptions: expected volatility of 80%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.



                              --------------------
                                   PROSPECTUS
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                                93,083,768 SHARES
                                       OF
                                  COMMON STOCK




























                                October 30, 2002